As filed with the Securities and Exchange Commission on November 19, 2020
Registration No. 333-249828

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MIDWEST HOLDING INC.
(Exact name of Registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	6311 (Primary Standard Industrial Classification Code Number)	20-0362426 (I.R.S. Employer Identification Number)
2900 South 70th Street, Suite 400
Lincoln, Nebraska 68506
(402) 489-8266
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

A. Michael Salem
Co-Chief Executive Officer
2900 South 70th Street, Suite 400
Lincoln, Nebraska 68506
(402) 489-8266
(Name, address, including zip code, and telephone number, including area code, of agent for service)
The Commission is requested to send copies of all communications to:
Reid A. Godbolt, Esq.
Jones & Keller, P.C.
1675 Broadway, 26th Floor
Denver, Colorado 80202
Telephone: (303) 573-1600
Facsimile: (303) 573-8133

Approximate date of commencement of proposed sale to the public:
As soon as practical after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(3)
Voting Common Stock, $0.001 par value per share	$50,000,000	$5,455

(1)
Includes           shares of voting common stock issuable upon the exercise of the underwriter’s option to purchase additional shares.

(2)
Estimated solely for the purposes of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.

(3)
Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED NOVEMBER 18, 2020
PRELIMINARY PROSPECTUS
Shares of Voting Common Stock

This is a public offering of voting common stock by Midwest Holding Inc. Prior to this offering, our shares were listed on the OTCQB in the over the counter market where the prices were $     bid and $     ask on     , 2020. We currently anticipate that the public offering price per share of our voting common stock will be between $     and $     per share.
We have applied to list our voting common stock on the Nasdaq Capital Market and after pricing of the offering we expect our voting common stock will begin trading under the symbol “MDWT.”
We are a “smaller reporting company” and under applicable Securities and Exchange Commission (“SEC”) rules, we have elected to take advantage of certain reduced public company reporting requirements for this prospectus and future filings.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to Midwest, before expenses	$	$

(1)
See “Underwriting” for information regarding the compensation and certain expenses payable to the underwriter by us.

We have granted the underwriter an option for a period of 30 days to purchase up to an additional      shares of our voting common stock to cover over-allotments, if any.
Investing in our voting common stock involves a high degree of risk. Before buying any shares, you should read carefully the discussion of the material risks of investing in our voting common stock under the heading “Risk Factors” beginning on page 19 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares on or about     , 2020.
Sole Bookrunner
The date of this prospectus is     , 2020.

i

ABOUT THIS PROSPECTUS
You should rely only on the information contained or incorporated by reference in this prospectus and any free writing prospectuses that we authorize for use in connection with this offering. We have not, and the underwriter has not, authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information contained or incorporated by reference in this prospectus or any free writing prospectus that we authorize for use in connection with this offering is accurate or complete as of any date other than the dates of the applicable documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.
It is important for you to read and consider all of the information contained and incorporated by reference in this prospectus and in any free writing prospectus that we authorize for use in connection with this offering before making your investment decision to purchase shares of our voting common stock in this offering.
No action is being taken in any jurisdiction outside the United States to permit a public offering of shares of our voting common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any and all restrictions applicable to this offering and the distribution of this prospectus applicable to those jurisdictions.
All share and per share information relating to our voting common stock in this prospectus has been adjusted to reflect a 500 for one reverse stock split effective August 27, 2020.
Unless the context of this prospectus indicates otherwise, the terms “Midwest,” the “Company,” “we,” “us” or “our” refer to Midwest Holding and its consolidated subsidiaries. “American Life” refers to American Life and Security Corp., our principal operating subsidiary.
INDUSTRY AND OTHER DATA
Certain industry data and market data included in this prospectus were obtained from independent market research, publicly available information, reports of governmental agencies and industry publications and surveys. All of management’s estimates presented herein are based upon management’s review of independent third-party surveys and industry publications prepared by a number of sources and other publicly available information. All of the market data used in this prospectus involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We believe that the information from these industry publications and surveys included in this prospectus is reliable. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section in this prospectus titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

WHERE YOU CAN OBTAIN MORE INFORMATION
We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which means that we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website at http://www.sec.gov where you can access reports, proxy statements, information and registration statements, and other information regarding us that we file electronically with the SEC. In addition, we make available, without charge, through our website, www.midwestholding.com, electronic copies of various filings with the SEC, including copies of Annual Reports on Form 10-K. Information on our website should not be considered a part of this prospectus, and we do not intend to incorporate in this prospectus any information contained on our website.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents filed separately with the SEC. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below, except to the extent that any information contained in those documents is deemed “furnished” in accordance with SEC rules. The documents we incorporate by reference, all of which we have previously filed with the SEC, include our:
•
Annual Report on Form 10-K for the year ended December 31, 2019;

•
Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;

•
Quarterly Report on Form 10-Q for the quarter ended June 30, 2020;

•
Quarterly Report on Form 10-Q for the quarter September 30, 2020;

•
Current Report on Form 8-K filed on April 21, 2020;

•
Current Report on Form 8-K filed on April 24, 2020;

•
Current Report on Form 8-K filed on May 26, 2020;

•
Current Report on Form 8-K filed on June 17, 2020;

•
Current Report on Form 8-K filed on August 3, 2020

•
Current Report on Form 8-K filed on August 14, 2020;

•
Current Report on Form 8-K filed on August 21, 2020; and

•
Current Report on Form 8-K filed on November 18, 2020.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus or any free writing prospectus that we authorize for use in connection with this offering modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.
You may access the documents incorporated by reference on our website at www.midwestholding.com, although our website shall not be deemed to be a part of this prospectus. You may also request a copy of any of these filings at no cost, by writing or telephoning us at the following address or telephone number:
Midwest Holding Inc.
2900 South 70th Street, Suite 400
Lincoln, Nebraska 68506
(402) 489-8266

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements contained or incorporated by reference in this prospectus constitute forward-looking statements. These statements are based on management’s expectations, estimates, projections and assumptions. In some cases, you can identify forward-looking statements by terminology including “could,” “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “intend,” or “continue,” the negative of these terms, or other comparable terminology used in connection with any discussion of future operating results or financial performance. These statements are only predictions and reflect our management’s good faith present expectation of future events and are subject to a number of important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.
Factors that may cause our actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include among others, the following possibilities:
•
our business plan, particularly including our reinsurance strategy, may not prove to be successful;

•
our reliance on third-party insurance marketing organizations to market and sell our insurance products through a network of independent agents;

•
adverse changes in the ratings obtained from independent rating agencies;

•
failure to maintain adequate reinsurance;

•
our inability to expand our insurance operations outside the 20 states and District of Columbia in which we are currently licensed;

•
our insurance products may not achieve significant market acceptance;

•
we may continue to experience operating losses in the foreseeable future;

•
the possible loss or retirement of one or more of our key executive personnel;

•
intense competition, including the intensification of price competition, the entry of new competitors, and the introduction of new products by new and existing competitors;

•
adverse state and federal legislation or regulation, including decreases in rates, limitations on premium levels, increases in minimum capital and reserve requirements, benefit mandates and tax treatment of insurance products;

•
fluctuations in interest rates causing a reduction of investment income or increase in interest expense and in the market value of interest-rate sensitive investment;

•
failure to obtain new customers, retain existing customers, or reductions in policies in force by existing customers;

•
higher service, administrative, or general expense due to the need for additional advertising, marketing, administrative or management information systems expenditures;

•
changes in our liquidity due to changes in asset and liability matching;

•
possible claims relating to sales practices for insurance products; and

•
lawsuits in the ordinary course of business.

See “Risk Factors” beginning on page 19 for further discussion of the material risks associated with our business and an investment in our voting common stock.
You should not place undue reliance on any forward-looking statement. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY
This summary highlights information appearing elsewhere in this prospectus or in documents incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in our voting common stock. You should read this entire prospectus and incorporated documents carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes appearing at the end of this prospectus, before making any investment decision. In this prospectus, we make certain forward-looking statements, including expectations relating to our future performance. These expectations reflect our management’s view of our prospects and are subject to the risks described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Our expectations for our future performance may change after the date of this prospectus and there is no guarantee that such expectations will prove to be accurate. Unless the context otherwise requires, we use the terms “Midwest Holding,” the “Company,” “we,” “us” and “our” in this prospectus to refer to Midwest Holding Inc.
Our Company
We are a rapidly-growing financial services company focused on providing technology-enabled and services-oriented solutions to distributors and reinsurers of annuity and life insurance products in the United States. We utilize our technology platform and insurance company capabilities supported by reinsurance to develop and distribute what we believe to be competitive insurance products through third-party independent marketing organizations (“IMOs”). We seek to provide cost-effective and efficient policy administration services and asset management services as a comprehensive solution for reinsurers.
We believe that our differentiated business model, operating capabilities and scalable technology platform provides distributors and reinsurers with more flexible and lower-cost solutions than traditional insurance companies and associated service providers. We seek to create value through our ability to provide distributors and reinsurers with annuity and life product innovation, speed to market for new products, competitive rates and commissions, and streamlined customer and agent experience. We provide increased ease of use and serve customers and agents more efficiently and at lower costs than typical insurance companies. Our capital efficient model allows us to support increasing product sales volumes of distributors with capacity provided by third party reinsurers.
We provide an end-to-end solution to manage annuity and life insurance policies that includes a broad set of product development, distribution support, policy administration, and asset liability management services. Our technology platform enables us to efficiently develop, sell and administer a wide range of annuity and life products and we believe that it provides cost-effective product development, sales and administration as we scale our business through increased product sales. We also provide asset management services to third party insurers and reinsurers.
We currently emphasize the offering of annuity products, including multi-year guaranteed annuity (“MYGA”) and fixed indexed annuity (“FIA”) policies, through IMOs that offer annuity and life products, infrastructure and other services to independent insurance agents across the United States. We further provide IMOs our product development expertise, administrative capabilities and technology platform. We reinsure substantially all of our insurance policies with third party reinsurers and our captive reinsurance subsidiary, Seneca Reinsurance Company, LLC (“Seneca Re”). Our third party reinsurers include traditional reinsurers and capital markets reinsurers.
We were formed in 2003 as a financial services company and began our insurance operations in 2009. In 2018, we underwent a change in control transaction with entities controlled by our Co-Chief Executive Officers, Michael Minnich and A. Michael Salem. Following this transaction, we began implementing our current strategic plan and business model.
We operate our business through three subsidiaries. American Life & Security Corp. (“American Life”) is a Nebraska-domiciled life insurance company, which is also commercially domiciled in Texas that is currently licensed to sell, underwrite, and market life insurance and annuity products in 20 states and the District of Columbia. During 2020, American Life was granted licenses in six states, including Ohio, Louisiana and Kansas and it has licensing applications pending in Oregon and Puerto Rico. American Life obtained a rating of B++ from A.M. Best Company (“A.M. Best”), a leading rating agency for insurance companies, in December 2018 that was affirmed in 2019. Seneca Re is a Vermont-domiciled sponsored captive reinsurance company that we established on March 12, 2020 for the purpose of reinsuring various types of risks on behalf of American Life and third party capital providers through special purpose reinsurance entities. 1505 Capital LLC (“1505 Capital”), a Delaware limited liability company of which we acquired majority ownership in 2019 and 100% ownership on June 15, 2020, provides financial and investment advisory and management services.
We seek to deliver long-term stockholder value by growing our premium volumes and generating fee-based revenue with attractive profit margins. We have grown substantially since we transformed our business model and began selling our first annuity policies in 2019. We generate fees and other revenue based on the gross written premium of the annuity policies we issue, reinsure and administer. For the year ended December 31, 2019, we generated $161.4 million of direct written premium on a statutory accounting practices (“SAP”) basis and as prescribed or permitted by the Nebraska Department of Insurance (the “NDOI”). For the nine months ended September 30, 2020, we generated $279.5 million of direct written premium on a SAP basis representing a 252% increase over the $79.5 million of direct written premium on a SAP basis that we generated for the nine months ended September 30, 2019. Information for the last twelve months (“LTM”) ended September 30, 2020 is also presented.
Annuity Direct Written Premium (SAP)
($ in millions)
	2018	2019	YTD 9/30/19	YTD 9/30/20	LTM 9/30/20
Annuity Direct Written Premium	$0.0	$161.4	$79.5	$279.5	$361.4
For the year ended December 31, 2019, we generated $3.4 million of revenue while incurring a $5.7 million net loss. For the same time period, we generated $7.1 million in Adjusted Revenue while incurring a $2.1 million Adjusted Net Loss.
For the nine months ended September 30, 2020, we generated $11.4 million of revenue, representing 278% growth over the $3.0 million of revenue that we generated for the nine months ended September 30, 2019. During the nine months ended September 30, 2020, we generated a $0.5 million net loss compared to the $4.0 million net loss we generated for the nine months ended September 30, 2019. Adjusted Revenue increased 160% from $5.8 million for the nine months ended September 30, 2019 to $15.2 million for the nine months ended September 30, 2020. During the nine months ended September 30, 2020, we generated $3.3 million in Adjusted Net Income, an improvement over the nine months ended September 30, 2019, when we had an Adjusted Net Loss of $1.2 million.
Adjusted Revenue and Adjusted Net Income are Non-Generally Accepted Accounting Principles (“GAAP”) financial measures that we use to measure our operating performance. For a reconciliation of these Non-GAAP financial measures to our GAAP financial measures, please see “Selected Financial and Operating Data — Non-GAAP Financial Measures” in this prospectus.
Our Business Model
In 2018, we launched our business plan to become a capital efficient, technology-enabled and services-oriented solutions provider to the annuity and life markets. We provide insurance distributors and reinsurers with an end-to-end solution to develop, issue and administer annuity products.

We utilize our insurance and ancillary services businesses to develop and issue annuities through IMOs. We reinsure substantially all of the financial risk associated with our policies to third party reinsurers, including traditional and capital markets reinsurers, and Seneca Re. We also have the flexibility to selectively retain assets and liabilities associated with our policies when we expect that doing so will provide an attractive return on our capital.
Through our ancillary services businesses we administer the policies we issue and provide asset liability management services to our reinsurance partners for a fee. Through Seneca Re, we also assist capital market investors in establishing and licensing new special purpose reinsurance entities. We believe our broad service offering provides a growing and valuable fee stream and expect that our policy administration and asset management fee income will increase as we grow our number of administered policies and the associated assets that we manage. In the future, we expect to have opportunities to increase our policy administration and asset management revenue by providing these services on a stand-alone basis to new customers.
We seek to create value for our distribution and reinsurance partners by facilitating product innovation, rapid speed to market for new products, competitively-priced products, streamlined customer and agent experience, and efficient technology-enabled operations. We generate fee income from reinsurers in the form of ceding commissions, policy administration fees and asset management fees. We typically receive upfront ceding commissions and expense reimbursements at the time the policies are reinsured and policy administration fees over the policy lifetimes. We also earn asset management fees on the assets we hold that support the obligations of many of our reinsurers.
Our reinsurance strategy helps alleviate our insurance regulatory capital requirements because policies that are reinsured require less capital and surplus reserves than policies retained by us. In our insurance and reinsurance company subsidiaries we seek to maximize total investment return while limiting credit and investment duration risk and diversifying our investments across a broad range of fixed income instruments.
Our Products
Through American Life, we presently issue several MYGA and FIA products. American Life’s MYGA products are five-year single premium deferred individual annuity contracts, providing consumers with an attractive, low risk, predictable and tax-deferred investment option. American Life’s FIA products are long-term (10-year) annuity products with interest rates that are tied, in part, to published stock market indices chosen by customers. The FIA products are modified single premium annuity contracts designed for individuals seeking to benefit from potential market gains while minimizing the risk of market loss. American Life began selling its first MYGA and FIA products in 2019.
We expect to expand American Life’s product line and to introduce other insurance products into the market in the future. Depending on market demand, we expect to consider having American Life write a wide variety of insurance products, including fixed deferred, fixed indexed and other annuities, in addition to life and Medicare supplemental insurance products. Any new insurance products we create must be filed with and approved by appropriate state insurance regulatory authorities before being sold. American Life’s MYGA and FIA products were developed using the services of an independent qualified consulting actuary, and we expect that any new products will utilize similar services.

Our Ancillary Services
Policy Administration
We provide a cloud-based policy administration solution we call m.pas, which currently operates as a division of American Life, but later may be established as a separate entity within the Company. We built m.pas to provide a scalable policy administration solution for annuity and life products. Its policy administration platform is a flexible solution designed to aggregate and manage structured and unstructured data, providing operational efficiencies that lead to lower policy administration costs relative to traditional life and annuity carriers. Our technology-enabled solution also provides accelerated new product launch capabilities and our platform facilitates integration of liability management into traditional asset portfolio risk systems of our reinsurers and capital markets investors and investors that sponsor reinsurers. We are under contract with our annuity reinsurers to administer all policies ceded under our various reinsurance agreements. We believe this solution creates an opportunity to expand these services into a broader business as a third party administrator for other insurers as we expand our capabilities.
Asset Management
1505 Capital is an SEC-registered investment advisor offering comprehensive asset-liability management services to American Life, third party reinsurers and third party insurance clients. 1505 Capital provides its expertise, infrastructure and scale to develop and implement customized solutions for clients seeking to optimize portfolio yields, liquidity, maturity profile, risk and capital monitoring, and asset-liability management. 1505 Capital also focuses on originating and managing commercial mortgages and structured products.
We hold as collateral deposits for certain reinsurers or require them to maintain a trust that has assets we hold as collateral backing up the reinsurer’s obligations. Reinsurers may appoint 1505 Capital to manage these assets pursuant to guidelines adopted by us that are consistent with state investment statutes and reinsurance regulations. 1505 Capital had $420 million in assets under management as of September 30, 2020.
Our Partners
Distributors
We currently have selling agreements with eight IMOs that contract with numerous independent agents to sell our annuity policies. The IMOs recruit, train and support independent agents that sell annuities, life insurance and other financial products to consumers. As of October 30, 2020, approximately 657 independent agents of our IMOs had sold our annuity products in 2019 and 2020. We require independent agents that distribute our policies to complete our product and compliance training in anti-money laundering, annuity products and annuity suitability, and the annuity policies we offer. As of October 30, 2020, we had approximately 1,117 active agents.
We support our distribution partners by enabling them to introduce additional products, meet the needs of independent agents and consumers, implement flexible policy designs and bring new products to market quickly. Our technology capabilities allow for flexible product design with speed to market to meet the needs of independent agents and consumers. We may develop products exclusively with certain IMOs to provide specific products that have a perceived competitive advantage. We believe that if we are able to achieve an upgrade of American Life’s A.M. Best rating to A, it would increase the demand for our products distributed by our existing IMOs, and would attract additional distribution and reinsurance partners. We believe such an upgrade would provide us access to new institutional distribution channels, including small to mid-sized banks and broker-dealers.
Reinsurers
Reinsurance is an integral part of our business plan. We market, underwrite and issue annuity products through American Life and then reinsure substantially all of those policies with third party reinsurers and Seneca Re. We partner with traditional reinsurers and reinsurers sponsored by capital market investors, including asset managers and institutional investors. We believe this strategy helps us preserve our capital while supporting sales growth because we have lower capital requirements when the policy liabilities are reinsured than when we retain all of the policy liabilities.
We typically reinsure our policies within three to six months of being issued through block reinsurance transactions. We expect that our ability to accumulate and reinsure larger portfolios of policies over time will increase the number of reinsurers who seek to reinsure our liabilities. We often mitigate the credit risk associated with our reinsurers by requiring financial commitments to secure the reinsured risks, primarily the posting of collateral with us. Under these reinsurance agreements, there is a monthly or quarterly settlement of premiums, claims, surrenders, collateral and other administration fees.
Seneca Re was formed to operate as a sponsored captive insurance company for the purpose of reinsuring insurance policies through one or more single purpose entities, or “protected cells,” under Vermont insurance regulations. Seneca Re provides an efficient structure for capital markets investors to reinsure our policies through protected cells that it manages.
Our Technology
Our business model utilizes a modern, end-to-end, cloud based technology platform that we began implementing in 2018. Our technology platform enables us to develop, sell and administer a broad range of competitive annuity and other life products. We license key components of our technology from third party software providers, including product development, new business, distribution management and policy administration applications. We believe this allows us to provide market leading technology capabilities with limited capital investment and increased flexibility. In addition, we have added several core technology integrations to optimize the speed and efficiency of our interactions with IMOs, their agents and policyholders, including document management, electronic application capability, secure log-ins and an agent and policyholder portal. We believe our technology platform provides cost effective product development, sales and administration that enables us to control the growth of our operating and other expenses while expanding our operations and growing our sales volume. We expect to leverage our internal capabilities to continue to optimize our technology platform, including additional proprietary applications.
Our Market Opportunity
We participate in a large U.S. market that we expect to grow in part due to a number of demographic trends. As measured by annual premiums written, annuities are the largest product line in the life, annuity, and accident and health sector. Annuities play an important role in retirement planning by providing individuals with stable, tax-efficient sources of income. Annual annuity considerations, also referred to as premiums, accounted for $296 billion of annual premiums, or approximately 32% of the $934 billion of total annual life, annuity, and accident and health premiums in 2019. The most common annuities are fixed and variable and can be written on an individual or group basis. Our current products are fixed annuities written on an individual basis. We estimate that the total addressable U.S. market for fixed annuity products purchased by individuals is approximately $140 billion of annual premium. We estimate our current share of the individual fixed annuity market to be less than 0.5%.
An increasing portion of the U.S. population is of retirement age and is expected to increase the retirement income needs of retirees. The number of people of retirement age has increased significantly since 2010, driven by the aging of the “Baby Boomer” generation. The U.S. population over 65 years old is forecast to grow from 55 million in 2020 to an estimated 79 million in the next 20 years, according to the United Nations. By 2040, the portion of the U.S. population aged over 65 years old is expected to represent over 21% of the total population compared to under 17% in 2020.

Source: United Nations World Population Prospects — 2019.
Annuities in the U.S. are distributed through a number of channels, most of which are independent from companies that issue annuities. Independent distribution channels serve as the primary and a growing source of annuity distribution. In 2019, approximately 76% of U.S. individual annuity sales occurred through independent distributors, including independent agents, broker-dealers, and banks, representing an increase from approximately 70% in 2015. Independent agents are the second largest distribution channel, behind independent broker-dealers, accounting for approximately 20% of U.S. individual annuity sales in 2019. IMOs provide independent agents with access to annuity products along with operational support services and functionality to support their distribution activities. The infrastructure and support services provided by IMOs to independent agents are critical to the success of independent agents and their ability to serve their customers and generate additional sales. Independent broker-dealers, full-service national broker-dealers and banks collectively accounted for 62% of U.S. individual annuity sales in 2019. These distribution channels typically only distribute annuities with an A.M. Best rating of A- or higher.
In recent years, capital markets investors have been actively seeking annuity and life insurance risk by investing in and acquiring insurance and reinsurance companies. Fixed annuities provide upfront premiums and stable, long-term payment obligations and are thus attractive sources of liability-funded assets for a variety of traditional and alternative asset managers and investors. There are significant regulatory and operational hurdles for capital providers looking to enter the annuity market. These hurdles are exacerbated by the limited legacy administrative capabilities, product development processes and technology systems, of traditional insurers and reinsurers. We provide asset managers and investors the ability to seamlessly access funding from annuity business through a variety of reinsurance entities that we can form quickly and operate efficiently with lower upfront and ongoing regulatory and operating costs.
Our Competitive Strengths
Differentiated Value Proposition
We provide insurance product development, policy administration and asset management services, enhanced by American Life’s A.M. Best financial strength rating and licenses to sell annuity products in 20 states and the District of Columbia. We believe that our focus on the needs of our product distributors, reinsurers and capital markets investors and the value-added services we offer them will enable us to develop deep and long-standing industry relationships. We have developed and implemented a technology platform and administrative services that we believe will expand our revenue opportunities, maintain low operating costs and increase customer value for our distribution partners, and allow us to provide high quality, efficient services to our various industry partners. We believe our business model and multi-service capabilities provide our reinsurance and capital provider participants with attractive capital deployment opportunities with us.
We believe our ongoing strategy to have American Life become licensed to sell insurance in additional states and seek a higher A.M. Best rating will further strengthen our value. Our increased capital resources as a result of this offering will also enable us to offer larger scale product and portfolio opportunities to our distribution and reinsurance partners.

Several Revenue Sources
Our business model generates upfront ceding commissions and fee based revenue from recurring policy administration and asset management fees. We receive ceding commissions and expense reimbursement from reinsurers at the time we cede our primary insurance liabilities to them, providing meaningful cash flow. During the nine months ended September 30, 2020, we generated $8.2 million in upfront ceding commissions, recorded on our financial statements as deferred gains on reinsurance, most of which have not yet been recognized as revenue under GAAP. We also receive policy administration fees on policies that we issue and manage, and we receive asset management fees from most of our third party reinsurers relating to assets they deposit as collateral to cover claims on the policies they reinsure. These fees are typically received over the life of our annuity products, usually over five to ten years, thereby providing a stable revenue stream.
Efficient and Flexible Capital Structure
We have a capital efficient business model that utilizes our insurance and reinsurance affiliates to transfer assets and liabilities associated with our issued products to third party capital providers and our captive reinsurer via reinsurance agreements. This strategy reduces our regulatory capital and surplus requirements because policies that are reinsured require less capital and surplus reserves than policies retained by us, allowing us to scale our business because we do not have significant capital constraints. Our enhanced capital position following the completion of this offering will allow us to develop larger portfolios of policies that can then be reinsured.
Effective Use of Technology
We are well-positioned to capitalize on the accelerating trend of digital transformation across the insurance industry. We believe our modern, fully functional technology platform provides us a significant opportunity to penetrate large addressable markets now being served by traditional insurance providers whose product development cycles and product development costs are greater than ours. We use our technology to efficiently develop, underwrite, distribute and administer competitive annuity products through IMOs as well as an interactive and seamless customer and selling agent experience.
Scalable, Low-Cost Operations
We focus on maintaining low operating expenses and investing in technology enhanced processes that improve the efficiency and effectiveness of developing, distributing, issuing and managing our insurance products. We believe our low operating expenses allow us to develop attractively priced products that are desirable for our IMOs to market. We currently operate successfully on a small scale in a large addressable market, and have a predominantly fixed cost base and a relatively low employee headcount. Going forward, our technology platform and streamlined processes will enable us to be highly scalable and allow us to produce incremental premium volumes without significant additional investment in infrastructure and with low incremental fixed operating, including labor, costs.
Low-Risk, Profitable Business Model
We believe our business model enables us to operate with reduced risk while increasing our potential profitability because substantially all of the liabilities associated with policies we write are reinsured. As a result, we retain minimal financial risk other than the credit risk of our reinsurance providers, for whom we hold collateral to provide for policy claims or who have creditworthy ratings. American Life’s MYGA and FIA products have fixed, predictable costs with low volatility and surrender charges that discourage redemptions prior to maturity, and contain features to reward persistency.
We generate revenue through the ceding commissions and other fee income we receive from our reinsurance providers and the ancillary services we provide. Also, we incur minimal direct expenses associated with the ceding commissions we generate and we incur low incremental expenses on additional policy volumes we produce. As a result, we believe we will be able to convert a significant portion of incremental fee-based income from additional premium volume into operating income. Because we have a fully integrated technology platform, we also expect that we will be able to increase our operating margins as we continue to scale our business.

Entrepreneurial, Highly Experienced and Aligned Management Team
Our highly experienced, entrepreneurial senior management team has extensive experience in insurance, technology, and investment management. Mike Minnich, our Co-Chief Executive Officer, has 25 years of experience in asset management, insurance company management, technology and risk management. Prior to joining Midwest, Mike served as Managing member of Rendezvous Capital LLC, a New York firm advising insurers on capital and investments. Previously, Mike was a Managing Director at Swiss Re, where he managed a multibillion-dollar investment portfolio. Michael Salem, our other Co-Chief Executive Officer, has over 16 years of experience in insurance investing, distribution and technology. Prior to joining Midwest, Michael co-founded Vanbridge LLC, a specialty insurance intermediary that was acquired in 2018 by EPIC Insurance Brokers and Consultants. Prior to Vanbridge, Michael was a founding portfolio manager at Arrowgrass Capital Partners, a multibillion-dollar hedge fund.
Messrs. Minnich and Salem, who will own approximately      % of our outstanding voting common stock immediately following the completion of this offering, will continue to be meaningful owners of Midwest Holding and whose interests will remain closely aligned with our stockholders.
Our Growth Strategy
Expand Market Presence
We believe that our current product offerings will enable us to continue policy sales growth as we increase the number of states in which we become licensed to sell insurance. Our primary insurance company, American Life, is licensed to sell, underwrite, and market annuity and life insurance products in 20 states and the District of Columbia. American Life has been granted licenses in six states during 2020, including Ohio, Louisiana and Kansas and has licensing applications pending in Oregon and Puerto Rico. Many of our IMOs distribute to insurance agents throughout the United States and we expect they will increase their sales volume as American Life enters new states. Because of our technology platform and capabilities we also expect to gain market share through flexible product offerings. We also expect to increase the total addressable market by joining with our IMOs to develop innovative products for customers who previously elected not to purchase annuities.
The states in which we currently operate represented over $103 billion in total annuity premiums during 2019, or 35% of total annuity premiums in the U.S. By comparison, we generated $361.4 million of total annuity premiums under SAP for the 12 months ended September 30, 2020. The states in which we are not currently active represented over $193 billion in total annuity premiums during 2019, or 65% of total annuity premiums in the U.S. We may also pursue the acquisition of one or more insurance companies that have active licenses in additional states or additional licenses in existing states.
Increase Product Offerings
American Life currently offers four annuity products, consisting of one MYGA and three FIAs. Our average time to launch new products has been between three and five months from starting development to market introduction. We believe our business model, coupled with our IMO relationships, allows us to compete effectively for insurance business due to our technology platform and small size, which enables us to respond to market opportunities by developing new products quickly.
We develop our products in close consultation with our independent consulting actuary and IMOs that we believe have an in-depth understanding of the demands of the marketplace. Our goal is to create and refine products rapidly and cost effectively where we perceive market demand and interest from IMOs, and have available reinsurance capacity.
Develop Additional Distribution and Reinsurance Relationships
We currently distribute annuity products through eight third party IMOs that offer products, infrastructure and other services to independent insurance agents across the U.S. We believe our capital efficient product development, prompt policy processing, operating flexibility and speed to market make us a desirable partner for insurance distributors. We expect to continue to grow by increasing volumes with our current IMOs and by establishing new IMO relationships.
We expect to leverage the relationships we have with reinsurers, capital markets investors and reinsurance intermediaries to develop new reinsurance relationships. In 2020, we established Seneca Re to operate as a sponsored captive insurance company for the purpose of insuring and reinsuring various types of risks on behalf of Midwest and third party capital providers through one or more protected cells. Also, in early 2020, we developed a strategic relationship with Crestline Assurance Holdings LLC and its affiliates (collectively, “Crestline”) to provide reinsurance capital and access to high-quality assets with attractive risk-adjusted returns. In April 2020, Seneca Re entered into its first flow quota share reinsurance agreement with American Life. We launched our first protected cell (“SRC1”) in May 2020 and a second protected cell (“SRC2”) funded by Crestline in July 2020.
Exploit Established Corporate Platform
We believe that we have the leadership and corporate culture, industry relationships, infrastructure and technology to achieve continued growth and improve operating margins with increased sales. We believe we have an efficient corporate platform to support a significant increase in our sales volume, an expansion of our distribution relationships, and the development of new annuity and other life insurance products without significant additional investment in infrastructure and with low incremental fixed operating costs. As a result, we believe we should be able to convert a significant portion of incremental fee income from additional sales volumes into operating income.
As we grow, we expect that we will benefit from increased scale and diversification of our business in seeking to optimize the terms of our reinsurance transactions.
Increase Revenue from Complementary Services
In addition to the ceding commissions we receive through our reinsurance strategy, we generate recurring fee income for providing policy administration and asset management services to third party reinsurers. We are contracted to administer all of our policies ceded under various reinsurance agreements. We also provide asset management services for most of our third party reinsurers. In 2019, we acquired a majority ownership of 1505 Capital to enhance our asset management capabilities and we purchased all of the remaining ownership of 1505 Capital effective June 15, 2020. We may develop or acquire additional asset management expertise and capabilities to provide expanded asset origination and sourcing to our reinsurance partners. We believe our complementary services provide a differentiated comprehensive solution to third party reinsurers that will allow us to develop new reinsurer relationships, including with capital markets investors.
Continue to Invest in Technology Capabilities
Our business strategy is centered upon our steadfast commitment to apply technology to improve and expand our business. We have developed a modern technology platform with a combination of proprietary and third party systems that enables us to efficiently develop, sell and administer a broad range of annuity and life insurance products. We expect to continue to develop our technology platform to expand the technology-enabled capabilities we offer to distributors and reinsurers.
History
We are a financial services holding company that was originally incorporated in Nebraska in October 2003. In September 2009, American Life was issued a certificate of authority to conduct life insurance business in Nebraska. In June 2018, we underwent a change in control as a result of the closing of a Loan, Convertible Preferred Stock and Convertible Senior Secured Note Purchase Agreement (the “Xenith Agreement”) with a then non-affiliated third party, Xenith Holdings LLC (“Xenith”). Xenith was a wholly controlled subsidiary of Vespoint LLC (“Vespoint”), which was also the manager of Xenith. Vespoint is owned and managed by investment funds controlled by Michael Minnich and A. Michael Salem. Pursuant to the Xenith Agreement, we issued Series C Preferred Stock and convertible senior secured notes to Xenith between June and December 2018. Of the funds received from Xenith, we contributed

$20.5 million to American Life through capital contributions. Following the closing of the Xenith Agreement, we embarked on implementing our current business plan. At the closing of the Xenith Agreement, Messrs. Minnich and Salem were appointed as executive officers of American Life and later as the Company’s Executive Chairman and Chief Executive Officer, respectively, in 2019. They were appointed Co-Chief Executive Officers on November 16, 2020.
In June 2019, the Xenith Series C Preferred Stock and convertible senior secured notes were converted into 145,709 shares of our voting common stock. In August 2020, Xenith distributed all of its shares of our voting common stock to its members, including Vespoint. On November 10, 2020, Vespoint distributed all of its shares of our voting common stock to its members, which included entities owned and controlled by Messrs. Minnich and Salem.
In August 2020, we effected a 500 for one reverse stock split of our issued and outstanding shares of voting common stock and we reincorporated in Delaware.
Crestline Relationship
On April 24, 2020, we entered into a Securities Purchase Agreement with Crestline. Crestline is an institutional alternative investment management firm. Pursuant to the Securities Purchase Agreement, we issued 444,444 shares of our voting common stock to Crestline for aggregate proceeds of $10.0 million. Also, on April 24, 2020, we issued 231,655 shares of our voting common stock to various other investors in separate transactions for approximately $5.3 million. We contributed $5.0 million of the net proceeds to American Life and used $3.3 million of the proceeds to capitalize Seneca Re and its first protected cell. We also entered into a Stockholders Agreement along with Xenith and Vespoint that grants Crestline certain rights discussed in this prospectus under “Certain Relationships and Related Party Transactions.” Also, Douglas K. Bratton, a principal of Crestline, was appointed as a director of both our board of directors and the board of directors of American Life.
In addition, also effective April 24, 2020, American Life entered into a three-year master letter agreement and pursuant thereto, on July 27, 2020, Crestline, American Life and SRC2 entered into related reinsurance, trust and asset management agreements, whereby Crestline agreed to provide funding for quota share reinsurance for liabilities of MYGAs and FIAs issued by American Life and to manage assets held by SRC2 in connection therewith. Through September 30, 2020, American Life had ceded $80.3 million face amount of annuities to SRC2 (which was funded with $40 million in capital by Crestline). American Life received ceding fees under SAP of $3,837,996 and expense reimbursements under SAP of $7,247,966 in connection with these reinsurance transactions during the nine months ended September 30, 2020.
Employees
As of November 13, 2020, we had 41 full time employees.

The Offering
Voting common stock offered by us
       shares of voting common stock, par value $.001 per share (or        shares if the underwriter exercises its over-allotment option in full).
Voting common stock outstanding after the offering
       shares (or        shares if the underwriter exercises its over-allotment option in full).
Offering price
$       per share.
Use of proceeds
We intend to use the net proceeds of this offering (i) to contribute capital to American Life to support additional growth, including possible product expansion; and (ii) for general corporate purposes, which may include acquisitions. See “Use of Proceeds.”
Dividends on voting common stock
We have not paid cash dividends on our voting common stock and do not plan to do so in the foreseeable future. See “Dividend Policy.”
Risk factors
An investment in our voting common stock involves a high degree of risk. You should carefully read and consider the risks discussed under the caption “Risk Factors” beginning on page 19 and all other information included and incorporated by reference in this prospectus before making a decision to invest in shares of our voting common stock in this offering.
Nasdaq Capital Market Symbol (Proposed)
MDWT
The number of shares of our voting common stock to be outstanding after this offering is based on        shares outstanding as of       , 2020. Unless otherwise indicated, the number of outstanding shares of voting common stock presented in this prospectus excludes:        shares of our voting common stock issuable pursuant to the exercise of the underwriter’s over-allotment option; and 433,403 shares of our voting common stock that are available for future issuance under our 2019 Long-Term Equity Plan and our 2020 Long-Term Equity Plan.
Summary of Risks Associated with our Business
Our business is subject to risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus. These risks include, but are not limited to, the following:
•
Our reliance on third-party insurance marketing organizations to market and sell our insurance products could face difficulties that could adversely affect our results of operations and financial condition.

•
Our reinsurance program was designed to enable us to write larger amounts of business while limiting our risk exposure and maximizing the use of our available regulatory capital. Market conditions beyond our control impact the availability and cost of the reinsurance we purchase. No assurances can be given that reinsurance will remain continuously available to us to the same extent and on the same terms and rates as currently available. We remain liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by that reinsurer.

•
Financial strength ratings are important factors in establishing the competitive position of insurance companies and generally have an effect on an insurance company’s business. The inability to obtain an upgrade to our financial strength rating from A.M. Best, or the possibility of a downgrade in our rating, may have a material adverse effect on our competitive position, the marketability of our product offerings.

•
Our new insurance products and other products we may develop may not achieve market penetration.

•
Fluctuations in interest rates causing a reduction of investment income or increase in interest expense and the market value of interest-rate sensitive investments could adversely affect our business.

•
The insurance industry is highly regulated and our activities are restricted as a result. State insurance regulators are charged with protecting policyholders and have broad regulatory, supervisory and administrative powers over our business practices, including, among other things, the power to grant and revoke licenses to transact business, and the power to regulate and approve underwriting practices and rate changes, which may delay the implementation of premium rate changes or prevent us from making changes we believe are necessary to match rate to risk.

•
The domiciliary regulator of American Life, the NDOI, imposes risk-based capital requirements on us to ensure that insurance companies maintain appropriate levels of surplus to support our overall business operations and to protect customers against adverse developments. If the amount of our capital falls below this minimum, we may face restrictions with respect to soliciting new business and/or keeping existing business. Similar regulations will apply in other states in which American Life currently or may operate.

•
We are highly dependent upon Mike Minnich, A. Michael Salem and Mark A. Oliver, and the loss of any of these officers could materially and adversely affect our business.

•
The annuity and life insurance industry is highly competitive. Many of the life insurance companies authorized to do business in states where we conduct business are well-established companies with good reputations that offer broader lines of insurance products, have larger selling organizations, and possess significantly greater financial and human resources than Midwest and American Life. Our business will suffer if we are unable to compete effectively.

•
The ongoing events resulting from the outbreak of the COVID-19 pandemic, and the uncertainty regarding future similar events, could have an adverse impact on our financial condition and results of operations.

•
Catastrophes may adversely impact liabilities for policyholder claims and reinsurance availability.

•
Our new business plan, seeking to become a capital efficient, technology-enabled and service-oriented solutions provider to the annuity and life markets, may not be successful.

•
We have experienced significant operating losses and may not be able to reverse them in the foreseeable future.

•
The impact on customers and vendors of sustained or significant deterioration in national or worldwide economic conditions could adversely affect our business.

•
We are exposed to significant financial and capital markets risk, including changes in interest rates, equity prices, market volatility, the performance of the economy in general, the performance of the specific obligors included in our portfolio and other factors outside our control. Our exposure to interest rate risk relates primarily to the market price and cash flow variability associated with changes in interest rates.

•
Our business success depends, in part, on safe and effective information technology systems and on continuing to develop and implement improvements in our technology.

Risks Associated with this Offering
•
The market price and trading volume of our voting common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

•
Our failure to meet the continued listing requirements of the Nasdaq Capital Market could result in a delisting of our voting common stock.

•
Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

•
There may be future issuances or resales of our voting common stock, including by our management, which may materially and adversely affect the market price of our voting common stock.

•
We do not expect to pay any cash dividends to stockholders.

Summary Selected Financial and Operating Data
The following table sets forth summary selected consolidated financial data of the Company. The financial data as of and for the nine months ended September 30, 2020 and 2019 have been derived from our unaudited financial statements for the nine months ended September 30, 2020, which are included in this prospectus. The financial data as of December 31, 2019 and 2018 and for the years then ended have been derived from our audited financial statements for the years ended December 31, 2019 and 2018, which are also included in this prospectus. The summary consolidated financial information in the table below is not necessarily indicative of our expected future operating results. The following summary historical financial information should be read together with our “Consolidated Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included this prospectus.
Selected Statements of Income:
	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2020	2019	2019	2018
	(in thousands except per share amounts)		(in thousands except per share amounts)
Revenues:
Amount of deferred gain on reinsurance	$814	$2,466	$2,644	$118
Realized gains	7,829	9	354	48
Investment income	1,277	331	121	516
Other	1,494	214	281	194
Total revenues	11,414	3,020	3,400	876
Expenses:
Salaries and benefits	3,624	1,783	2,702	2,161
Other operational expenses	6,171	5,065	6,073	3,752
Total expenses	9,795	6,848	8,775	5,913
Pre-tax income (loss)	1,619	(3,828)	(5,375)	(5,037)
Income tax expense	(2,145)	(115)	(234)	—
Loss from discontinued operations	—	—	—	(29)
Net loss	$(526)	$(3,943)	$(5,609)	$(5,066)
Net loss per common share	$(0.22)	$(4.71)	$(4.99)	$(121.77)
Selected Balance Sheet Data:
	September 30, 2020	December 31, 2019
	(in thousands)	(in thousands)
Investments available for sale	$250,543	$117,242
Mortgage loans	61,465	13,810
Notes receivable	5,516	—
Other	22,620	7,550
Total investments	340,144	138,602
Cash and equivalents	136,432	43,716
Reinsurance recoverables	42,091	30,580
Other	17,982	7,018
Total assets	536,649	219,916
Benefit reserves	16,434	16,320
Deposit type contracts	455,429	171,169
Deferred gains on reinsurance	15,739	7,578
Other	23,969	10,690
Total liabilities	511,571	205,757

	September 30, 2020	December 31, 2019
	(in thousands)	(in thousands)
Total stockholders’ equity	$25,078	$14,159
Other Financial and Operating Data:
SAP Premiums, Adjusted Revenue and Adjusted Net Income are Non-GAAP financial measures that we use to measure our operating performance. For a reconciliation of these Non-GAAP financial measures to our GAAP financial measures, please see “Selected Historical Consolidated Financial and Operating Data — Non-GAAP Financial Measures” in this prospectus.
SAP Premiums
	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019
Annuity Premiums (SAP)
Annuity Direct written premiums	$279,537,158	$79,500,172	$161,364,568
Ceded premiums	(177,979,450)	(75,439,664)	(160,493,727)
Net premiums retained	$101,557,708	$4,060,508	$870,841
Adjusted Revenue
	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019
Total revenue – GAAP	$11,413,881	$3,020,384	$3,399,788
Adjustments:
Net realized (gains) losses on investments	(4,369,562)	—	—
Deferred coinsurance ceding commission	8,161,069	2,821,255	3,678,196
Adjusted revenue	$15,205,388	$5,841,639	$7,077,984
Adjusted Net (Loss) Income
	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019
Net loss attributable to Midwest Holding Inc. – GAAP	$(526,123)	$(3,989,684)	$(5,733,658)
Adjustments:
Net realized gains on investments	(4,369,562)	—	—
Deferred coinsurance ceding commission	8,161,069	2,821,255	3,678,196
Total adjustments	3,791,507	2,821,255	3,678,196
Income tax (expense) benefit adjustment(1)	—	—	—
Adjusted net (loss) income	$3,265,384	$(1,168,429)	$(2,055,462)

(1)
All adjustments above do not have any tax impact.

RISK FACTORS
We face many significant risks in the operation of our business and may face significant unforeseen risks as well. It should be noted that in the second half of 2018 we embarked upon a new business plan and, therefore, we face all of the risks of doing business with a model in which we do not have a significant amount of operating experience. The material risks of this business plan are set forth below, but there may be additional risks that we do not anticipate, which could materially adversely affect our results of operations and financial condition. An investment in our voting common stock should be considered speculative.
Business Risks
Our plans to utilize IMOs could face several difficulties that could adversely affect our results of operations and financial condition.
Our business plan provides that we will create and sell annuity and other life insurance products through IMOs that will provide the sales agents and infrastructure in order to sell our products. This strategy entails several significant risks, including the possibility that our IMOs will not be able to successfully sell our products or will not devote sufficient time and attention to sell our products. It should be noted that we will have no control over any IMOs and, therefore, any sales success regarding our products will be substantially dependent upon the efforts of those organizations and their sales agents. Also, we expect to utilize a small number of IMOs in the early phases of our business plan, thereby having concentrated channels of product distribution. If any one of our IMOs does not perform within our expectations, our results of operation will likely be materially adversely affected and our financial condition will suffer.
We face a risk of non availability and increased cost of reinsurance.
Market conditions beyond our control determine the availability and cost of the reinsurance protection we purchase. We can offer no guarantees that reinsurance will remain continuously available to us to the same extent and on the same terms and rates as are currently available. If we are unable to maintain our current level of reinsurance or to purchase new reinsurance protection in amounts that we consider sufficient and at prices that we consider acceptable, we would either have to accept an increase in our net exposures or reduce our insurance writings. A significant reinsurer’s insolvency or inability to make payments under the terms of a reinsurance treaty could subject us to credit risk with respect to our ability to recover amounts due from reinsurers. In addition, many reinsurers have included terrorism exclusions in their reinsurance agreements and reinsurance coverage from the federal government under the Terrorism Risk Insurance Act (“TRIA”) is also limited. To the extent that the underlying policies that we are issuing do not include terrorist exclusions, we may have to accept the added exposure or reduce our writings of such business unless we are able to obtain terrorism coverage in our ceded reinsurance coverages. Because of the risks set forth above, we may not be able to collect all amounts due to us from reinsurers, and reinsurance coverage may not be available to us in the future at commercially reasonable rates or at all.
Our strategy to reinsure substantially all of the annuity and insurance policies we write may not be successful.
As part of our business plan, American Life intends to cede most of its annuity and insurance policies to other companies through reinsurance agreements. However, American Life will remain liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by that reinsurer. The failure of any one of American Life’s reinsurers would have a material adverse economic effect on American Life, and the value of our voting common stock would likely decline significantly as well. Thus, it is critical for us that we adequately assess the financial strength of our reinsurers on an ongoing basis. If we fail to adequately assess payment risk relating to our reinsurers including any amounts of collateral we may require for them to provide to back up their potential obligations, we could be faced with severe economic consequences in the event any reinsurer does not meet its financial obligations to the policyholders of policies that we cede to the reinsurer. Also, we expect that in the early years of our new business plan’s implementation we will have a concentrated group of reinsurers, which will heighten the risks we face should any reinsurer not meet its obligations to insureds who purchase insurance products from us.

We may be unable to expand insurance operations to other states to any significant degree.
A significant part of our business plan is expanding the ability of American Life to sell insurance in substantially more states. At present, American Life is licensed to sell insurance in 20 states and the District of Columbia. In 2020 and subsequent years, we intend to seek to expand to additional states. We cannot assure you that these efforts will be successful, and to the extent they are not, our ability to achieve product scale and significant sales will be significantly adversely affected. Our results of operations and future prospects will in turn be adversely affected.
Our business plan may not be successful.
In mid 2018, we embarked upon our new business plan, seeking to become a capital efficient, technology-enabled and service-oriented solutions provider to the annuity and life markets. Our business plan provides that we will seek to utilize American Life and its technology, product-development and administration capabilities to distribute insurance products through third party marketing organizations. As part of this plan, American Life has obtained a “B++” (“Good”) A.M. Best Rating and is seeking to become licensed to sell insurance in additional states. We cannot assure you that our business plan will achieve economic success and we anticipate implementation of our business plan will take place over several years. If our results do not achieve economic success, the value of an investment in our voting common stock will deteriorate substantially. Some of these material risks include market non-acceptance of our new products, non-acceptance of our products by our IMOs, shortcomings or failures in our technology or encountering other problems that we may not be able to overcome and unforeseen difficulties obtaining financially capable reinsurance providers.
Our business success depends, in part, on effective information technology systems and on continuing to develop and implement improvements in our technology.
We depend in large part on technology systems for conducting our business, as well as for providing the data and analytics we utilize to manage our business, and thus our business success is dependent on maintaining the effectiveness of existing technology systems and on continuing to develop and enhance technology systems that support our business in a cost and resource efficient manner. System development projects may not deliver the benefits we expect, or may be replaced or become obsolete more quickly than expected, which could result in accelerated recognition of expenses. If we do not effectively and efficiently manage and upgrade our technology systems, or if the costs of doing so are higher than we expect, our ability to provide competitive services to new and existing customers in a cost effective manner and our ability to implement our business plan could be adversely impacted.
We have limited operating history under our business plan.
We have a limited operating history under our business plan. We face all of the risks inherent in establishing an unseasoned business, including limited capital, uncertain product markets, possible lack of market acceptance of new insurance products and corresponding lack of significant revenues, as well as fierce competition from better-capitalized and more seasoned companies with respect to any insurance products we may seek to distribute. We have no control over general economic conditions, competitors’ products or their pricing, customer demand and we have limited control over necessary costs of marketing in seeking to build and expand our new business. There can be no assurance that our proposed insurance activities will be economically successful or result in any significant revenues to the extent that we achieve profits, and the likelihood of any success must be considered in light of our lack of operating history under our business plan and our limited capital. The lack of a seasoned operating history makes it difficult to predict our future revenues or results of operations.
Reinsurance subjects us to the credit risk of our counterparties and our reinsurers, which may have a material adverse effect on our operating results and financial condition.
We are exposed to many different industries, issuers and counterparties, and routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, and other institutions. Many of these transactions expose us to credit risk in the event of default of the counterparty. In addition, with respect to secured transactions, our credit risk may be exacerbated when the collateral that we hold cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to us. We may have further exposure to these issuers in the form of holdings in unsecured debt instruments and derivative transactions of these issuers. There can be no guarantee that any such realized losses or impairments to the carrying value of these assets would not materially and adversely affect our results of operations and financial condition.
In addition to exposure to credit risks related to our investment portfolio, we are exposed to credit risks in several other areas of our business operations as discussed immediately above and credit risks in our operations related to reinsurance. The collectability of reinsurance recoverables is subject to uncertainty arising from a number of factors, including changes in market conditions, whether insured losses meet the qualifying conditions of the reinsurance contract and whether reinsurers, or their affiliates, have the financial capacity and willingness to make payments under the terms of a reinsurance treaty or contract. Since we are primarily liable to an insured for the full amount of insurance coverage, our inability to collect a material recovery from a reinsurer could have a material adverse effect on our operating results and financial condition.
We operate in a highly competitive industry, and our business will suffer if we are unable to compete effectively.
The operating results of insurance companies are subject to significant fluctuations due to competition, economic conditions, interest rates, investment performance, maintenance of insurance ratings from rating agencies such as A.M. Best and other factors. The insurance business is intensely competitive. Our ability to compete with other insurance companies is dependent upon, among other things, our ability to attract and retain IMOs to market our insurance products, our ability to develop competitive and profitable products and our ability to obtain acceptable financial strength ratings. In connection with the development and sale of products, American Life encounters competition from other insurance companies, most of whom offer annuity products and have financial and human resources substantially greater than American Life’s, as well as competition from other investment alternatives available to potential policyholders.
American Life competes with up to 775 other life insurance companies in the United States. Most of these companies have greater financial resources, longer business histories, and more diversified lines of insurance coverage than American Life. These larger companies also generally have large sales forces. We also face competition from direct mail and email sales marketers.
Changes in the tax laws could adversely affect our business.
Congress has from time to time considered possible legislation that would eliminate the deferral of taxation on the accretion of value within certain annuities and life insurance products. This and similar legislation, including a simplified “flat tax” income tax structure with an exemption from taxation for investment income, could adversely affect the sale of annuities and life insurance compared with other financial products if such legislation were to be enacted. In addition, we could be unable to attract reinsurance capital. There can be no assurance as to whether such legislation will be enacted or, if enacted, whether such legislation would contain provisions with possible adverse effects on any annuity and life insurance products that we develop.
Under the Internal Revenue Code, income taxes payable by policyholders on investment earnings is deferred during the accumulation period of certain annuity and life insurance products. This favorable tax treatment may give certain products a competitive advantage over other non-insurance products. To the extent that the Internal Revenue Code may be revised to reduce the tax-deferred status of annuity and life insurance products, or to increase the tax-deferred status of competing products, American Life and its industry as a whole would be adversely affected with respect to their ability to sell products. In addition, life insurance products are often used to fund estate tax obligations. We cannot predict what future tax initiatives may be proposed with respect to the estate tax or other taxes that may materially adversely affect us.
Some of our investments are relatively illiquid.
We hold certain investments that may lack liquidity, such as certain fixed maturity securities (including collateralized loan obligations, bonds and mortgage loans). We do not have the present intent to sell, nor is it more likely than not that we will be required to sell, debt securities in an unrealized loss position. Investment losses, however, may be realized to the extent liquidity needs require the disposition of debt securities in unfavorable interest rate, liquidity or credit spread environments.
We have exposure to mortgage loans on real estate, which could cause declines in the value of our investment portfolio.
Securities and other capital markets products connected to mortgage lending may become less liquid. The value of our investments in mortgage loans may be negatively impacted by an unfavorable change in or increased uncertainty regarding delinquency rates, and refinancing opportunities. In addition, commercial mortgages are sensitive to the strength of the related underlying mortgage loans, the U.S. economy, and the supply and demand for commercial real estate. Deterioration in the performance of the residential and commercial mortgage sector, including as a result of the COVID-19 pandemic, could cause declines in the value of that portion of our investment portfolio. The carrying value of our mortgage loans on real estate as of September 30, 2020 was $61.5 million. See “Management’s Discussion of Financial Condition and Results of Operations.”
Changes in regulations regarding suitability of product sales and fiduciary/best interest standards may affect our operations and profitability.
Our annuity sales practices are subject to strict regulation. State insurance regulators are becoming more active in adopting and enforcing suitability standards with respect to sales of annuities. In addition, our insurance operations may be impacted by actions taken by the National Association of Insurance Commissioners, the U.S. standard setting and regulatory support organization created and governed by the chief insurance regulatory authorities of the 50 states, the District of Columbia and the five U.S. territories (the “NAIC”). If the NAIC adopts amendments to its model annuity suitability rule incorporating a best interest standard, it is probable that they will be adopted by multiple states. Some states have already enacted or proposed legislation to impose new or expanded fiduciary/best interest standards on broker dealers, investment advisors and/or insurance agents providing services to retail investors. Additionally, some state regulators have recently adopted or signaled they will be pursuing rule making in this space. For example, on August 1, 2018 the New York Department of Financial Services (“NY DFS”) adopted “best interest” amendments to its existing annuity suitability regulation and expanded its scope to include “in force” recommendations and life insurance policies. In June 2019, the SEC adopted Regulation Best Interest, which requires broker dealers to act in the best interest of “retail” customers when making a recommendation of any securities transaction or investment strategy involving securities. Several lawsuits have been filed challenging the regulation. Any material changes to the standards governing our sales practices, including applicable laws and regulations, could affect our business, results of operations and financial condition.
The inability to obtain an upgrade to our financial strength rating from A.M. Best, or the possibility of a downgrade in our rating, may have a material adverse effect on our competitive position, the marketability of our product offerings, and our liquidity, operating results, financial condition and prospects.
Financial strength ratings are important factors in establishing the competitive position of insurance companies and generally have an effect on an insurance company’s business. Many insurance buyers, agents, brokers and secured lenders use the ratings assigned by A.M. Best and other agencies to assist them in assessing the financial strength and overall quality of the companies from which they are considering purchasing insurance or in determining the financial strength of the company that provides insurance with respect to the collateral they hold. American Life currently has an A.M. Best financial strength rating of B++ (Good). A.M. Best ratings are derived from an in-depth evaluation of an insurance company’s balance sheet strengths, operating performances and business profiles. A.M. Best evaluates, among other factors, the company’s capitalization, underwriting leverage, financial leverage, asset leverage, capital structure, quality and appropriateness of reinsurance, adequacy of reserves, quality and diversification of assets, liquidity, profitability, spread of risk, revenue composition, market position, management, market risk and event risk. On an ongoing basis, rating agencies such as A.M. Best review the financial performance and condition of insurers and can downgrade or change the outlook on an insurer’s ratings due to, for example, a change in an insurer’s statutory capital, a reduced confidence in management or a host of other considerations that may or may not be under the insurer’s control. All ratings are subject to continuous review; therefore, the retention of these ratings cannot be assured. A downgrade in any of these ratings could have a material adverse effect on our competitiveness, the marketability of our product offerings and our ability to grow in the marketplace.
Our new insurance products and other products we may develop may not achieve market penetration.
As discussed elsewhere in this prospectus, our marketing strategy is focused on the sale of MYGA and FIA products through IMOs. These products may not achieve market acceptance or penetration to any meaningful degree, and any significant sales of these products cannot be assured, nor can we assure that any other insurance products we attempt to sell will achieve any degree of marketing success. We are seeking to streamline the costs of developing and placing insurance products into the marketplace to be sold by IMOs. We may encounter unexpected development costs or lack of IMO acceptance of our products, in which case our financial results would be disappointing and therefore could have a negative effect on the price of our voting common stock.
We are highly dependent upon Mike Minnich, A. Michael Salem and Mark A. Oliver, and the loss of any of these officers could materially and adversely affect our business.
Our ability to operate successfully is dependent primarily upon the efforts of Mike Minnich, A. Michael Salem, and Mark A. Oliver, executive officers of American Life. The loss of the services of any of these individuals could have a material adverse effect on our ability to pursue our business and the business of American Life. We have employment agreements with Messrs. Minnich and Salem and an “at will” agreement with Mr. Oliver. We have limited “key man” life insurance on Messrs. Minnich and Salem.
Midwest is a holding company and has limited ability to generate meaningful revenues other than payments from its subsidiaries, primarily American Life.
Midwest is a holding company whose principal operating subsidiary is American Life. Midwest depends primarily on reimbursement of costs from American Life and 1505 Capital and has no other significant source of revenue. Our change in control that occurred in 2018 with the infusion of capital from Xenith, discussed above, along with net proceeds of this offering may not provide adequate long-term financing to support our contemplated expansion of American Life’s business or any continued reimbursements to Midwest. If there is not a substantial expansion of American Life’s business, it may not be able to provide funds to Midwest to enable Midwest to meet its obligations. American Life is also restricted by state insurance laws as to fund transfers, by way of dividends or otherwise, to Midwest.
Our investment adviser subsidiary is subject to numerous laws and regulations with substantial compliance costs.
Our wholly owned investment adviser subsidiary, 1505 Capital LLC, is subject to substantial regulation. It is registered with the SEC as an investment adviser and is required to file detailed reports with the SEC concerning its business. It is subject to the Investment Advisers Act of 1940 as well as other state securities laws regarding the conduct of its business. Compliance with these regulations is time consuming and is a burden on the operations of 1505 Capital LLC. It is also subject to examination by the SEC. There can be no assurance that our investment adviser subsidiary will not be adversely affected by the results of any future examination.
We have experienced significant operating losses and may not be able to reverse them in the foreseeable future.
We commenced our business plan in mid-2018 and introduced our first annuity products in 2019. We made progress towards profitability on a GAAP basis in 2019 and 2020; however, there can be no assurance of future profitability. Because ceding commissions from reinsurance are amortized over the life of the policy, we expect several years of insurance policy sales growth will be necessary until we achieve sustained net income on a GAAP basis. There can be no assurance that our new business plan will lead to profitability.
American Life may encounter regulatory difficulties or fail as a result of being inadequately capitalized.
American Life must have adequate capital and surplus capital, calculated in accordance with statutory accounting principles prescribed by state insurance regulatory authorities to meet regulatory requirements in Nebraska, the state of domicile of American Life. It had approximately $27 million of capital and surplus (based upon SAP) at September 30, 2020. Because we have embarked upon a business plan that seeks to write new insurance business and cede the risk to third party reinsurers, the NDOI may require additional amounts of capital and surplus to support the business of American Life going forward. The amount of capital and surplus of American Life ultimately required will be based on certain “risk-based capital” standards established by statute and regulation administered by the NDOI. The “risk-based capital” system establishes a framework for evaluating the adequacy of the minimum amount of capital and surplus, calculated in accordance with statutory accounting principles, necessary for an insurance company to support its overall business operations. It identifies insurers that may be inadequately capitalized by reviewing certain inherent risks of each insurer’s assets and liabilities and its mix of net premiums written. Insurers falling below a calculated threshold may be subject to varying degrees of regulatory action, including supervision, rehabilitation, or liquidation. If American Life fails to maintain required capital levels in accordance with the “risk-based capital” system, its ability to conduct business would be compromised and our ability to expand our insurance business would be significantly reduced absent a prompt infusion of capital into American Life.
We may execute an acquisition strategy, which could cause our business and future growth prospects to suffer.
We may at some time pursue acquisitions of insurance-related companies. If we were to pursue acquisitions, we would compete with other companies, most of which have greater financial and other resources than us. Further, if we were to succeed in consummating acquisitions, our business, financial condition and results of operations may be negatively affected because:
•
some of the acquired businesses may not achieve anticipated revenues, earnings or cash flows;

•
we may have to assume liabilities that were not disclosed or exceed estimates;

•
we may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner;

•
acquisitions could disrupt our on-going business, distract our management and divert our financial and human resources;

•
we may experience difficulties operating in markets in which we have no or only limited direct experience; and

•
of the potential for loss of customers and key employees of any acquired company.

Risks Related to this Offering and Our Voting Common Stock
Ownership of shares of Midwest voting common stock involves substantial risk, and the entire value of those shares may be lost.
Shares of our voting common stock constitute a high-risk, speculative investment in a business that has incurred substantial losses to date and expects to continue to incur losses in the foreseeable future. No assurance can be given that any of the potential benefits envisioned by our business plan will prove to be available to our stockholders, nor can any assurance be given as to the financial return, if any, which may result from ownership of our voting common stock. The entire value of your shares of Midwest voting common stock may be lost.
The trading volume in our voting common stock has been extremely limited. As a result, you may not experience liquidity in your investment in our voting common stock, thereby potentially limiting your ability to resell your shares at the volume, times and prices you find attractive.
Our voting common stock is currently listed on the OTCQB. Our voting common stock has been thinly traded and has substantially less liquidity than the average trading market for many other publicly traded insurance and other companies. An active trading market for our voting common stock may not develop or, if developed, may not be sustained after this offering. Thinly traded stocks can be more volatile than stocks trading in an active public market. Therefore, you may have very little liquidity and may not be able to sell your shares at the volume, prices and times that you desire.

The market price and trading volume of our voting common stock may be volatile, which could result in rapid and substantial losses for our stockholders.
Trading and prices of our voting common stock may be highly volatile and could be subject to wide fluctuations. There are many factors that will impact our stock price and trading volume, including, but not limited to, the factors listed above under “Risks Related to Our Business.” In addition, the thin trading volume in our voting common stock may fluctuate and cause significant price variations to occur. The public offering price of our voting common stock will be determined by negotiation between us and the underwriter based on a number of factors and may not be indicative of prices that will prevail in the open market following completion of this offering. If the market price of our voting common stock declines significantly, you may be unable to resell your shares at or above your purchase price, if at all. The market price of our voting common stock may fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our voting common stock include:
•
quarterly variations in our operating results;

•
operating results that vary from the expectations of securities analysts and investors;

•
change in valuations;

•
changes in the industries in which we operate;

•
announcements by us or companies in our industries of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures, capital commitments, plans, prospects, service offerings or operating results;

•
additions or departures of key personnel;

•
future sales of our securities;

•
developments in the financial markets and worldwide or regional economies;

•
announcements of innovations or new products, solutions or services by us or our competitors;

•
significant sales of our voting common stock or other securities in the open market;

•
variations in interest rates;

•
changes in accounting principles; and

•
other unforeseen events.

Stock markets in the United States have experienced significant price and volume fluctuations. Market fluctuations, as well as general political and economic conditions such as the global COVID-19 pandemic and the associated economic and market disruption, acts of terrorism, war, prolonged economic uncertainty, a recession or interest rate or currency rate fluctuations, could adversely affect the market price of our voting common stock.
Our failure to meet the continued listing requirements of the Nasdaq Capital Market could result in a delisting of our voting common stock.
If we are successful in having our shares of voting common stock listed on the Nasdaq Capital Market, we will be required to satisfy its continued listing requirements. If we fail to satisfy the continued listing requirements of the Nasdaq Capital Market, such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our voting common stock. Such a delisting would likely have a negative effect on the price of our voting common stock, and would impair your ability to sell our voting common stock when you wish to do so. In the event of a delisting, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our voting common stock to become listed again, stabilize the market price or improve the liquidity of our voting common stock, prevent our voting common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

As a smaller reporting company, we are subject to scaled disclosure requirements that may make it more challenging for investors to analyze our results of operations and financial prospects.
Currently, we are a “smaller reporting company,” which generally means that our outstanding common stock held by non-affiliates had a market value of less than $250 million as of the last business day of our second fiscal quarter. As a “smaller reporting company,” we are able to provide simplified executive compensation disclosures in our filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in our filings with the SEC, including being required to provide only two years of audited financial statements in annual reports. Consequently, it may be more challenging for investors to analyze our results of operations and financial prospects.
Furthermore, a material weakness in internal controls may remain undetected for a longer period because of our extended exemption from the auditor attestation requirements under Section 404(b) of the Sarbanes-Oxley Act.
Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.
Purchasers of our voting common stock in this offering will experience immediate dilution in the net tangible book value of the voting common stock purchased in this offering because the price per share of voting common stock in this offering is substantially higher than the net tangible book value per share of our voting common stock outstanding immediately after this offering. Our net tangible book value as of September 30, 2020, was approximately $24.4 million, or $8.97 per share of our voting common stock. If you purchase shares of voting common stock in this offering, you will suffer immediate and substantial dilution of $      per share with respect to the net tangible book value of the voting common stock. See “Dilution” in this prospectus for a detailed discussion of the dilution you will incur if you purchase shares in this offering.
There may be future issuances or resales of our voting common stock which may materially and adversely affect the market price of our voting common stock.
Except as described under “Underwriting,” and subject to any required state insurance regulatory approvals, we are not restricted from issuing additional shares of our voting common stock in the future, including securities convertible into, or exchangeable or exercisable for, shares of our voting common stock. Our issuance of additional shares of voting common stock in the future will dilute the ownership interests of our then existing stockholders.
The sale of a substantial number of shares of our voting common stock or securities convertible into, or exchangeable or exercisable for, shares of our voting common stock, whether directly by us in this offering or future offerings or by our existing stockholders in the secondary market, the perception that such issuances or resales could occur or the availability for future issuances or resale of shares of our voting common stock or securities convertible into, or exchangeable or exercisable for, shares of our voting common stock could materially and adversely affect the market price of our voting common stock and our ability to raise capital through future offerings of equity or equity-related securities on attractive terms or at all.
In addition, our board of directors is authorized to designate and issue preferred stock without further stockholder approval, and we may issue other equity and equity-related securities that are senior to our voting common stock in the future for a number of reasons, including, without limitation, to support operations and growth, to maintain our capital ratios, and to comply with any future changes in regulatory standards.
The market price of our voting common stock could be negatively affected by sales of substantial amounts of our voting common stock in the public markets.
The sale of substantial amounts of our voting common stock at any particular time could cause the trading price of our voting common stock to decline significantly. If our existing stockholders sell substantial amounts of our voting common stock in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of our voting common stock.
We and each of our executive officers and directors have agreed with the underwriter, subject to certain exceptions, for a period of 180 days after the date of this prospectus, not to directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase or otherwise dispose of any voting common stock or any securities convertible into or exercisable or exchangeable for voting common stock, or in any manner transfer all or a portion of the economic consequences associated with the ownership of voting common stock, or cause a registration statement covering any voting common stock to be filed, without the prior written consent of underwriter. See “Underwriting.”
Following this offering, substantially all the voting common stock sold in this offering will be freely transferable, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) and shares subject to the lock-up agreement described below. Certain of our existing stockholders holding approximately 39% of our outstanding shares of voting common stock immediately prior to this offering have both demand and piggyback registration rights pursuant to which, subject to the lock up requirements discussed above, we have agreed to register with the SEC their shares of voting common stock for resale.
The market price of our voting common stock may decline significantly when the restrictions on resale by our affiliates lapse, or certain of our affiliates exercise their registration rights. A decline in the price of our voting common stock might impede our ability to raise capital through the issuance of additional voting common stock or other equity securities.
Our executive officers and directors own a substantial number of shares of our voting common stock. This will enable them to significantly influence the vote on all matters submitted to a vote of our stockholders.
As of November 18, 2020, our executive officers and directors beneficially owned 1,065,971 shares of our voting common stock (excluding options to purchase 169,538 shares of our voting common stock not exercisable within 60 days), representing approximately 39% of the outstanding shares of our voting common stock. Upon completion of this offering (assuming the underwriter does not exercise its over-allotment option), the shares of our voting common stock beneficially owned by executive officers and directors will represent, in the aggregate,      % of the outstanding shares of our voting common stock.
Accordingly, our executive officers and directors, through their beneficial ownership of our voting common stock, will be able to significantly influence the vote on all matters submitted to a vote of our stockholders, including the election of directors, amendments to our certificate of incorporation or bylaws, mergers or other business combination transactions and certain sales of assets outside the usual and regular course of business. The interests of our executive officers and directors may not coincide with the interests of our other stockholders, and they could take actions that advance their own interests to the detriment of our other stockholders.
We, along with our directors and executive officers, have agreed that for a period of 180 days after the date of this prospectus, subject to specified exceptions, we or they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our voting common stock or securities convertible into or exchangeable or exercisable for any shares of our voting common stock.
We may invest or spend the proceeds from this offering in ways with which you may not agree and in ways that may not earn a profit.
We intend to use the net proceeds of this offering (i) to contribute capital to American Life to support growth, including product expansion; and (ii) for general corporate purposes, which may include acquisitions. However, we will retain broad discretion over the use of the proceeds from this offering and may use them for purposes other than those contemplated at the time of this offering. You may not agree with the ways we decide to use these proceeds, and our use of the proceeds may not yield any profits or increase stockholder value. See “Use of Proceeds.”

The indemnification rights provided to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against them.
Our certificate of incorporation and Delaware law provide for broad indemnification of our directors, officers and employees. We have also entered into indemnification agreements with each of our directors. Our indemnification obligations could result in us incurring substantial expenditures to cover the costs of settlement or damage awards against directors, officers and employees, which we may be unable to recoup. These provisions and resultant costs may also discourage us from bringing an action against our directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors or officers even though such actions, if successful, might otherwise benefit us and our stockholders.
We do not expect to pay any cash dividends to stockholders.
To date, we have never declared or paid any cash dividends to our stockholders and do not expect to do so for the foreseeable future. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial conditions, operating and capital requirements, and other factors as the board of directors considers relevant. In addition, our ability to pay cash dividends depends, in part, upon on the ability of American Life to pay cash dividends to us. American Life, as an insurance subsidiary is subject to significant regulatory restrictions limiting its ability to declare and pay cash dividends.
If securities or industry analysts do not publish research or reports about our business, or if they issue adverse or misleading opinions regarding us, our voting common stock price and trading value could decline.
The trading market for our voting common stock will be influenced by research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model or our voting common stock performance, or if our target operating results fail to meet the expectations of analysts, our voting common stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price of trading volume to decline.
Anti-takeover provisions and the regulations to which we may be subject may make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to our stockholders.
We are a holding company incorporated in Delaware. Anti-takeover provisions in Delaware law and our certificate of incorporation and bylaws, as well as regulatory approvals required under state insurance laws, could make it more difficult for a third party to acquire control of us and may prevent stockholders from receiving a premium for their shares of voting common stock. Our certificate of incorporation provides that our board of directors may issue up to 2,000,000 shares of preferred stock, in one or more series, without stockholder approval and with such terms, preferences, rights and privileges as the board of directors may deem appropriate. These provisions, the control of our executive officers and directors over the election of our directors, and other factors may hinder or prevent a change in control, even if the change in control would be beneficial to, or sought by, our stockholders. See “Description of Our Securities  —  Certain Provisions Having Potential Anti-Takeover Effects.”
Seven individuals currently serve on our board of directors, which is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a class of directors is to be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, a portion of our board of directors will be elected each year. Our certificate of incorporation authorizes our board of directors to fix the number of directors from time to time by a resolution of the majority of our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. Between stockholder meetings, directors may be removed by our stockholders only for cause, and the board of directors may appoint new directors to fill the vacancies. These provisions may prevent a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers, which could depress the market price of our voting common stock.
General Risks
The ongoing events resulting from the outbreak of the COVID-19 pandemic, and the uncertainty regarding future similar events, could have an adverse impact on our financial condition, results of operations, cash flows, liquidity and prospects.
We continue to closely monitor developments related to the coronavirus (COVID-19) pandemic to assess any potential adverse impact on our business. Due to the evolving and highly uncertain nature of this event, it currently is not possible provide a longer-term estimate of potential insurance or reinsurance exposure or the indirect effects the pandemic may have on our results of operations, financial condition or liquidity. Management implemented the Company’s business continuity plan in early March 2020 and operated through July 2020 with the majority of employees working remotely. Operations continued as normal despite a sharp increase in sales during the period. We continue to monitor the Centers for Disease Control and Prevention and Nebraska guidelines regarding employee safety.
If the COVID-19 pandemic and associated economic slowdown continues it could adversely impact our future results of operations, financial condition, cash flows, liquidity and prospects in a number of ways, including:
•
Our investment portfolio (and, specifically, the valuations of investment assets we hold) could be materially, adversely affected as a result of market developments from the COVID-19 pandemic and uncertainty regarding its outcome. Moreover, changes in interest rates, reduced liquidity or a continued slowdown in the U.S. or in global economic conditions may also adversely affect the values and cash flows of these assets. Our investments in mortgages and asset-backed securities could be negatively affected by delays or failures of borrowers to make payments of principal and interest when due or delays or moratoriums on foreclosures or enforcement actions with respect to delinquent or defaulted mortgages imposed by governmental authorities. Further, extreme market volatility may leave us unable to react to market events in a prudent manner consistent with our historical investment practices in dealing with more orderly markets;

•
Potential impacts on our operations due to efforts to mitigate the pandemic, including government mandated shutdowns, requests or orders for employees to work remotely, and other social distancing measures, which could result in an adverse impact on our ability to conduct our business, including our ability to sell policies, and adjust certain claims;

•
While we have implemented risk management and contingency plans and have taken preventive measures and other precautions, no predictions of specific scenarios can be made with respect to the COVID-19 pandemic, and such measures may not adequately predict the impact on our business.

•
We also outsource certain critical business activities to third parties such as our IMOs. As a result, we rely upon the successful implementation and execution of the business continuity planning of such entities in the current environment. While we monitor the business continuity activities of these third parties, successful implementation and execution of their business continuity strategies are largely outside our control. If one or more of the third parties on whom we rely for critical business activities experience operational difficulties or failures as a result of the impacts from the spread of COVID-19, it may have a material adverse effect on our business, financial condition, results of operations, liquidity and cash flows; and

•
Potential impacts of COVID-19 on reinsurers and the cost and availability of reinsurance.

Additionally, there is risk that the current efforts underway by governmental and non-governmental organizations to combat the spread and severity of COVID-19 and related public health issues may not be effective or may be prolonged. Finally, we cannot predict how legal and regulatory responses to concerns about COVID-19 and related public health issues, will impact our business. The continued spread of COVID-19 has led to disruption and volatility in the global capital markets which could increase our funding costs and limit our access to the capital markets. Accordingly, we may in the future have difficulty accessing capital on attractive terms, or at all, which could have a material adverse effect on our business, results of operations, financial condition and liquidity.
Catastrophes may adversely impact liabilities for policyholder claims and reinsurance availability.
Claims resulting from catastrophic events could harm our financial results, profitability, and financial condition. Catastrophic events could impact our annuity and life insurance business by significantly impacting our assumptions as to mortality, morbidity and other rates, as well as product sales. Catastrophic events may also reduce economic activity in affected areas, which could harm our prospects for new business. An event that affects one or more of our customers could cause unanticipated financial strain on our insureds as well as increase the cost of reinsurance to us and decrease the availability of reinsurance, which could in turn harm our business, results of operations or financial condition.
Claims loss reserves may be inadequate.
We maintain loss reserves to cover estimated liabilities for unpaid losses and loss expenses, including legal and other fees, as well as other claims and settlement costs for reported and unreported claims incurred as of the end of each accounting period. Loss reserves do not represent an exact calculation of liability. Rather, reserves represent an estimate of what we expect the ultimate settlement and administration of claims will cost. These estimates, which generally involve actuarial projections, are based on the assessment of facts and circumstances then known, as well as estimates of future trends in claims severity, frequency, judicial theories of liability and other factors. The variables described above are affected by both internal and external events, such as changes in claims handling procedures, economic inflation, social inflation, judicial and litigation trends and legislative changes. Many of these items are not directly quantifiable in advance. Additionally, there may be a significant delay between the occurrence of the insured event and the time it is reported to us.
Reserve estimates are continually refined as experience develops and further claims are reported and settled. Adjustments to reserves are reflected in the results of the periods in which such estimates are changed. Because setting reserves is inherently uncertain, we cannot assure that our current reserves will prove adequate in light of subsequent events, including for example the uncertainties relating to the COVID-19 pandemic. Accordingly, the ultimate settlement of losses may be significantly greater or less than the loss and loss expense reserves as of the date of the balance sheet. If our loss reserves are determined to be inadequate, we will be required to increase loss reserves at the time of such determination with a corresponding decrease in our profitability. If the increase in loss reserves is large enough, we could incur a net loss and a net reduction of our capital.
Adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs and access the capital required to operate our business.
In the insurance industry, liquidity refers to the ability of an insurance company to generate adequate amounts of cash from its normal operations, including from its investment portfolio, in order to meet its financial commitments, which are principally obligations under the insurance policies it has written.
The capital and credit markets have been experiencing significant volatility and disruption. In some cases, the markets have exerted downward pressure on the availability of liquidity and credit capacity. In the event that we need access to additional capital to pay our operating expenses, or increase the amount of insurance that we seek to underwrite, or otherwise grow our business, our ability to obtain such capital may be limited and the cost of any such capital may be significant. In addition, the availability of additional financing will depend on a variety of factors, including capital and credit market conditions, the availability of credit generally and specifically to the financial services industries, market liquidity, our creditworthiness, as well as the possibility that customers or capital providers could develop a negative perception of our long or short-term financial prospects if we incur large investment losses or if our level of business activity decreases. Similarly, our access to capital may be impaired if regulatory authorities or rating agencies take negative actions against us. Our internal sources of liquidity may prove to be insufficient, and we may not be able to successfully obtain additional financing on favorable terms, or at all. As such, we may be forced to issue securities with terms and conditions that may be unfavorable to us, to accept an unattractive cost of capital or to sell certain assets, any of which could decrease our profitability and significantly reduce our financial flexibility. If a combination of these factors occurs, our internal sources of liquidity may prove to be insufficient and, in such case, we may not be able to successfully obtain additional financing on terms favorable to us.
Potential changes to the manner in which the London Inter-bank Offered Rate (“LIBOR”) is determined and the potential for the replacement or discontinuation of LIBOR as a benchmark interest rate may affect our cost of capital and net investment income.
LIBOR is an interest rate benchmark which underpins hundreds of trillions of dollars of financial contracts around the world. It is available in five currencies and a range of tenors. On July 27, 2017, the U.K. Financial Conduct Authority announced that it will no longer persuade or compel LIBOR panel banks to submit LIBOR quotes after 2021. It remains unclear if, how, and in what form, LIBOR may continue to exist after that date. The U.S. Federal Reserve (“Federal Reserve”), based on the recommendations of the New York Federal Reserve’s Alternative Reference Rate Committee (constituted of major derivative market participants and their regulators), has begun publishing a Secured Overnight Funding Rate (“SOFR”) which is intended to replace U.S. dollar LIBOR, and SOFR-based investment products that have been issued in the U.S. Proposals for alternative reference rates for other currencies have also been announced or have already begun publication. Markets are slowly developing in response to these new rates, and questions around liquidity in these rates and how to appropriately adjust these rates to eliminate any economic value transfer at the time of transition remain a significant concern for us and others in the marketplace. The effect of any changes or reforms to LIBOR or discontinuation of LIBOR on new or existing financial instruments to which we have exposure or the activities in our business will vary depending on a variety of factors. Accordingly, it is difficult to predict the full impact of the transition away from LIBOR on floating rate securities we hold, and any other assets, liabilities, models, assumptions, and the cost of capital, as well as contractual rights and obligations, whose value is tied to LIBOR. The value or profitability of these instruments may be adversely affected.
The insurance industry is subject to numerous laws and regulations, and compliance costs and/or changes in the regulatory environment that could adversely affect our business.
Our insurance operations are subject to government regulation in each of the states in which we conduct business. Such regulatory authority is vested in state agencies which are concerned primarily with the protection of policyholders rather than shareholders. These state insurance regulatory authorities have broad administrative power dealing with all aspects of the insurance business, including, among other areas, regulation of the advertising and marketing of insurance, privacy of policyholders, acquisitions of regulated insurance entities, payment of dividends, reinsurance, the form and content of insurance policies (including pricing), operating and agent licenses, regulation of premium rates, premium tax increases, rating and underwriting restrictions and limitations, asset and reserve valuation requirements, enterprise risk management, surplus requirements, the type or amount of investments, accounting standards, Risk-Based Capital (“RBC”) requirements, statutory reserve and capital requirements, assessments by guaranty associations, affiliate transactions and unfair trade and claims practice.
In addition, our insurance operations may be impacted by actions taken by the NAIC. A primary mandate of the NAIC is to benefit state insurance regulatory authorities and consumers by promulgating model insurance laws and regulations for adoption by the states. The NAIC also provides standardized insurance industry accounting and reporting guidance through the NAIC Accounting Manual. However, model insurance laws and regulations are only effective when adopted by the states, and statutory accounting and reporting principles continue to be established by individual state laws, regulations and permitted practices. Changes to the NAIC Accounting Manual or modifications by the various state insurance departments may affect the statutory capital and surplus of American Life. See “Regulation” for further discussion.
The NAIC and state insurance regulators reexamine existing laws and regulations on an ongoing basis, and focus on insurance company investments and solvency issues, risk-based capital guidelines, interpretations of existing laws, the development of new laws, the implementation of non-statutory guidelines and the circumstances under which dividends may be paid. Future NAIC initiatives, and other regulatory changes, could have a material adverse impact on our insurance business. There can be no assurance that American Life will be able to satisfy the regulatory requirements of the NDOI or a similar department in any other state in which it transacts business. It should be noted that a significant component of our new business plan is to reinsure substantially all of our new insurance business. It should be assumed that state regulators will monitor carefully the financial strength of any third-party reinsurer and in certain instances may require that sufficient funds be reserved by us in order to alleviate risks associated with reinsurers being unable to meet their financial commitments in the case of claims on insurance policies with a reinsurer. This oversight may result in our operations being less economically successful than we are seeking and could adversely affect our result of operations and therefore the value of your investment in Midwest.
Individual state guaranty associations assess insurance companies to pay benefits to policyholders of insolvent or failed insurance companies. The impact of these assessments may be partly offset by credits against future state premium taxes. We cannot predict the amount of any future assessments, nor have we attempted to estimate the amount of assessments to be made from known insolvencies.
Development of annuity and life insurance products involves the use of certain assumptions, and the inaccuracy of these assumptions could adversely affect profitability.
In our annuity and life insurance business, we must make certain assumptions as to expected mortality, lapse rates and other factors in developing the pricing and other terms of annuity and life insurance products. These assumptions are based on industry experience and are reviewed and revised regularly to reflect actual experience on a current basis. However, variation of actual experience from that assumed in developing such terms may affect a product’s profitability or sales volume and in turn adversely impact our revenues.
If we underestimate our liability for future policy benefits, our results of operations could suffer.
Liabilities established for future life insurance policy benefits are based upon a number of factors, including certain assumptions such as mortality, morbidity, lapse rates and crediting rates. Unforeseen events like epidemics or pandemics could arise and have an adverse effect on our assumptions as to morbidity and mortality. If we underestimate future policy benefits, we will incur additional expenses at the time we become aware of the inadequacy. As a result, our losses would increase and our ability to achieve profits would suffer.
Fluctuations in interest rates could adversely affect our business.
Interest rate fluctuations could impair an insurance company’s ability to pay policyholder benefits with operating and investment cash flows, cash on hand and other cash sources. Our annuity products expose us to the risk that changes in interest rates will reduce any spread, or the difference between the amounts that American Life is required to pay under the contracts and the amounts American Life is able to earn on its investments intended to support its obligations under the contracts. Spread is a key component of net revenues.
To the extent that interest rates credited are less than those generally available in the marketplace, policyholder lapses, policy loans and surrenders, and withdrawals of annuity contracts and life insurance policies may increase as contract holders seek to purchase products with perceived higher returns. This process may result in cash outflows requiring that American Life sell investments at a time when the prices of those investments are adversely affected by the increase in market interest rates, which may result in realized investment losses.
Increases in market interest rates may also negatively affect profitability. In periods of increasing interest rates, we may not be able to replace invested assets with higher yielding assets needed to fund the higher crediting rates that may be necessary to keep interest sensitive products competitive. American Life, therefore, may have to accept a lower spread and thus lower profitability or face a decline in sales and greater surrender of existing annuity contracts.
The insurance industry is highly regulated and our activities are restricted as a result. We spend substantial amounts of time and incur significant expenses in connection with complying with applicable regulations, and we are subject to the risk that more burdensome regulations could be imposed on us.
Compliance with insurance regulation by us is costly and time consuming. In addition to their domiciliary states, insurance companies in the U.S. are subject to extensive regulation in the states where they are licensed to do business. This regulatory regime primarily seeks to protect an insurance company’s policyholders rather than its shareholders. Among other items, these regulations require:
•
prior approval of acquisitions of insurance companies;

•
certain solvency standards;

•
licensing of insurers and their agents;

•
investment limitations;

•
deposits of securities for the benefit of policyholders;

•
approval of policy forms and premium rates;

•
periodic examinations; and

•
reserves for unearned premiums, losses and other matters.

American Life is subject to these regulations regulation in each state in the U.S. in which it is licensed to do business and compliance with such regulations involves significant costs and restricts operations. We cannot predict the form of any future regulatory initiatives.
In addition, as the owner of a life insurance subsidiary, Midwest is itself regulated by the NDOI and, to a lesser extent, by the various state insurance regulatory authorities of those U.S. jurisdictions where American Life is licensed. All U.S. states have enacted legislation that requires each insurance holding company and each insurance company in an insurance holding company system to register with the insurance regulatory authority of the insurance company’s state of domicile (in the case of American Life, Nebraska and also commercially domiciled in Texas) and to furnish annually financial and other information concerning the operations of companies within the holding company system that materially affect the operations, management or financial condition of the insurers within such system (generally referred to as “insurance holding company acts”). Under such laws, among other requirements, transactions between Midwest and its regulated insurance subsidiaries and affiliates must be fair and reasonable and, if material or of a specified category, they require prior notice and approval or non-disapproval by the state of domicile of each insurance company that is party to the transaction. In addition, under such laws, a state insurance authority usually must approve in advance the direct or indirect acquisition of 10% or more of the voting securities of an insurance company domiciled in its state.
In addition, American Life generally may not pay dividends without giving prior notice thereof to the NDOI and the Texas Department of Insurance and generally may not pay extraordinary dividends without obtaining the prior approval or non-disapproval of such regulators. Generally, the laws and regulations of most jurisdictions prohibit an insurer from, without regulatory approval, paying an “extraordinary” dividend, which is generally defined as any dividend paid from other than earned surplus or exceeding certain thresholds specified in the applicable state insurance laws of the various states.
As a component of its ongoing efforts to remain compliant with the U.S. insurance regulatory regime, we file detailed annual reports with respect to American Life with the NDOI and all of the states in which American Life is licensed. Also, the business and accounts of American Life are subject to examination by the NDOI, as well as inquiries including investigations of the various insurance regulatory authorities of the states in which American Life is licensed.
We are subject to extensive regulation.
As stated above, we are subject to extensive state regulatory oversight in the jurisdictions in which we do business, as well as federal oversight with respect to certain portions of our business. Changes in state regulations, or in the interpretation or application of existing state laws or regulations, may adversely impact our pricing, capital requirements, reserve adequacy or exposure to litigation and could increase the costs of our regulatory compliance.
Changes are often implemented by state regulators in order to benefit policyholders to the detriment of insurers. State insurance regulators and the NAIC continually reexamine existing laws and regulations and may impose changes in the future that put further regulatory burdens on us and, thus, could have an adverse effect on our results of operations and financial condition.
In addition, state insurance laws, rather than federal bankruptcy laws, govern the liquidation or restructuring of insurance companies. Virtually all states in which we operate require that we bear a portion of the loss suffered by some insureds as the result of impaired or insolvent insurance companies via participation in state guaranty associations. In addition, in various states, we must participate in mandatory arrangements to provide various types of insurance coverage to individuals or entities that otherwise are unable to purchase that coverage from private insurers. A few states also require us to purchase reinsurance from mandatory reinsurance funds, which can create a credit risk for insurers if such funds are not adequately funded by the state. Also, in some cases, the existence of a reinsurance fund could adversely affect the prices that we can charge for our policies. The effect of these and similar arrangements could reduce our profitability in any given period and/or limit our ability to grow our business. Finally, any changes to these programs or the inability of the programs or associations to make payments to insureds for losses could have a material adverse effect on our results of operations and financial condition.
From time to time, increased scrutiny has been placed upon the U.S. insurance regulatory framework, and a number of state legislatures have considered or enacted legislative measures that alter, and in many cases increase, state authority to regulate insurance and reinsurance companies. In addition to legislative initiatives of this type, the NAIC and insurance regulators are regularly involved in a process of reexamining existing laws and regulations and their application to insurance and reinsurance companies.
This state regulatory oversight and various proposals at the federal level could in the future adversely affect our ability to sustain adequate returns in certain lines of business. We cannot predict the effect that any proposed or future legislation or change in the interpretation or application of existing laws or regulations may have on our financial condition or results of operations.
A failure to comply with rules and regulations in a jurisdiction could lead to disciplinary action, the imposition of fines or the revocation of the license, permission or authorization necessary to conduct our businesses in that jurisdiction, all of which could have a material adverse effect on the continued conduct of business in a particular jurisdiction.
The impact on customers and vendors of sustained or significant deterioration in economic conditions could adversely affect our business.
We are exposed to risks associated with the potential financial instability of our customers, many of whom may be adversely affected by volatile conditions in the financial markets or an economic slowdown. As a result of uncertainties with respect to financial institutions and the global credit markets and other macroeconomic challenges currently or potentially affecting the economy of the U.S. and other parts of the world, customers may experience serious cash flow problems and other financial difficulties. In addition, events in the U.S. or foreign markets, such as the outbreak of the COVID-19 pandemic and the United Kingdom’s exit from the EU, may continue to impact the global economy and capital markets. The impact of such events is difficult to predict. Protectionist trade policy actions, such as tariffs and quotas could adversely affect our investment results, as an increase in the scope and size of tariffs could disrupt global supply chains and increase inflationary pressures which may have an adverse effect on economic activity. As a result, customers and potential customers may modify, delay, or cancel plans to purchase our products. Additionally, if customers are not successful in generating sufficient revenue or are precluded from securing financing, they may not be able to pay, or may delay payment of, premiums and other amounts that are owed to us. Any liability of current or potential customers to pay us for our products may adversely affect our earnings and cash flow.
A general economic slowdown could potentially adversely affect us in the form of consumer behavior, particularly through decreased demand for our products. In addition, we are susceptible to risks associated with the potential financial instability of the vendors on which we rely to provide services or to whom we delegate certain functions. The same conditions that may affect our customers also could adversely affect our vendors, causing them to significantly and quickly increase their prices or reduce their output. Our business depends on our ability to perform, in an efficient and uninterrupted fashion, our necessary business functions, and any interruption in the services provided by third parties could also adversely affect us.

Defaults on commercial mortgage loans and volatility in performance may adversely affect our results of operations and financial condition.
A decline in the commercial real estate market within the U.S. resulting from changes in interest rates, real estate market conditions or an economic downturn, including as a result of the COVID-19 pandemic, may have a negative impact on the value of our commercial mortgage loan portfolio. Negative developments across a certain property type or the occurrence of a negative event within a geographic region may have a significant negative impact, based on concentration within that property type or geographic region. Our operations and financial condition may be adversely affected from an increase in borrower defaults within our commercial mortgage loan portfolio. See “Management’s Discussion of Financial Condition and Results of Operations.”
The determination of the amount of allowances and impairments taken on our investments are judgmental and could materially impact our results of operations or financial position.
Our determination of the amount of allowances and impairments varies by investment type and is based on our periodic evaluations and assessments of known and inherent risks associated with the respective asset class. Such evaluations and assessments are revised as conditions change and new information becomes available. We update our evaluations regularly and make changes in allowances and impairments in operations. Market volatility, including as a result of the COVID-19 pandemic, can make it more difficult to value our securities if trading in such securities becomes less frequent. In addition, a forced sale by holders of large amounts of a security, whether due to insolvency, liquidity or other issues with respect to such holders, could result in declines in the price of a security. There can be no guarantee that we have accurately assessed the level of impairments taken and allowances reflected in the financial statements. Furthermore, additional impairments may need to be taken or allowances provided for in the future. Impairments result in charges to earnings in the period taken, and historical trends may not be indicative of future impairments or allowances.
A breach of information security or other unauthorized data access could have an adverse impact on our business and reputation.
In the ordinary course of business, we collect, process, transmit, and store large quantities of personally identifiable information, customer financial and health information, and proprietary business information (collectively referred to herein as “Sensitive Information”). The secure processing, storage, maintenance, and transmission of Sensitive Information are vital to our operations and business strategies. Although we undertake substantial efforts to reasonably protect Sensitive Information, including internal processes and technological defenses that are preventative, and other commercially reasonable controls designed to provide multiple layers of security and detection, Sensitive Information maintained by us may be vulnerable to attacks by computer hackers, to physical theft by other third party criminals, or to other compromise due to employee error or malfeasance. Attacks may include both sophisticated cyber attacks perpetrated by organized crime groups, “hactivists,” or state sponsored groups, as well as non technical attacks ranging from sophisticated social engineering to simple extortion or threats, which can lead to unauthorized access or disclosure, disruption or further attacks. Such events may expose us to civil and criminal liability, regulatory action, harm our reputation among customers, deter people from purchasing our products, cause system interruptions, require significant technical, legal and other remediation expenses, and otherwise have an adverse impact on our business. Third parties to whom we outsource certain functions are also subject to the risks outlined above, and if such a third party suffers a breach of information security involving our Sensitive Information, the breach may result in substantial costs and other negative consequences, including a material adverse effect on our business, financial condition, results of operations and liquidity. We offer no guarantees that we will be able to implement information security measures to prevent all breaches of information security.
Employee error, misconduct, or excessive risks may be difficult to detect and prevent and could adversely affect us.
Persons who conduct our business, including executive officers and other members of management, other employees and our IMOs and their sales agents, do so in part by making decisions and choices that involve exposing us to risk. These include decisions such as setting underwriting guidelines and standards, product design and pricing, determining what assets to purchase for investment and when to sell them, deciding which business opportunities to pursue, and other decisions. Losses may result from, among other things, excessive risk, fraud, errors, failure to document transactions properly, failure to obtain proper internal authorization, or failure to comply with regulatory requirements. Although we employ controls and procedures designed to monitor business decisions and prevent us from taking excessive risks, it is not always possible to deter or prevent employee misconduct or errors in judgment, and the precautions that we take to prevent and detect this activity may not be effective in all cases. The impact of those losses and excessive risks could harm our reputation and have a material adverse effect on our financial condition and business operations.
We face a risk of noncompliance with and enforcement action under the Bank Secrecy Act and other anti money laundering statutes and regulations.
A major focus of governmental policy on financial institutions in recent years has been aimed at combating money laundering and terrorist financing. The USA PATRIOT Act of 2001 (the “PATRIOT Act”) substantially broadened the scope of United States anti money laundering laws and regulations by imposing significant new compliance and due diligence obligations, creating new crimes and penalties and expanding the extra territorial jurisdiction of the United States, and by expanding the categories of financial institutions to which such laws and regulations apply to include some categories of insurance companies. Certain financial institutions are also prohibited from entering into specified financial transactions and account relationships and must use enhanced due diligence procedures in their dealings with certain types of high risk clients and implement a written client identification program. Financial institutions must take certain steps to assist government agencies in detecting and preventing money laundering and report certain types of suspicious transactions without notifying the affected clients. Regulatory authorities routinely examine financial institutions to ensure that they have policies and procedures reasonably designed to comply with applicable requirements and for compliance with the policies and procedures and these substantive obligations. Failure of a financial institution to maintain and implement adequate programs, including policies and procedures, to combat money laundering and terrorist financing, or to comply with all of the relevant laws or regulations, could have serious legal and reputational consequences for the institution. Regulatory authorities have imposed cease and desist orders and civil money penalties against institutions found to be violating these obligations. We and our subsidiaries are subject to anti money laundering statutes and certain regulations, and our compliance obligations under these rules result in increased costs and allocation of internal resources.
Litigation or regulatory actions could have a material adverse impact on us.
Current and future litigation or regulatory investigations and actions in the ordinary course of operating our business, including class action lawsuits, may negatively affect us by resulting in the payment of substantial awards or settlements, increasing legal and compliance costs, requiring us to change certain aspects of our business operations, diverting management attention from other business issues, harming our reputation with customers or making it more difficult to retain current customers and to recruit and retain employees or agents.
Guarantees within certain of our products may adversely affect our financial condition or results of operations.
We offer guarantees which can include a return of no less than the total deposits made on the contract less any customer withdrawals, total deposits made on the contract less any customer withdrawals plus a minimum return, or the highest contract value on a specified anniversary date minus any customer withdrawals following the contract anniversary. These guarantees can also include benefits payable in the event of death, upon annuitization, upon periodic withdrawal or at specified dates during the accumulation period.
Periods of significant and sustained downturns in equity markets, increased equity volatility, and/or reduced interest rates could result in an increase in the valuation of the future policy benefit or policyholder account balance liabilities associated with such products, resulting in a reduction of our potential profitability. We use risk management techniques including product design, asset liability management, reinsurance and hedge strategies to manage the risk associated with liability exposures and the volatility of net income associated with these liabilities.
We remain ultimately liable for the specific guaranteed benefits and are subject to the risk that reinsurers or derivative counterparties are unable or unwilling to pay. In addition, we are subject to the risk that hedging and other risk management procedures prove ineffective, or the estimates and assumptions made in connection with their use fail to reflect or correspond to the actual liability exposure, or that unanticipated policyholder behavior or mortality, combined with adverse market events, produces economic losses beyond the scope of the risk management techniques employed. We are also subject to the risk that the cost of hedging these guaranteed minimum benefits may materially increase. These risks, individually or collectively, may have a material adverse effect on our financial condition or results of operations.
We regularly analyze the overall risk position at the enterprise level and decide how much risk to retain (that is, to hold capital) and how much risk to transfer off the balance sheet. This decision considers the cost of transferring risk, the concentration of the risk, and our tolerance for volatility. Residual risk for which we hold capital may lead to volatility including GAAP earnings volatility. We cannot assure you that our hedging strategy will successfully mitigate any risks we may hedge.
Deviations from assumptions regarding future persistency, mortality, morbidity, and interest rates used in calculating reserve amounts could have a material adverse impact on our results of operations or financial condition.
Our profitability depends significantly upon the extent to which the actual experience is consistent with the assumptions we use in setting prices for our products and establishing liabilities for future policy benefits and claims. Such amounts are established based on estimates by actuaries of how much we will need to pay for future benefits and claims. The process of calculating reserve amounts for a life insurance company involves the use of a number of assumptions, including those related to persistency (how long a contract stays with a company), mortality (the likelihood of death or the likelihood of survival), morbidity (likelihood of sickness or disability) and interest rates (the rates expected to be paid or received on financial instruments, including insurance or investment contracts).
Pricing of our annuity products is also based in part upon expected persistency of these products, which is the probability that a policy or contract will remain in force from one period to the next. Persistency within our annuities business may be significantly impacted by the value of guaranteed minimum benefits contained in many of our annuity products being higher than current account values, in light of poor equity market performance or extended periods of low interest rates, as well as other factors. Persistency could be adversely affected generally by developments affecting client perceptions of us, including perceptions arising from adverse publicity. Many of our products also provide our customers with wide flexibility with respect to the amount and timing of premium deposits and the amount and timing of withdrawals from the policy’s value.
Some of our products and services are complex and are sold through IMOs and their agents, and a failure of the IMOs and their agents to properly explain our products and services or their misrepresentation in connection therewith could have an adverse effect on our business, results of operations and financial condition.
Some of our products are complex and are sold through IMOs and their agents. In particular, we are reliant on our IMOs and their agents primarily in our distribution channel to describe and explain our products to potential customers. The intentional or unintentional misrepresentation of our products and services in advertising materials or other external communications, or inappropriate activities by the IMOs or their agents, could adversely affect our business reputation and prospects, as well as lead to potential regulatory actions or litigation.

USE OF PROCEEDS
We anticipate that the net proceeds to us from the sale of our voting common stock in this offering will be approximately $       million, after deducting offering expenses and the underwriting discounts and commissions (or $       million, if the underwriter exercises its over-allotment option in full).
We intend to use the net proceeds of this offering as follows:
•
to contribute capital to American Life to support additional growth, including possible product expansion; and

•
for general corporate purposes, which may include acquisitions of insurance companies with state licenses of interest to us.

Before we apply any of the proceeds for any uses, they likely will be temporarily invested in short-term investment securities. The precise amounts and timing of the application of proceeds has yet to be determined by our management.
DETERMINATION OF OFFERING PRICE
Our voting common stock is currently traded on the OTCQB Marketplace under the symbol “MDWT.” On      , 2020, the closing price of our voting common stock was $     . On August 27, 2020, we completed a 500 for one reverse stock split and there has been minimal trading of our voting common stock since that date. We have applied to list our voting common stock on the Nasdaq Capital Market under the symbol “MDWT.” As a consequence, the closing sales price of our voting common stock as reported on the OTCQB may not be indicative of market price of our voting common stock on Nasdaq and there can be no assurance that a trading market will develop for our shares of voting common stock on Nasdaq Capital Market.
Before this offering, there has been a limited trading market for our voting common stock. The underwriter is not obligated to make a market in our voting common stock, and even if it chooses to make a market, it can discontinue at any time without notice. Neither we nor the underwriter can provide any assurance that an active and liquid trading market in our voting common stock will develop or, if developed, that the market will continue.
The public offering price of the shares offered by this prospectus has been determined by negotiation between us and the underwriter. Among the factors considered in determining the public offering price of the shares were:
•
our history and our prospects;

•
the industry in which we operate;

•
our past and present operating results;

•
the previous experience of our executive officers;

•
the general condition of the securities markets at the time of this offering; and

•
our historic quoted prices on the OTCQB.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares. Upon the commencement of trading, the price of our shares will be subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.

DIVIDEND POLICY
Holders of our voting common stock are entitled to cash dividends when, as and if declared by our board of directors out of funds legally available therefor. We have never paid cash dividends on our voting common stock. Future dividend policy will be subject to the discretion of our board of directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions, and other factors. Therefore, we can give no assurance that future cash dividends of any kind will be paid to holders of our voting common stock.
Our ability to pay cash dividends depends, in part, upon on the ability of American Life to pay cash dividends to us. American Life, as an insurance subsidiary is subject to significant regulatory restrictions limiting its ability to declare and pay cash dividends. These restrictions are related to surplus and net investment income.

CAPITALIZATION
The following table sets forth our consolidated capitalization as of September 30, 2020, as follows:
(i)
on an actual basis, and

(ii)
on an as-adjusted basis to reflect the sale of shares of voting common stock at a price of $     per share for total net proceeds of approximately $    .

This information should be read together with our consolidated financial statements and other financial information set forth in this prospectus, and the information under “Management’s Discussion of Financial Condition and Results of Operations.”
	Actual at September 30, 2020 (unaudited)	As Adjusted at September 30, 2020 (unaudited)
Long term debt	$—		$—
Stockholders’ equity
Preferred stock, $0.001 par value; 2,000,000 shares authorized; no shares issued and outstanding	—		—
Voting common stock, $0.001 par value; 20,000,000 shares authorized; 2,718,967 shares issued before the offering ( shares pro forma)(1); 2,000,000 non-voting common stock authorized; no non-voting common shares outstanding	2,719
Additional paid in capital	69,114,515
Treasury stock	(175,333)
Accumulated deficit	(41,607,833)
Accumulated other comprehensive loss	(2,255,905)
Total stockholders’ equity	25,078,163
Total capitalization	$25,078,163	$

(1)
Assumes that the underwriter’s over-allotment option has not been exercised.

DILUTION
If you purchase our voting common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the net tangible book value per share of our voting common stock immediately after this offering. Net tangible book value per share is determined by dividing the number of shares of voting common stock outstanding as of September 30, 2020, into our total tangible assets less total liabilities.
Our net tangible book value as of September 30, 2020 was approximately $24.4 million, or $8.97 per share, based on 2,718,967 shares of our voting common stock outstanding as of that date.
After giving effect to the sale of       shares of voting common stock by us at the public offering price of $      per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2020 would have been $      million, or $      per share. This represents an immediate increase in net tangible book value of $      per share to existing stockholders and immediate dilution of $      per share to investors in this offering, as illustrated by the following table:
Public offering price per share		$
Net tangible book value per share as of September 30, 2020	$
Increase in net tangible book value per share attributable to investors participating in this offering
As adjusted net tangible book value per share after giving effect to this offering
Dilution per share to investors in this offering		$
If the underwriter exercises in full its option to purchase up to       additional shares from us at the public offering price of $      per share, the as adjusted net tangible book value per share after this offering would be $      per share, the increase in net tangible book value per share to existing stockholders would be $      per share, and the dilution to new investors purchasing shares in this offering would be $      per share.
The number of shares of voting common stock to be outstanding immediately after this offering is based on 2,718,967 shares outstanding as of September 30, 2020 and excludes: 47,317 shares of voting common stock issuable upon exercise of stock options outstanding as of September 30, 2020 under our equity incentive plan, with an exercise price of $25.00 per share.
To the extent that additional shares are issued pursuant to the foregoing plan, investors purchasing our voting common stock in this offering will experience further dilution. In addition, we may offer other securities in other offerings based upon market conditions or strategic considerations. To the extent we issue such securities, you may experience further dilution.

SELECTED FINANCIAL AND OPERATING DATA
The following table sets forth summary consolidated financial data of Midwest Holding Inc. The financial data as of and for the nine months ended September 30, 2020 and 2019 have been derived from our unaudited financial statements for the nine months ended September 30, 2020, which are included in this prospectus. The financial data as of December 31, 2019 and 2018 and for the years then ended have been derived from our audited financial statements for the years ended December 31, 2019 and 2018, which are included in this prospectus. The summary consolidated financial information in the table below are not necessarily indicative of our expected future operating results. The following summary historical financial information should be read together with “Consolidated Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.
Selected Statements of Income
	Nine Months Ended September 30,		Fiscal Year Ended December 31,
	2020	2019	2019	2018
	(in thousands except per share amounts) (unaudited)		(in thousands except per share amounts)
Revenues:
Amount of deferred gain on reinsurance	$814	$2,466	$2,644	$118
Realized gains	7,829	9	354	48
Investment income	1,277	331	121	516
Other	1,494	214	281	194
Total revenues	11,414	3,020	3,400	876
Expenses:
Salaries and benefits	3,624	1,783	2,702	2,161
Other operational expenses	6,171	5,065	6,073	3,752
Total expenses	9,795	6,848	8,775	5,913
Pre-tax income (loss)	1,619	(3,828)	(5,375)	(5,037)
Income tax expense	(2,145)	(115)	(234)	—
Loss from discontinued operations			—	(29)
Net loss	$(526)	$(3,943)	$(5,609)	$(5,066)
Net loss per common share	$(0.22)	$(4.71)	$(4.99)	$(121.77)
Balance Sheet Data
	September 30, 2020	December 31, 2019	December 31, 2018
	(in thousands)	(in thousands)	(in thousands)
	(unaudited)
Assets:
Investments available for sale	$250,543	$117,242	$17,384
Mortgage loans	61,465	13,810	—
Notes receivable	5,516	—	—
Other	22,620	7,550	44
Total investments	340,144	138,602	17,428
Cash and equivalents	136,432	43,716	2,833
Reinsurance recoverables	42,091	30,580	23,101
Other	17,982	7,018	40,557
Total assets	536,649	219,916	66,491

	September 30, 2020	December 31, 2019	December 31, 2018
	(in thousands)	(in thousands)	(in thousands)
	(unaudited)
Liabilities:
Benefit reserves	16,434	16,320	16,013
Deposit type contracts	455,429	171,169	7,235
Deferred gains on reinsurance	15,739	7,578	3,900
Other	23,969	10,690	41,980
Total liabilities	511,571	205,757	69,128
Stockholders’ equity:
Preferred stock	—	—	1,500
Common stock	3	2	—
Additional paid-in capital	69,114	54,494	33,029
Treasury Stock	(175)
Accumulated deficit	(41,608)	(41,082)	(35,348)
Accumulated other comprehensive (loss) income	(2,256)	620	(1,818)
Noncontrolling interest	—	125	—
Total stockholders’ equity	$25,078	$14,159	$(4,137)

Non-GAAP Financial Measures
We discuss below certain non-GAAP financial measures that our management uses, in conjunction with GAAP financial measures, as an integral part of managing our business and to, among other things:
•
monitor and evaluate the performance of our business operations and financial performance;

•
facilitate internal comparisons of the historical operating performance of our business operations;

•
review and assess the operating performance of our management team;

•
analyze and evaluate financial and strategic planning decisions regarding future operations; and

•
plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

Non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. These non-GAAP financial measures should be considered along with, but not as alternatives to, our operating performance measures as prescribed by GAAP.
Annuity Premiums
Annuity premiums, also referred to as sales or direct written premiums, do not correspond to revenues under GAAP, but are relevant metrics to understand our business performance. Under statutory accounting practices, or “SAP”, our annuity premiums received are treated as premium revenue. Our premium metrics include all sums paid into an individual annuity in a given period. We typically transfer all or a substantial portion of the premium and policy obligations to reinsurers. Ceded premium represents the premium we transfer to reinsurers in a given period. Retained premium represents the portion of premium received a given period that was not ceded to reinsurers and will either be reinsured in a subsequent period or retained by us. We retain premiums prior to transferring them to reinsurers to facilitate block and other reinsurance transactions involving portfolios of annuity premiums.
The following table sets forth premiums received under SAP. We did not receive any, annuity premiums in 2018. Under GAAP these products are defined as deposit-type contracts; therefore, the premium revenue is accounted under GAAP as deposit-type liabilities on our balance sheet and is not recognized in our income statement.

	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019
	(unaudited)
Annuity Premiums (SAP)
Annuity Direct written premiums	279,537,158	79,500,172	$161,364,568
Ceded written premiums	(177,979,450)	(75,439,664)	(160,493,727)
Net written premiums retained	$101,557,708	$4,060,508	$870,841
Adjusted Revenue
Our adjusted revenue represents the revenue we receive and retain taking into account the reinsurance transactions we complete. We define adjusted revenue as revenue including the impact of reinsurance transactions completed during the relevant period and excluding the total return on the asset portfolios that are owned by reinsurers but held by us, which in the table below is the net realized (gains) losses on investments. We hold these assets primarily to reduce potential credit risk of the reinsurers. Under our agreements with reinsurers, the assets backing the reinsurance agreements are typically maintained by us as collateral but the assets and the total return on the asset portfolios are received by the reinsurers. We receive ceding commissions from reinsurers based on ceded premium in a given period, the products reinsured and the terms of the reinsurance agreements. The revenue we receive from ceding commissions is recognized and earned immediately under SAP upon the completion of a reinsurance transaction in which we have ceded premiums to reinsurers. There is no collectability risk as the commissions are paid to us in full in cash when the policies are written and there are no further expenses associated with the collected premiums. The adjustment for deferred coinsurance ceding commission is a line item entry derived directly from our GAAP consolidated statements of cash flows in our Consolidated Financial Statements in this prospectus. Our management uses adjusted revenue as an internal measure of our underlying business performance and it provides useful insights into our results of operations.
Under GAAP, ceding commissions are deferred on our balance sheet as a deferred gain on coinsurance transactions and are subsequently amortized through amortization of deferred gain on reinsurance on the income statement over the period of the policy contracts.
The following table sets forth a reconciliation of total revenue to adjusted revenue for the years ended December 31, 2019 and the nine months ended September 30, 2019 and 2020. We did not receive any annuity premiums in 2018:
	Nine Months Ended September 30,		Year Ended December 31,
	2020	2019	2019
	(unaudited)
Total revenue – GAAP	$11,413,881	$3,020,384	$3,399,788
Adjustments:
Net realized gains on investments	(4,369,562)	—	—
Deferred coinsurance ceding commission	8,161,069	2,821,255	3,678,196
Adjusted revenue	$15,205,388	$5,841,639	$7,077,984
Adjusted net income (loss)
Adjusted net income (loss) represents the impact of revenue we receive and retain taking into account the reinsurance transactions we complete. Under these provisions with third party reinsurers, the assets backing the treaties are maintained by American Life as collateral and are carried on the balance sheet for American Life, but the assets are owned by the third party reinsurer; thus, the total return on the asset portfolio belongs to the third party reinsurers. Under GAAP this is considered an embedded derivative but is not designated as a hedge. We make an income statement adjustment for net realized (gains) losses on investments related to the embedded derivative. The net realized (gains) losses on investments related to the embedded derivative is included in GAAP net loss but is reversed dollar for dollar in the calculation of GAAP other comprehensive income (loss) through a reclassification adjustment for net realized losses (gains) on investments. We define adjusted net (loss) income as net (loss) income including the impact of reinsurance transactions completed during the period and excluding the total return on the asset portfolios that are owned by reinsurers and held by us. These items have no direct expense and the tax effect of these adjustments is already included in our tax basis, which is similar to our Adjusted Net Income. Our management uses adjusted net (loss) income as an internal measure of our underlying business performance and because it provides useful insights into our results of operations.
The following table sets forth a reconciliation of net loss to adjusted net income (loss) for the years ended December 31, 2019 and the nine months ended September 30, 2019 and 2020. We did not receive annuity premiums in 2018:
	Nine Months Ended September 30,		Year Ended December 31, 2019
	2020	2019
	(unaudited)
Net loss attributable to Midwest Holding Inc. – GAAP	$(526,123)	$(3,989,684)	$(5,733,658)
Adjustments:
Net realized gains on investments	(4,369,562)	—	—
Deferred coinsurance ceding commission	8,161,069	2,821,255	3,678,196
Total adjustments	3,791,507	2,821,255	3,678,196
Income tax (expense) benefit adjustment(1)	—	—	—
Adjusted net income (loss)	$3,265,384	$(1,168,429)	$(2,055,462)

(1)
There was no tax effect on the Total adjustments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included in this prospectus. However, these forward-looking statements involve many risks and uncertainties including those referred to herein. Our actual results could differ materially from those indicated in such forward-looking statements as a result of certain factors, such as those set forth in this prospectus under “Risk Factors”. We are under no duty to update any of the forward-looking statements after the date of this registration statement to conform these statements to actual results.
Overview
We were formed on October 31, 2003 for the primary purpose of becoming a financial services company. We operate our business primarily through three subsidiaries, American Life, 1505 Capital, that provides investment advisory and related asset management services, and Seneca Re. American Life is licensed to sell, underwrite, and market life insurance and annuity products in 20 states and the District of Columbia and has pending applications in additional states. We also provide insurance company administrative services through a division known as “m.pas” that was formed in 2019.
On June 28, 2018 we underwent a change in control as a result of the closing of the Xenith Agreement. Vespoint is owned and managed by AMS Advisors LLC, a Delaware limited liability company, and Rendezvous Capital LLC, a New York limited liability company. Each of these three companies is a private investment company and they are controlled by Michael Minnich and A. Michael Salem, who are Co-Chief Executive Officers of Vespoint and executive officers and directors of Midwest and American Life.
At the closing of the Xenith Agreement, we issued 1,500,000 shares of newly created Series C Convertible Preferred Stock to Xenith for $1,500,000, which was subsequently converted on June 18, 2019 into 145,709 shares of our voting common stock at approximately $10.29 per share. In addition, pursuant to the Xenith Agreement, Xenith loaned us $19,100,000 which was converted on June 18, 2019 into 1,855,361 shares of voting common stock at approximately $10.29 per share. All interest on the loans from Xenith through June 18, 2019, was waived and was accounted for as a capital contribution to us. Of the funds received from Xenith, we contributed $20,500,000 to American Life. On August 10, 2020, our shares owned of record and beneficially by Xenith were distributed to its members, including Vespoint. On November 10, 2020, Vespoint distributed all of its shares of our voting common stock to its members, which included entities owned by Messrs. Minnich and Salem. See “Security Ownership” elsewhere in this prospectus.
After closing of the Xenith Agreement, we began implementation of a new business plan with the purpose of leveraging technology and reinsurance to distribute insurance products through IMOs as described elsewhere in this prospectus.
American Life’s sales force continues to grow, with eight third party IMOs presently offering our products. American Life obtained an A.M. Best Rating of B++ in December 2018 that was affirmed in 2019.
Beginning in mid 2019, American Life began ceding portions of its MYGA and FIA annuity business to third party insurance companies and Seneca Re that we refer to in this prospectus as “quota shares.” For detailed information see “Note 10 — Reinsurance” to our Consolidated Financial Statements included in this prospectus.
Effective March 12, 2020, we formed Seneca Re for the purpose of reinsuring various types of risks through one or more single purpose entitles, or “protected cells.” On March 30, 2020, Seneca Re received its certificate of authority to transact business as a captive insurance company. On May 12, 2020, we contributed $3.0 million to Seneca Re for a 100% ownership interest. Seneca Re had two protected cells, cell 2020-01 (“SRC1”) and cell 2020-02 (“SRC2”) as of September 30, 2020. We have contributed a total of $7.5 million through September 30, 2020 to capitalize SRC1, which is consolidated in our financial statements.
Effective on April 24, 2020, we raised capital of $5.227 million from various third party investors and issued 231,655 shares of voting common stock at $22.50 per share. Also, on April 24, 2020, we signed a securities purchase agreement with Crestline for additional capital of $10.0 million and issued 444,444 shares of our voting common stock to Crestline at $22.50 per share.
On April 24, 2020, American Life entered into a three-year master letter agreement and related reinsurance, trust and asset management agreement with Seneca Re and Crestline regarding a flow of annuity reinsurance and related asset management, whereby Crestline agreed to provide reinsurance funding for a quota share percentage of 25% of the liabilities of American Life arising from its MYGA and quota share percentage of 40% of American Life’s FIA products. Crestline contributed $40.0 million of assets to capitalize SRC2. Through September 30, 2020, American Life had ceded $80.3 million face amount of annuities to SRC2 (which was funded with $40 million in capital by Crestline). American Life received ceding commissions under SAP of $3,837,996 and expense reimbursements under SAP of $7,247,966 in connection with these reinsurance transactions during the nine months ended September 30, 2020.
COVID-19
We continue to closely monitor developments related to the COVID-19 pandemic to assess any potential adverse impact on our business. Due to the evolving and highly uncertain nature of this event, it currently is not possible to provide a longer-term estimate of potential insurance or reinsurance exposure or the indirect effects the pandemic may have on our results of operations, financial condition or liquidity. Management implemented the Company’s business continuity plan in early March 2020 and operated through July 2020 with the majority of employees working remotely. Operations continued as normal despite a sharp increase in sales during the period. We continue to monitor the Center for Disease Control and Prevention and State of Nebraska guidelines regarding employee safety.
Our management will continue to monitor our investments and cash flows to evaluate the impact as this pandemic evolves. See “Risk Factors.”
Unrealized Losses; Embedded Derivatives
American Life has agreements with three third party reinsurers that have funds withheld (“FW”) coinsurance provisions under which the assets related to the reinsured business are maintained by American Life as collateral; however, ownership of the assets and the total return on the asset portfolios belong to the third party reinsurers. Under GAAP, this arrangement is considered an embedded derivative as discussed in “Note 7 — Derivative Instruments” to our Consolidated Financial Statements. As a result of price decreases in 2020, assets carried as investments on American Life’s financial statements for the third party reinsurers contained unrealized losses of approximately $4.4 million as of September 30, 2020. The terms of the contracts with the third party reinsurers provide that unrealized losses on the portfolios accrue to the third party reinsurers. We account for these unrealized losses by recording equivalent realized gains on our income statement. Accordingly, the unrealized losses on the assets held by American Life on behalf of the third party reinsurers were offset by recording an embedded derivative gain of $4.4 million. If prices of investments recover, the unrealized losses of the third party reinsurers may be reduced; therefore, the associated embedded derivative gain recognized by us in the first nine months of 2020, would be reduced accordingly.
Critical Accounting Policies and Estimates
Our accounting and reporting policies are in accordance with generally accepted accounting principles in the United States of America (“GAAP”). Preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. The following is a summary of our significant accounting policies and estimates. These accounting policies inherently require significant judgment and assumptions, and actual operating results could differ significantly from management’s estimates determined using these policies. We believe the following accounting policies, judgments and estimates are the most critical to the understanding of our results of operations and financial position. For further discussion of our accounting policies and estimates see “Note 1 — Nature of Operations and Summary of Significant Accounting Policies” to our Consolidated Financial Statements.

Valuation of Investments
The type and amount of investments that can be made by a life insurance company are specifically controlled by applicable state statutes and rules and regulations of the respective state departments of insurance. American Life has adopted investment policies in compliance with the insurance laws of the State of Nebraska. We have a significant amount of investments on our balance sheets that are held as collateral for our reinsurers.
American Life has a long-term investment policy aimed at protecting capital and earning attractive risk adjusted returns while maintaining compliance with Nebraska’s insurance investment laws. Our investments are managed by our senior management team, who have many years of asset management experience with the advice of 1505 Capital, which was established in 2018 to provide financial and investment advisory and management services to clients and related investment, trading and financial activities, including American Life. Trades are cleared through a common broker after competitive prices are solicited.
Our investment portfolio expanded in 2019 to include a broader class of fixed maturities (including collateralized loan obligations, corporate, asset-backed and mortgage-backed securities), mortgage loans, derivatives and other investments including assets we hold as collateral for reinsurance entitles. Fixed maturities, which are classified as available-for-sale, are carried at their fair value in the consolidated balance sheets, with unrealized gains or losses recorded in accumulated other comprehensive income (loss). Mortgage loans are carried and book value which is also used for their fair value in the consolidated balance sheets. Derivatives are carried at fair market value with the realized gains or losses recorded in realized gains (losses) on the comprehensive income statement. We utilize external independent third party pricing services to determine the fair values on investment securities available-for-sale. We have processes and controls in place to review prices received from service providers for reasonableness and unusual fluctuations in prices. In the event that a price is not available from a third party pricing service, we pursue external pricing from brokers. Generally, we pursue and utilize only one broker quote per security. In doing so, we solicit only brokers which have previously demonstrated knowledge and experience of the subject security.
We frequently review the investment portfolio for declines in the fair value. Our process for identifying declines in the fair value of investments that are other-than-temporary involves consideration of several factors. These factors included (a) the time or period and extent to which the fair value has been less than the amortized cost basis, (b) adverse conditions specifically related to the security, industry or geographic area, (c) the historical and implied volatility of the fair value of the security, (d) payment structure of the security, (e) failure of issuer of the security to make interest payments, (f) changes to the rating of the security, and (g) possible recoveries or additional declines in the fair value after the balance sheet date.
The recognition of other-than-temporary impairment losses on debt securities is dependent on the facts and circumstances related to a specific security. If we intend to sell a security or it is more likely than not that we would be required to sell a security prior to recovery of the amortized cost, the difference between amortized cost and fair value is recognized in the income statement as an other-than-temporary impairment. As it relates to debt securities, if we do not expect to recover the amortized basis, do not plan to sell the security and if it is not more likely than not that we would be required to sell a security before the recovery of its amortized cost, the recognition of the other-than-temporary impairment is bifurcated. We recognize the credit loss portion through earnings in the income statement and the noncredit loss portion in accumulated other comprehensive loss. The credit component of an other-than-temporary impairment is determined by comparing the net present value of projected cash flows with the amortized cost basis of the debt security. The net present value is calculated by discounting our best estimate of projected future cash flows at the effective interest rate implicit in the fixed income security at the date of acquisition. Cash flow estimates are driven by assumptions regarding probability of default, including changes in credit ratings, and estimates regarding timing and amount of recoveries associated with a default.
Intangibles
We assess the recoverability of indefinite-lived intangible assets at least annually or whenever events or circumstances suggest that the carrying value of an identifiable indefinite-lived intangible asset may exceed the sum of the future discounted cash flows expected to result from its use and eventual disposition. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset.
Our indefinite-lived intangible assets consist of American Life’s state licenses. We compared the carrying value to the current costs of obtaining licenses in those states. As of September 30, 2020, the sum of the fair value of those licenses exceeded the carrying value of the indefinite-lived intangible assets. The assumptions and estimates used to determine future values are complex and subjective. They can be affected by various factors, including external factors such as industry and economic trends, and internal factors such as changes in our business strategy and our revenue forecasts.
Reinsurance
We expect to reinsure most of the risks associated with our issued annuities. Our reinsurers may be domestic, foreign or capital markets investors seeking to assume U.S. insurance business. It must be understood that in most reinsurance transactions, American Life will remain exposed to the credit risk of reinsurers, or the risk that one or more reinsurers may become insolvent or otherwise unable or unwilling to pay for policyholder claims. We plan to mitigate the credit risk relating to reinsurers by generally either requiring that the reinsurer post substantial collateral or make other financial commitments to secure the reinsured risks. Under these reinsurance agreements, we expect there will be a monthly or quarterly settlement of premiums, claims, surrenders, collateral, and other administration fees.
In a typical reinsurance transaction, we receive a ceding commission and reimbursement of certain expenses at the time liabilities are reinsured, plus ongoing fees for the administration of the business ceded. Our reinsurers are typically not “accredited” or qualified as reinsurers under Nebraska law. In order to receive credit for reinsurance for transactions with these reinsurers and to reduce potential credit risk, we hold collateral from the reinsurer on a funds withheld basis or require the reinsurer to maintain a trust that holds assets backing up the reinsurer’s obligation to pay claims on the business it assumes. In some cases, the reinsurer may appoint an investment manager to manage these assets pursuant to guidelines approved by us that are consistent with state investment statutes and regulations relating to reinsurance. In many cases, our investment advisor subsidiary, 1505 Capital, is appointed to manage these assets and we receive additional ongoing asset management fees.
Future Policy Benefits
We establish liabilities for amounts payable under our policies, including annuities. Generally, amounts are payable over an extended period of time. Under GAAP, our annuities are treated as deposit liabilities, where we use account value in lieu of future policy reserves. Our FIA reserves are calculated by an independent consulting actuary. We currently do not offer traditional life insurance products.
Income Taxes
Deferred tax assets are recorded based on the differences between the financial statement and tax basis of assets and liabilities at the applicable tax rates. The principal assets and liabilities giving rise to such differences are investments, insurance reserves, and deferred acquisition costs. A deferred tax asset valuation allowance is established when there is uncertainty that such tax assets would be realized. We have no uncertain tax positions that we believe are more-likely-than not that the benefit will not to be realized.
Recognition of Revenues
Amounts received as payment for annuities are recognized as deposits to policyholder account balances and included in future insurance policy benefits. Annuity premiums are shown as a financing activity in the consolidated statement of cash flows. Revenues from these contracts are comprised of fees earned for administrative and policyholder services, which are recognized over the period of the annuity contracts and included in other revenue. Through our reinsurance contracts, revenues are earned through ceding commissions, which are capitalized, and our independent consulting actuary determines the amounts to be recognized as income over the period of the annuity contracts. Deferred coinsurance ceding commissions are shown as an operating activity in the consolidated statement of cash flows. Revenues from asset management services are recognized as earned.

Derivative Instruments
Derivatives are used to hedge the risks experienced in our ongoing operations, such as equity, interest rate and cash flow risks, or for other risk management purposes, which primarily involve managing liability risks associated with our FIA product and reinsurance agreements. Derivatives are financial instruments whose values are derived from interest rates, foreign exchange rates, financial indices, or other underlying notional amounts. Derivative assets and liabilities are carried at fair value on the consolidated balance sheets.
To qualify for hedge accounting, at the inception of the hedging relationship, we would formally document our designation of the hedge as a cash flow or fair value hedge and our risk management objective and strategy for undertaking the hedging transaction. In this documentation, we identify how the hedging instrument is expected to hedge the designated risks related to the hedged item, the method that would be used to retrospectively and prospectively assess the hedging instrument’s effectiveness and the method which would be used to measure ineffectiveness. A derivative designated as a hedging instrument must be assessed as being highly effective in offsetting the designated risk of the hedged item. Hedge effectiveness is formally assessed at inception and periodically throughout the life of the designated hedging relationship.
In the late 2019, we began investing in options to hedge our interest rate risks on our FIA product. Options typically do not qualify for hedge accounting; therefore, we chose not to use hedge accounting for our options that we currently have. We value our derivatives at fair market value with the offset being recorded on our income statement as a realized gain or (loss).
Additionally, reinsurance agreements written on a funds withheld basis contain embedded derivatives on our FIA product. Gains or (losses) associated with the performance of assets maintained in the relevant deposit and funds withheld accounts are reflected as realized gains or (losses) in the income statement.
New Accounting Standards
A discussion of certain new accounting standards is provided in “Note 1 — Nature of Operations and Summary of Significant Accounting Policies” to our Consolidated Financial Statements included in this prospectus.
Consolidated Results of Operations — Years Ended December 31, 2019 and 2018
Revenues
The following summarizes the sources of our revenue for the periods indicated:
	Year ended December 31,
	2019	2018
Premiums	$(152)	$135,387
Investment income, net of expenses	120,581	515,888
Net realized gains on investments	353,602	47,824
Amortization of deferred gain on reinsurance	2,643,801	117,871
Other revenue	281,956	58,842
	$3,399,788	$875,812
Premium revenue:   Premium revenue decreased primarily due to the assumption by another insurer of our remaining ordinary life business in July 2018. In 2019 the premium included above was a refund of premium that we had included in 2018. The introduction of our MYGA and FIA products discussed above generated a meaningful volume of new business; however, these products are defined as investment contracts and GAAP requires that the premium be deferred as deposit-type liabilities on our balance sheet. American Life expects to introduce new products in 2020 primarily in the annuity business. The table below shows premium issued under statutory accounting practices (“SAP”) on our two annuity products:

	MYGA Premium(1)	FIA Premium(1)(2)
First quarter 2019	$8,292,617	$—
Second quarter 2019	29,946,263	—
Third quarter 2019	41,261,292	—
Fourth quarter 2019	66,247,565	15,616,831
Total issued for 2019	$145,747,737	$15,616,831

(1)
Under SAP, the MYGA and FIA premiums are treated as premium revenue. Under GAAP these products are defined as deposit-type contracts; therefore, the premium revenue that is recognized under SAP is accounted for under GAAP as deposit-type liabilities on our balance sheet and is not recognized in our income statement.

(2)
We began selling the FIA product in November 2019.

Investment income, net of expenses:   The components of net investment income for 2019 and 2018 were as follows:
	Year ended December 31,
	2019	2018
Fixed maturities	$292,453	$789,949
Other	38,397	44,614
Gross investment income	330,850	834,563
Less investment expenses	(210,269)	(318,675)
Investment income, net of expenses	$120,581	$515,888
In 2018, before we implemented our new business plan, we had a larger direct investment portfolio where the investment income was retained by us and accordingly, we had significantly higher investment income in 2018 compared to 2019. The decrease in 2019 was also due to the fact that the investment income earned on the bonds purchased with the proceeds of our MYGA and FIA products from inception through December 31, 2019 was paid to our reinsurers as required by our reinsurance agreements. The decrease in investment expenses was primarily related to the interest expense incurred on the sale of certain real estate in 2018 that did not occur in 2019. The investment expense in 2019 related to interest expense on the deferred ceding commissions that were calculated by our consulting actuary.
Net realized gains on investments:   In 2019 we sold certain bonds and realized gains of $619,584. In early 2018 we sold bonds at a loss in order to maintain operating capital. Our unrealized losses in our investment portfolio were $1,842,919 at December 31, 2018.
Amortization of deferred gain on reinsurance:   The increase was due to the assumption of 79% of indemnity coinsurance policies ceded in 2018 being converted to assumptive reinsurance where we no longer had any legal obligation relating to the policies assumed. American Life recognized as income 79% of the remaining deferred ceding commission. This increase also included $171,659 in revenues from amortization related to the new deferred ceding commissions earned from reinsurance transactions with third party reinsurers entered into during 2019 related to our annuity business.
Other revenue:   Other revenue increased due to the consolidation of 1505 Capital into Midwest as of April 2, 2019. This increase in asset management fees was offset by a decrease in third party administration fees. We had only one customer for whom we performed these services during 2019 and the related fees earned during the years ended December 31, 2019 and 2018 were $48,300 and $89,240, respectively.

Expenses
Our expenses for the periods indicated are summarized in the table below:
	Year ended December 31,
	2019	2018
Interest credited	$6,584	$47,936
Death and other benefits	34,436	93,646
Increase (decrease) in benefit reserves	34,500	(27,121)
Salaries and benefits	2,701,314	2,160,853
Other operating expenses	5,997,955	3,637,748
	$8,774,789	$5,913,062
Interest credited:   The decrease was due to the 5% retention on the sale of the new FIA product during the year of 2019 that was classified as deposit-type funds. The interest credited in 2018 related to a block of life insurance business assumed from an unaffiliated entity that was assumed on July 31, 2018.
Death and other benefits:   Death benefits decreased due to the assumption of a block of life insurance business as of July 31, 2018. The benefits incurred in 2019 were for policies that were not included with our July 1, 2018 reinsurance transaction.
Increase in benefit reserves:   The change in benefit reserves was a result of the assumption of certain life insurance business as of July 31, 2018. The additional reserves in 2019 were attributed to several policies that were not included in the reinsurance transaction in 2018. The MYGA product does not carry reserves as the premium was classified as a liability on our balance sheet under GAAP.
Salaries and benefits:   The increase for 2019 was due to the addition of two new executive officers as well as staff increases to meet the needs of our expanded business. Management expects salaries and benefits to increase in 2020 to service our growth initiatives.
Other operating expenses:   Other operating expenses increased in 2019 primarily due to approximately $1,300,000 of expenses incurred for consultants, continuing technology and software development, and portal and web design. We incurred approximately $845,536 of interest on the Xenith notes payable that included approximately $131,000 accrued for interest for 2018. Also included in the Xenith notes payable was $161,000 of deferred legal costs associated with the Xenith Agreement in 2018, which was expensed when the notes were converted into voting common stock. Xenith forgave the payment of the interest accrued upon the conversion of the notes payable; as a result, the interest payable was required to be recognized under GAAP. Legal fees and license fees increased approximately $229,000 in 2019 as a result of the state expansion initiatives, the settlement of the sale of real estate, and fees associated with negotiations with reinsurers. The consolidation of 1505 Capital resulted in an increase of expenses of $382,000. We have established a long-term incentive plan described in Note 12. Long-Term Incentive Plan to our Consolidated Financial Statements. In July 2019, the board of directors approved options to purchase 17,900 shares of stock to our employees. The consideration recognized as expense for those options was approximately $68,000. The above increases were offset by consulting fees that were incurred in 2018 that did not occur in 2019 of approximately $148,000 and the expenses attributed to the commutation of an assumption agreement of approximately $154,000. Management expects to incur additional product development and system related costs in 2020.
Net Loss
The net loss from continuing operations increased in 2019 to $5,733,658 from $5,065,534 in 2018 primarily due to increases in salaries and benefits and the decrease in investment income caused by the transfer of assets on business ceded to reinsurers. These were offset by the recognition of $2,410,054 of deferred ceding commission as income due to 79% of the indemnity coinsurance being converted to assumptive, the additional amortization of deferred gains related to certain reinsurance transactions, an increase in our other revenue due to the consolidation of 1505 Capital, the decrease in our interest credited due to certain reinsurance transactions and an increase in our realized gains on investments.

Investments
Most investments on our balance sheets are held on behalf of our reinsurers as collateral under our reinsurance agreements. As a result, our investment allocations are largely a function of our collective reinsurer investment allocations. While the reinsurers own the investment risk on these assets, we typically restrict their investment allocations via control over the selection of the asset manager as well as asset restrictions set forth in investment guidelines. Additionally, in many of our reinsurance agreements, our affiliate investment manager, 1505 Capital, is selected as the asset manager.
The investment guidelines will typically include U.S. government bonds, corporate bonds, commercial mortgages, asset backed securities, municipal bonds, and collateral loans. The duration of our investments is 5 to 10 years in line with that of our liabilities. We do allow non-U.S. dollar denominated investments where the foreign exchange risk is hedged back to U.S. dollars.
The following table shows the carrying value of our investments by investment category and cash and cash equivalents, and the percentage of each to total invested assets as of December 31, 2019 and 2018. Increases in fixed maturity securities primarily resulted from the sale of our new MYGA and FIA products during 2019. Most of the investments as of December 31, 2019 are held as collateral for our reinsurers.
	December 31, 2019		December 31, 2018
	Carrying Value	Percent of Total	Carrying Value	Percent of Total
Fixed maturity securities:
U.S. government obligations	$2,081,224	1.1%	$1,995,951	9.9%
Mortgage-backed securities	798,608	0.4	1,004,051	5.0
Asset-backed securities	95,247,824	52.2	—	—
States and political subdivisions – general obligation	249,282	0.1	263,184	1.3
States and political subdivisions – special revenue	25,291	—	25,173	0.1
Corporate	18,839,632	10.4	14,095,824	69.5
Total fixed maturity securities	117,241,861	64.2	17,384,183	85.8
Mortgage loans on real estate, held for investment	13,810,041	7.6	—	—
Derivatives	575,294	0.3	—	—
Investment escrow	3,899,986	2.1	—	—
Other invested assets	2,468,947	1.4	—	—
Preferred stock	500,000	0.3	—	—
Cash and cash equivalents	43,716,205	24.0	2,832,567	14.0
Policy loans	106,014	0.1	43,843	0.2
	$182,318,348	100.0%	$20,260,593	100.0%
The following table shows the distribution of the credit ratings of our portfolio of fixed maturity securities by carrying value as of December 31, 2019 and 2018.
	December 31, 2019		December 31, 2018
	Carrying Value	Percent	Carrying Value	Percent
AAA and U.S. Government	$2,885,004	2.5%	$3,045,768	17.5%
AA	6,658,274	5.7	1,721,450	9.9
A	23,812,502	20.3	4,221,297	24.3
BBB	79,996,081	68.2	8,261,450	47.5
Total investment grade	113,351,861	96.7	17,249,965	99.2
BB and other	3,890,000	3.3	134,218	0.8
Total	$117,241,861	100.0%	$17,384,183	100.0%

Reflecting the quality of securities maintained by us, 96.7% and 99.2% of all fixed maturity securities were investment grade as of December 31, 2019 and 2018, respectively.
We expect that our MYGA and FIA products sales will increase investable assets in future periods.
Consolidated Results of Operations — Nine Months Ended September 30, 2020 and 2019
Revenue
The following summarizes the sources of our revenue for the periods indicated:
	Nine months ended September 30,
	2020	2019
	(unaudited)
Insurance premiums	$24	$(152)
Investment income, net of expenses	1,277,337	330,910
Net realized gains on investments(1)	7,829,105	9,315
Amortization of deferred gain on reinsurance	814,163	2,465,678
Other revenue	1,493,252	214,633
	$11,413,881	$3,020,384

(1)
See “Net realized gains on investments” below.

Premium revenue:   Premium revenue was flat for the nine months ended September 30, 2020 compared to the same period in 2019. The introduction of our MYGA and FIA products discussed above generated meaningful annuity policy sales; however, under GAAP, these products are considered investment contracts and GAAP requires that premiums be deferred and classified as deposit-type liabilities on our balance sheet. We expect that premium income under GAAP from our annuity products will not be a significant source of revenue.
The table below shows premiums collected under SAP relating to our annuity products (unaudited):
	Nine months ended September 30,
	2020		2019
	MYGA Premium(1)	FIA Premium(1)(2)	MYGA Premium(1)
First quarter	$31,565,506	$16,249,504	$8,292,617
Second quarter	27,400,367	72,270,636	29,946,263
Third quarter	27,537,077	104,514,068	41,261,292
Total issued as of September 30, 2020 and 2019	$86,502,950	$193,034,208	$79,500,172

(1)
Under SAP, the MYGA and FIA premiums are treated as revenue. Under GAAP these products are defined as deposit-type contracts; therefore, the premiums are accounted under GAAP as deposit-type liabilities on our balance sheet and are not recognized in our income statement.

(2)
We began selling the MYGA product in January 2019 and the FIA product in November 2019.

Investment income, net of expenses:   The components of our net investment income are as follows:
	Nine months ended September 30,
	2020	2019
	(unaudited)
Fixed maturities	$1,364,414	$342,104
Mortgage loans	80,749	78,466
Other	62,942	6,973
Gross investment income	1,508,105	427,543
Less: investment expense	(230,768)	(96,633)
Investment income, net of expenses	$1,277,337	$330,910
The increase in investment income for the first nine months of 2020 over the same period in 2019 was due to the investment income earned on the bonds purchased with the sales of our MYGA and FIA products that were not ceded to reinsurers during the period. Our investment portfolio grew to $340,143,952 as of September 30, 2020 compared to $138,602,143 as of December 31, 2019, as a result proceeds from our MYGA and FIA product sales. American Life ceded $178.0 million of premiums to reinsurers and transferred approximately $5.3 million of its investment income as required by the terms of the reinsurance agreements.
Net realized gains on investments:   The net realized gains on investments for the nine months ended September 30, 2020 was $7,829,105 and included $4,369,562 and $2,023,748 of gains from an embedded derivative and other derivative instruments. Excluding these derivative gains, net realized gains on investments were $1,436,796. The increase in net realized gains on investments was primarily a result of favorable trading activity.
The embedded derivative is a total return swap related to the coinsurance agreements with our reinsurers. American Life has treaties with several reinsurers that have funds withheld coinsurance provisions, under which the assets backing the treaties are maintained by American Life as collateral but the assets and total return on the asset portfolios belong to the reinsurers. Under GAAP this arrangement is considered an embedded derivative as discussed in “Note 5 — Derivative Instruments” to our Consolidated Financial Statements.
Amortization of deferred gain on reinsurance:   The decrease was due to the indemnity coinsurance converted by a third party reinsurer to assumptive reinsurance of approximately to $277,000 and approximately $2.2 million for the nine months ended September 30, 2020 and 2019, respectively. Under assumptive reinsurance we no longer have a legal obligation for policies subject to such agreement that became assumptive with the reinsurer. This decrease was offset by the amortization of the ceding commission deferred from the reinsurance agreements with other reinsurers which were not in effect in 2019.
Other revenue:   Other revenue increased by approximately $1.3 million due to the consolidation of 1505 Capital, increased fee income for services provided to our third party reinsurers and service fees earned by providing other administrative services to clients.
Expenses
Expenses are summarized in the table below.
	Nine months ended September 30,
	2020	2019
	(unaudited)
Interest credited	$463,826	$42,895
Benefits	(5,904)	1,872
Increase in benefit reserves	—	34,500
Amortization of deferred acquisition costs	376,179	88,503
Salaries and benefits	3,623,605	1,782,708
Other operating expenses	5,337,188	4,898,134
	$9,794,894	$6,848,612

Interest credited:   The increase for the nine months ended September 30, 2020, compared to the same period in 2019 was due to American Life reinsuring a smaller portion of the annuity contracts sold during the current period in the same period.
Benefits:   Benefits decreased due to the reduction of the amount of our accrual during 2020 related to the escheatment of aged death claims. This pertains to legacy life business that was not ceded.
Amortization of deferred acquisition costs:   The increase was due to the deferred acquisition costs (“DAC”) related to the sale of American Life’s MYGA and FIA products that were not ceded to third party reinsurers during the period.
Salaries and benefits:   The increase was due to the addition of personnel to service our new business growth. We are hiring more in-house expertise to service our growth initiatives.
Other operating expenses:   Other operating expenses increased approximately $439,000 compared to prior year to support the growth of our Company. The increase was primarily due to the $500,000 valuation allowance as a result of preferred stock impairment; approximately a $487,000 increase in audit and actuarial fees for professional fees related to 2020 year-end auditing; stock related expenses due to a capital raise in April 2020 and implementation of the reverse stock split of approximately $296,000; operational information technology increase of approximately $153,000 to support the expansion of our infrastructure; 1505 Capital incurred expenses of approximately $122,000 related to management fees to sub-managers and computer equipment; consulting fees of approximately $96,000 related to the formation of Seneca Re; and investments expenses related to derivative purchases of approximately $82,000. These increases were primarily offset by approximately $1,000,000 of Xenith note interest expense in 2019 which did not occur in 2020 as the outstanding notes were converted to outstanding shares in June of 2019; a decrease of approximately $216,000 in the mark to market value of the options paid by the reinsurers to purchase derivatives; and a decrease in our travel of approximately $83,000 resulting from the COVID-19 pandemic.
Investments
Most investments on our balance sheet are held on behalf of our reinsurers. We hold these investments as collateral under our reinsurance agreements. As a result, our investment allocations are largely a function of our reinsurer’s collective investment allocations. While the reinsurers own the investment risk on these assets, we typically restrict their investment allocations via influence over the selection of the asset manager as well as asset restrictions set out in applicable investment guidelines. Additionally, in many of our reinsurance agreements, our affiliate investment manager, 1505 Capital, is selected as the asset manager.
The investment guidelines typically include U.S. government bonds, corporate bonds, commercial mortgages, asset backed securities, municipal bonds, and collateralized loans. The duration of these investments is 5 to 10 years in line with that of the associated liabilities. We permit non-U.S. dollar denominated investments where the foreign exchange risk is hedged back to U.S. dollars. The following table shows the carrying value of our investments by investment category and cash and cash equivalents, and the percentage of each to total invested assets as of September 30, 2020 and December 31, 2019.
	September 30, 2020		December 31, 2019
	Carrying Value	Percent of Total	Carrying Value	Percent of Total
	(unaudited)
Fixed maturity securities:
U.S. government obligations	$2,105,022	0.4%	$2,081,224	1.1%
Mortgage-backed securities	378,136	0.1	798,608	0.4
Asset-backed securities	202,442,051	42.4	95,247,824	52.2
States and political subdivisions – general obligation	248,748	0.1	249,282	0.1
States and political subdivisions – special revenue	6,190,179	1.3	25,291	—
Trust preferred	2,162,959	0.5	—	—
Corporate	37,015,855	7.8	18,839,632	10.4

	September 30, 2020		December 31, 2019
	Carrying Value	Percent of Total	Carrying Value	Percent of Total
	(unaudited)
Total fixed maturity securities	250,542,950	52.6	117,241,861	64.2
Mortgage loans on real estate, held for investment	61,464,515	12.9	13,810,041	7.6
Derivatives	7,664,006	1.6	575,294	0.3
Other invested assets	14,808,870	3.1	2,468,947	1.4
Preferred stock	—	—	500,000	0.3
Investment escrow	—	—	3,899,986	2.1
Notes receivable	5,516,302	1.2	—	—
Cash and cash equivalents	136,431,785	28.6	43,716,205	24.0
Policy Loans	147,309	—	106,014	0.1
	$476,575,737	100.0%	$182,318,348	100.0%

The following table shows the distribution of the credit ratings of our portfolio of fixed maturity securities by carrying value as of September 30, 2020 and December 31, 2019.
	September 30, 2020		December 31, 2019
	Carrying Value	Percent	Carrying Value	Percent
	(unaudited)
AAA and U.S. Government	$2,706,938	1.1%	$2,885,004	2.5%
AA	4,450,424	1.8	6,658,274	5.7
A	38,166,630	15.2	23,812,502	20.3
BBB	165,823,031	66.2	79,996,081	68.2
Total investment grade	211,147,023	84.3	113,351,861	96.7
BB and other	39,395,927	15.7	3,890,000	3.3
Total	$250,542,950	100.0%	$117,241,861	100.0%
We expect that our annuity products sales will increase investable assets in future periods.
Market Risks of Financial Instruments
The primary market risks affecting the investment portfolio are interest rate risk, credit risk and liquidity risk. With respect to investments that we hold on our balance sheet as collateral, our reinsurers bear the market risks related to these investments, while we bear the market risks on any net retained investments.
Interest Rate Risk
Interest rate risk arises from the price sensitivity of investments to changes in interest rates. Interest and dividend income represent the greatest portion of an investment’s return for most fixed maturity securities in stable interest rate environments. The changes in the fair value of such investments are inversely related to changes in market interest rates. As interest rates fall, the interest and dividend streams of existing fixed-rate investments become more valuable and fair values rise. As interest rates rise, the opposite effect occurs. Our liabilities also have interest rate risk though GAAP does not require our liabilities to be marked to market. We mitigate interest rate risk by monitoring and matching the duration of assets compared to the duration of liabilities.
Credit Risk
We are exposed to credit risk through counterparties and within the investment portfolio. Credit risk relates to the uncertainty associated with an obligor’s ability to make timely payments of principal and interest in accordance with the contractual terms of an instrument or contract. We manage our credit risk through diversification of investments amongst many corporations and numerous industries. Additionally, our investment policy limits the size of holding in any particular issuer.
Liquidity Risk
We are exposed to liquidity risk when liabilities come due. In order to pay a policyholder, we may need to liquidate assets. If our assets are illiquid assets, we might be unable to convert an asset into cash without giving up capital and income due to a lack of buyers or an inefficient market. We seek to mitigate this risk by keeping a portion of our investment portfolio in liquid investments.
Statutory Accounting and Regulations
Our primary insurance subsidiary, American Life, is required to prepare statutory financial statements in accordance with SAP prescribed by the NDOI. SAP primarily differs from GAAP by charging policy acquisition costs to expense as incurred, establishing future benefit liabilities using actuarial assumptions as well as valuing investments and certain assets and accounting for deferred taxes on a different basis. For further discussion regarding SAP as well as net income (loss) of American Life under SAP, see Note 16 to our Consolidated Financial Statements in this prospectus. American Life maintains sufficient capital and surplus to comply with regulatory requirements as of September 30, 2020.
State insurance laws and regulations govern the operations of all insurers and reinsurers such as our insurance and reinsurance company subsidiaries. These various laws and regulations require that insurance companies maintain minimum amounts of statutory surplus as regards policyholders and risk-based capital and determine the dividends that insurers can pay without prior approval from regulators. The statutory net income of American Life is one of the primary sources of additions to our statutory surplus as regards policyholders, in addition to capital contributions from us.
We have reported our insurance subsidiaries’ assets, liabilities and results of operations in accordance with GAAP, which varies from SAP. The following items are principal differences between SAP and GAAP. SAP:
•
requires that we exclude certain assets, called non-admitted assets, from the balance sheet.

•
requires us to expense policy acquisition costs when incurred, while GAAP allows us to defer and amortize policy acquisition costs over the estimated life of the policies.

•
dictates how much of a deferred income tax asset that we can admit on a statutory balance sheet.

•
requires that we record certain investments at cost or amortized cost, while we record other investments at fair value; however, GAAP requires that we record all investments at fair value.

•
allows bonds to be carried at amortized cost or fair value based on the rating received from the Securities Valuation Office of the NAIC, while they are recorded at fair value for GAAP.

•
allows ceding commission income to be recognized when written if the cost of acquiring and renewing the associated business exceeds the ceding commissions, but under GAAP such income is deferred and recognized over the coverage period.

•
requires that unearned premiums and loss reserves are presented net of related reinsurance rather than on a gross basis under GAAP.

•
requires a provision for reinsurance liability be established for reinsurance recoverable on paid losses aged over ninety days and for unsecured amounts recoverable from unauthorized reinsurers. Under GAAP there is no charge for uncollateralized amounts ceded to a company not licensed in the insurance affiliate’s domiciliary state and a reserve for uncollectable reinsurance is charged through earnings rather than surplus or equity.

•
requires an additional admissibility test outlined in Statements on Statutory Accounting Principles, No. 101 and the change in deferred income tax is reported directly in capital and surplus, rather than being reported as a component of income tax expense under GAAP.

Our insurance subsidiaries must file with the insurance regulatory authorities an “Annual Statement” which reports, among other items, net income (loss) and surplus as regards policyholders, which is called stockholders’ equity under GAAP.
The table below reconciles our consolidated GAAP net income (loss) to the statutory net income (loss) of American Life and Seneca Re:
	For the nine months ended, September 30,		For the year ended, December 31,
	2020	2019	2019	2018
	(unaudited)
Consolidated GAAP net income (loss)	$(526,123)	(3,989,684)	(5,733,658)	(5,065,534)
Exclude: Midwest non insurance transactional entities	(479,759)	(1,063,129)	(1,209,873)	129,408
GAAP net income (loss) of statutory insurance entities	$(46,364)	(2,926,555)	(4,523,785)	(5,194,942)
GAAP net income (loss) by statutory insurance entity:
American Life	$(935,091)	(2,926,555)	(4,523,785)	(5,194,942)
Seneca Re Protected Cell	888,727	—	—	—
	$(46,364)	(2,926,555)	(4,523,785)	(5,194,942)
GAAP net income (loss) of American Life	$(935,091)	(2,926,555)	(4,523,785)	(5,194,942)
Increase (decrease) due to:
Deferred acquisition costs	(20,187,682)	(2,281,883)	(6,000,656)	143,142
Coinsurance transactions	85,552,904	9,301,720	13,862,116	2,507,039
Carrying value of reserves	(54,575,870)	(4,443,188)	(1,798,627)	(1,704,191)
Gain on sale of investments, net of asset valuation reserve	(5,134,782)	(19,297)	(133,633)	164,276
Other	(178,130)	219,956	(87,530)	(198,675)
SAP net income (loss) of American Life	$4,541,349	(149,247)	1,317,885	(4,283,351)
GAAP net income (loss) of Seneca Re Protected Cell	$888,727	—	—	—
Increase (decrease) due to:
Deferred acquisitions costs	$(8,281,149)	—	—	—
Coinsurance transactions	71,629,646	—	—	—
Carrying value of reserves	(68,216,309)	—	—	—
Other	129,814	—
SAP net loss of Seneca Re Protected Cell	(3,849,271)	—	—	—
SAP net income (loss) of statutory insurance entities	$692,078	(149,247)	1,317,885	(4,283,351)
Liquidity and Capital Resources
At December 31, 2019, we had cash and cash equivalents totaling $43,716,205. At September 30, 2020, we had cash and cash equivalents totaling $136,431,785. Approximately $15,227,000 of the increase in cash was due to the completion of private sales of our voting common stock in April 2020. We believe that our existing cash and cash equivalents will be sufficient to fund the anticipated operating expenses and capital transaction expenditures for the foreseeable future.
The NAIC has established minimum capital requirements in the form of RBC that factors the type of business written by an insurance company, the quality of its assets and various other aspects of its business to develop a minimum level of capital known as “authorized control level risk-based capital” and compares this level to adjusted statutory capital that includes capital and surplus as reported under SAP, plus certain investment reserves. Should the ratio of adjusted statutory capital to control level RBC fall below 200%, a series of remedial actions by the affected company would be required. As of December 31, 2019 and 2018, the RBC ratio of American Life was 840% and 5,480%, respectively.
Effective July 1, 2018, American Life completed the significant reinsurance transaction discussed above. We paid no commissions or brokerage fees relating to this transaction. While the third party reinsurer assumed certain liabilities and obligations, American Life was not relieved of its legal liability relating to a transferred policy until it was transferred from “indemnity” to “assumptive.” We transferred $19,311,616 of GAAP net adjusted reserves as of July 1, 2018 to the third party reinsurer for cash of $14,320,817, which was net of a ceding allowance of $3,500,000 plus the accrued interest on the transaction from July 1, 2018 until it closed on December 10, 2018. The third party reinsurer assumed all responsibilities for incurred claims, surrenders and commission from the effective date. As of September 30, 2020, approximately 89% of the reinsured block of business had been converted from indemnity to assumptive reinsurance.
Comparative Cash Flows
Cash flow is an important component of our business model because we receive annuity premiums and invest them upon receipt for our reinsurers and us and for the benefit of our policyholders.
The following table summarizes our cash flows from operational, investing and financing activities for the periods indicated. See the Consolidated Statements of Cash Flow in our Consolidated Financial Statements in this prospectus for more detailed information.
	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018
	(unaudited)
Net cash provided by or (used in) for operating activities	$2,857,266	$78,883,528	$(2,457,176)	$(20,369,748)
Net cash (used in) or provided by investing activities	(202,251,666)	(61,356,602)	(117,890,852)	1,862,609
Net cash provided by financing activities	292,109,980	4,010,116	161,231,666	20,388,179
Net increase in cash and cash equivalents	92,715,580	21,537,042	40,883,638	1,881,040
Cash and cash equivalents:
Beginning of period	43,716,205	2,832,567	2,832,567	951,527
End of period	$136,431,785	$24,369,609	$43,716,205	$2,832,567
Cash Provided by / (Used in) Operating Activities
Net cash used for operating activities was $2,457,176 for the year ended December 31, 2019, which was comprised primarily of an increase in policy liabilities of $2,963,219 primarily due to the increase in deposit-type contracts ceded to reinsurers, an increase in our other assets and liabilities due to a payable for securities of $4,745,339 and an increase in deferred coinsurance ceding commission due to a third party reinsurance transaction of $3,678,196, partially offset by the amounts recoverable from reinsurers of $7,478,880 and accrued investment income of $1,310,492.
Net cash provided by operating activities was $2,857,266 for the nine months ended September 30, 2020, which was comprised primarily of an increase in other liabilities due to securities not settled by quarter-end of $12,240,564, and policy liabilities of $6,429,321 primarily due to increases in deposit-type contracts ceded to reinsurers, and an increase in deferred coinsurance ceding commissions due to the reinsurance agreements with our reinsurers of $8,161,069. These were offset by the gain on investments of $7,829,105 primarily due to the swap value discussed in Note 5 in the Notes to the Consolidated Financial Statements of $4,369,562, by a decrease in recoverables from reinsurers of $7,142,030, by the gain on investments of

$7,829,105 primarily due to the swap value discussed in Note 5 in the Notes to the Consolidated Financial Statements of $4,369,562, by the deferred acquisition costs capitalized of $6,872,129, and by and interest and dividends of $3,435,736.
Cash (Used in) / Provided by Investing Activities
Net cash used for investing activities for 2019 was $117,890,852. The primary source of cash used was from our purchase of investments from sales of the MYGA and FIA products of $139,139,215. Offsetting this use of cash was our sale of investments in available-for-sale securities of $21,856,168. Net cash used for investing activities was $202,251,666, for the nine months ended September 30, 2020. The primary use of cash resulted from our purchase of investments from sales of the MYGA and FIA products of $248,805,379. Offsetting this use of cash was our sale of investments in available-for-sale securities for proceeds of $46,639,271.
Cash Flow Provided by Financing Activities
Net cash provided by financing activities in 2019 was $161,231,666. The primary source of cash was net receipts relating to our annuity products. Net cash provided by financing activities was $292,109,980, for the nine months ended September 30, 2020. The primary source of cash was net receipts on the MYGA and FIA products of $277,818,869 and a capital raise, net of related expenses, of $14,941,533.
Off-Balance Sheet Arrangements
We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

MANAGEMENT
The following table sets forth, as of November 16, 2020, certain information regarding our directors and executive officers.
Name	Age	Position	Director/Officer Since
Mike Minnich	49	Co-Chief Executive Officer, Director	2019
A. Michael Salem	39	Co-Chief Executive Officer, Director	2019
Mark A. Oliver	62	President	2010
Shyamal Somaroo	50	Chief Technology Officer	2020
Debra K. Havranek	64	Principal Financial Officer and Treasurer	2015
Eric J. Del Monaco	43	Chief Risk Officer	2020
John T. Hompe	59	Director	2015
Firman Leung	63	Director	2016
Jack Theeler	74	Director	2012
Sachin Goel	39	Director	2019
Douglas K. Bratton	61	Director	2020
Mike Minnich.   Mr. Minnich has over 25 years of experience in insurance, a private investment company, technology, risk-management, and investing. He was named Executive Chairman of Midwest on April 30, 2019 and Co-Chief Executive Officer on November 16, 2020. Mr. Minnich was named President and a member of the Board of American Life in June 2018. Mr. Minnich is a Founder and has been Co-Chief Executive of Vespoint Capital LLC, along with Mr. Salem, since 2018. Since July 2010, he has been managing member of Rendezvous Capital LLC, a New York firm advising insurers on capital and investments. From February 2013 to May 2017, he was Chief Investment Officer of A-Cap, an insurance holding and investment company. Mr. Minnich graduated with a Bachelor of Science degree in Electrical Engineering in 1994 and an MBA in 1995 from the Massachusetts Institute of Technology.
A. Michael Salem.   Mr. Salem has over 16 years of experience in insurance distribution, insurance investing, and technology. He was appointed Chief Executive Officer and a Director of Midwest on April 30, 2019 and Co-Chief Executive Officer on November 16, 2020. He has served as Chairman of American Life since June 2018. Mr. Salem is a Founder and has been Co-Chief Executive Officer of Vespoint Capital LLC since 2018. In addition, he has served as managing member of AMS Advisors LLC since January 2011. From July 2013 to August 2017, he was Co-Founder, Managing Principal and Co-Head of Advisory Capital at Vanbridge LLC, an investment management firm. Mr. Salem graduated with a Bachelor of Science degree in Computer Science from Brown University in 2003 and obtained a Master’s degree in Electrical Engineering from Stanford University in 2005.
Mark A. Oliver.   Mr. Oliver serves as President of Midwest, a position he has held since 2010. Mr. Oliver is also currently the Vice President and Secretary and a member of the Board of Directors of American Life. He served as CEO since that company received its Certificate of Authority from the NDOI on September l, 2009 through June 2018. He was elected Chairman of American Life in March 2017 and served in that capacity until June 2018. He served as a member of the board of the Company from 2010 until April 2020. He served as Chairman and CEO of the Company from 2015 until June 2018. From 1984 until June 2007, Mr. Oliver was employed by Citizens, Inc., a publicly traded company listed on the New York Stock Exchange and life insurance holding company with principal offices in Austin, Texas, serving as its President and in various other executive capacities from 1997 through 2007. Mr. Oliver graduated with a B.B.A. majoring in Accounting from Baylor University in 1981.
Shyamal Somaroo.   Mr. Somaroo is our Chief Technology Officer and has over 20 years of experience across technology and quantitative finance. Prior to joining Midwest, he was the head of valuations at Barclays Africa where he oversaw valuations for all derivative positions across all African trading desks. Prior to Barclays, Mr. Somaroo was a Director at Merrill Lynch in New York overseeing valuations for the global credit derivative portfolio. Prior to that, he was a consultant at McKinsey & Co and a technology scout at Pfizer’s Discovery Technology Center in Cambridge, MA. Mr. Somaroo received his Ph.D. from Cambridge University (UK) and has held post-doctoral positions at Harvard and M.I.T.
Debra K. Havranek.   Ms. Havranek is our Vice President, Principal Financial Officer and Treasurer and has worked for us since 2014. She has more than 25 years of experience in Corporate Reporting in the life insurance, banking, and consumer packed goods industries. Previously, she served from April 2006 to June 2014 as Manager of Finance at Conagra Brands, a large publicly traded corporation. Ms. Havranek holds a B.S.B.A. in Accounting from the University of Nebraska Omaha and is a Certified Public Accountant.
Eric J. Del Monaco.   Mr. Del Monaco is our Chief Risk Officer and has over 21 years of broad financial services experience. Prior to joining Midwest, Mr. Del Monaco was Head of Global Markets for Natixis Management Services-North America, a global asset management company from January 2019 to October 2020. He has also held senior positions at Nomura where he served on Nomura Americas Global Markets executive committee from 2009 to 2015. Prior to his employment with Nomura, he ran Credit Structuring at Lehman Brothers and Barclays Capital in New York, where his specialties included credit derivatives, counterparty risk and complex repackagings. Mr. Del Monaco also spent five years as part of Citigroup’s European Structured Credit business in London from 2001 to 2006 where he focused on clients in Southern Europe, Turkey and the Middle East. He started his career in at Chase Manhattan Bank. Mr. Del Monaco holds a Bachelor of Science in Quantitative Economics from Tufts University.
John T. Hompe.   Mr. Hompe was the Managing Partner and co-founder of J.P. Charter Oak Advisors LLC, a private investment firm focused on the financial services industry from 2012 to 2019. Mr. Hompe has worked in the financial services sector for more than 35 years. He has held numerous board positions with insurance companies during his career. From 2003 through 2012, Mr. Hompe worked in investment banking and asset management (KBW Asset Management from 2011 through 2012 as a Managing Director and Keefe Bruyette & Woods, Inc. from 2003 to 2011 as Co-Head of Insurance and Asset Management Investment Banking). Mr. Hompe served as an observer on the Board of Directors of International Planning Group, Ltd., an international life insurance broker, and Preparis Inc., a provider of business continuity services. From 2010 to 2012, he was an independent director of Island Capital, a Bermuda investment company. He also was a director and a member of the executive committee of Island Capital’s predecessor company, EIC Corporation Ltd., a Bermuda-domiciled insurance holding company, and Exporters Insurance Company, a New York-based trade credit insurer from 2005 to 2010. He was an outside director of North American Insurance Leaders, Inc. (Nasdaq: NAIL), a special purpose acquisition corporation focused on the insurance distribution sector in 2007. He also served as a director of FIHC, a Barbados-domiciled insurance holding company, and Facility Insurance Company, a Texas workers compensation company from 2001 to 2003. Mr. Hompe was a Board Member of American Life from 2015 through June 2018. Mr. Hompe received a Bachelor of Arts degree in Politics (cum laude) from Princeton in 1983, with distinction in American Studies.
Firman Leung.   Mr. Leung has over 30 years of experience in the financial services industry as an Investment and Capital Markets Banker in New York, London and Hong Kong. Since 2016, he has served as the Managing Principal of Columbus Circle Capital, LLC in New York and the Executive Managing Director of Investment Banking and Capital Markets at American Capital Partners, LLC, also in New York. From 2012 to 2015, he served as Managing Director, Investment Banking and Capital Markets at RCS Capital Corporation, New York. From 2002 to 2012, he was Managing Director, Capital Raising, at Sandler O’ Neill & Partners, L.P., New York. Mr. Leung received his BS in Economics from The Wharton School at University of Pennsylvania and his MBA degree from The Amos Tuck School at Dartmouth College.
Jack Theeler.   Mr. Theeler is a partner in the Morgan Theeler law firm of Mitchell, South Dakota where he has been employed since 1971. He has a bachelor’s degree in accounting (1968) and a law degree (1971) from the University of South Dakota. In law school he was Editor in Chief of the South Dakota Law Review. He was the first Chairman of the South Dakota Lottery Commission, serving from 1986 to 1992. He is a member of American Bar Association, the State Bar of South Dakota, the Association of Defense Trial Attorneys, the South Dakota Defense Lawyers Association and an associate in the American Board of Trial Advocates. He was a founding board member of Great Plains Financial Corp. and Great Plains Life Assurance, he is also a board member of American Life.

Sachin Goel.   Mr. Goel is a Certified Financial Analyst and serves as a Managing Director on the investment team and leads the capital markets activity for Brightwood Capital Advisors, LLC in New York. He joined Brightwood in 2013. Prior to joining Brightwood, Mr. Goel was a Managing Director in Macquarie Capital USA’s credit trading division from 2009-2013, where he was responsible for a portfolio of distressed and high-yield corporate credits. Mr. Goel received a Bachelor of Arts in Economics from the University of Chicago in 2003 and earned his Certified Financial Analyst Charter in 2006.
Douglas K. Bratton.   Mr. Bratton is the Founder, President, Chief Investment Officer and majority owner of Crestline Investors, Inc., the general partner of Crestline Management, L.P., an institutional alternative investment management firm. Mr. Bratton is also sole director of Bratton Capital, Inc., which is the general partner of Bratton Capital Management L.P. Mr. Bratton has been an investment professional specializing in alternative asset strategies since 1983 and has managed assets on behalf of the Bass family of Fort Worth, Texas, since 1988. Mr. Bratton has served on the Board of Directors of Bounty Minerals Corporation, a private company, since 2014, and the Board of Visitors of Duke University’s Fuqua School of Business since 2013. Mr. Bratton has served on the Board of Directors of Aquestive Therapeutics, Inc. (Nasdaq: AQST) since January 2004. Mr. Bratton received a B.S. from North Carolina State University in 1981 and an M.B.A. with Honors from Duke University in 1984.
Family Relationships and Other Arrangements
There are no family relationships among our directors and executive officers.
Board Leadership Structure
We do not have a formal policy regarding the separation of our Executive Chairman (principal executive officer) and Chief Executive Officer (“CEO”) positions, although the board has currently separated the two positions and it intends to continue that policy. Our board is responsible for the control and direction of the Company. The board represents the Company’s stockholders, and its primary purpose is to build long-term stockholder value. Mr. Minnich serves as Executive Chairman of the board and Mr. Salem as CEO of the Company. The board believes that these individuals are best situated to serve as Executive Chairman and CEO, respectively, because they are the individuals most familiar with our business plan, and of effectively identifying strategic priorities and leading the discussion and execution of corporate strategy.
Board Composition
Our board currently consists of seven members. In accordance with our certificate of incorporation, our board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting of stockholders following election. Our directors will be divided among the three classes as follows:
•
the Class I directors are Firman Leung and Jack Theeler, and their terms will expire at the annual meeting of stockholders to be held in 2021;

•
the Class II directors are John Hompe and Sachin Goel, and their terms will expire at the annual meeting of stockholders to be held in 2022;

•
the Class III directors are Mike Minnich, A. Michael Salem and Douglas K. Bratton, and their terms will expire at the annual meeting of stockholders to be held in 2023;

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.
Director Independence
Under the rules of the Nasdaq Capital Market, independent directors must comprise a majority of our board as a public company within one year of listing.

Our board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board has determined that Sachin Goel, John Hompe, Firman Leung and Jack Theeler do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements of the Nasdaq Listing Rules. In making this determination, our board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. These four independent directors constitute a majority of the board.
Our board has determined that Mike Minnich and A. Michael Salem are not independent due to their executive officer and employee positions with our company, and their personal and shared beneficial stock ownership make them combined our largest stockholder. In addition, our board has determined that Douglas K. Bratton is not independent by virtue of his affiliation with one of our largest stockholders.
Audit Committee
Our board has established an audit committee. Our board may establish other committees to facilitate the management of our business.
The audit committee is responsible for assisting our board in its oversight of the integrity of our financial statements, the qualifications and independence of our independent auditors and our internal financial and accounting controls. The audit committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the audit committee. The audit committee also prepares the audit committee report that the SEC requires to be included in our annual proxy statement.
Our audit committee consists of John Hompe, Firman Leung and Jack Theeler. Our board has determined that all members are independent under the Nasdaq Listing Rules and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee is John Hompe. Our board has determined that John Hompe is an “audit committee financial expert” as such term is currently defined in Item 407(d)(5) of Regulation S-K. Our board has also determined that each member of our audit committee can read and understand fundamental financial statements, in accordance with applicable requirements. In arriving at these determinations, the board has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance and investment sector.
Compensation Committee
The compensation committee of our board approves the compensation objectives for the Company, the compensation of our co-chief executive officers and approves, or recommends to our board for approval, the compensation for other executives. The compensation committee reviews all compensation components, including base salary, bonus, benefits and other perquisites.
Our compensation committee consists of John T. Hompe, Firman Leung and Sachin Goel. Our board has determined that all of its members are independent under the Nasdaq Listing Rules and are “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act. The chair of our compensation committee is Sachin Goel.
Director Nominations
We do not have a nominating committee of our board. In accordance with Rule 5605(e)(2) of the Nasdaq Rules, a majority of the independent directors may recommend a director nominee for selection by the board. The board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, and the ability to represent the best interests of our stockholders.
Board’s Role in Risk Oversight
Our board has an active role in overseeing the management of our risks. Our board is responsible for general oversight of risks and regular review of information regarding our risks, including liquidity risks and operational risks. This oversight responsibility of the board is enabled by management reporting processes that are designed to provide visibility to the board about the identification, assessment and management of critical risks. This reporting is designed to focus on areas that include strategic, operational, financial and reporting, compensation, compliance and other risks. For example, the board regularly receives reports regarding the investments and securities held by our insurance subsidiaries, as well as other reports regarding their insurance business.
Our board of directors is also is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The audit committee is responsible for overseeing the management of risks relating to accounting matters and financial reporting. Although the audit committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through discussions from audit committee members about such risks. Our board believes its administration of its risk oversight function has not negatively affected our board’s leadership structure.
Code of Ethics
We have adopted a Code of Ethics that applies to all of our executive officers, including our principal executive officer, principal financial officer, principal accounting officer and controller and persons performing similar functions in accordance with applicable federal securities laws. The full text of our code of business conduct and ethics is posted on our website at https://www.midwestholding.com/wp-content/uploads/2019/07/MWH-Audit-Committee-Charter-2019_05_23.pdf. Our board is responsible for overseeing our Code of Ethics and any waivers applicable to any director, executive officer or employee.
We have also adopted a Code of Conduct and Conflicts of Interest Policy that includes provisions covering related persons transactions. In general, any transaction, or proposed transaction, to which the Company and any director, executive officer, more than 5% stockholder or immediate family member of such persons must be reviewed and approved or ratified by our audit committee of the board.

EXECUTIVE COMPENSATION
The following discussion relates to the compensation of A. Michael Salem and Mike Minnich, our Co-Chief Executive Officers, and Mark A. Oliver, our President. We collectively refer to these individuals as our named executive officers.
The following table sets forth information regarding the compensation awarded to, earned by or paid to each of our named executive officer during the years indicated.
SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus	Option Awards	All Other Compensation(2)	Total
Mike Minnich, Co-Chief Executive Officer, Director(1)	2019	$250,000	$—	$—	$3,074(3)	$253,074
	2018	125,000	—	—	—	125,000
A. Michael Salem, Co-Chief Executive Officer, Director(1)	2019	$250,000	$—	$—	$—	$250,000
	2018	125,000	—	—	—	125,000
Mark A. Oliver, President(4)	2019	$250,000	$50,000	$7,300(5)	$25,400(6)	$332,700
	2018	305,729	25,000	—	25,250(6)	355,979

(1)
Appointed to office April 30, 2019.

(2)
In 2018 and 2019, none of the named executive officers received non-equity incentive plan compensation or non-qualified deferred compensation earnings as defined in Item 402 of Regulation S-K.

(3)
Represents Company contributions to executive officer’s 401(k).

(4)
Mr. Oliver served as our Chairman from December 15, 2015 until April 30, 2019 when Mr. Minnich was elected Executive Chairman.

(5)
Mr. Oliver was awarded options representing 6,000 shares of our voting common stock in 2019. The options vest one-third in 2021 and two-thirds in 2023 and are exercisable at $25.00 per share after vesting during a period ending ten years from the date of grant. Amounts shown represent fair value at date of grant.

(6)
Includes automobile allowance, life insurance policy reimbursements and Company contributions to the executive officer’s 401(k).

We sponsor a 401(k) Plan for all eligible employees who complete one year of employment with us. Pursuant to the 401(k) Plan, we contribute 3% of the employee’s salary to the employee’s 401(k).
Outstanding Equity Awards at Fiscal Year End
The following table provides information concerning unvested stock option awards under our 2019 Long-Term Incentive Plan as of December 31, 2019.
Outstanding Equity Awards at 2019 Fiscal Year-End
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(1)	Option Exercise Price ($)	Option Expiration Date
Mark A. Oliver	—	6,000	$25.00	07/17/2029

(1)
2,000 shares of voting common stock vest on July 17, 2021 and 4,000 shares vest on July 17, 2023.

2020 Long-Term Incentive Plan
On November 16, 2020 we adopted a new equity incentive plan titled the 2020 Long-Term Incentive Plan (the “2020 Plan”) that reserves up to 350,000 shares of voting common stock for award issuances. In connection with the adoption of the 2020 Plan and the employment agreements with A. Michael Salem and Michael Minnich described below, we granted each of Messrs. Salem and Minnich stock options for 81,569 shares of our voting common stock, with an exercise price of $41.25 per share exercisable in one-fifth increments on each yearly anniversary of the date of grant. The terms and conditions of the 2020 Long-Term Incentive Plan and the options to Messrs. Salem and Minnich are set forth in our Report on Form 8-K dated November 18, 2020.
Executive Employment Agreements
On November 16, 2020 we entered into employment agreements with A. Michael Salem and Michael Minnich, our Co-Chief Executive Officers. The terms and conditions of these employment agreements are identical and are set forth in our Report on Form 8-K dated November 18, 2020. A summary description of the employment agreement is set forth below. Among other things, the employment agreements are “at will” and provide:
(a)
that each executive is the Co-Chief Executive Officer of the Company for a three-year term that will be extended automatically for one-year periods beginning on the third anniversary of the term unless notice is given by either party;

(b)
a base salary of $300,000 per year plus eligibility to receive an annual target bonus of 75% of the base salary, with the annual bonus range from 0% to a maximum of 150% of the base salary, with each bonus to be determined based upon achievements of performance goals established by the compensation committee of our board;

(c)
customary benefits including health insurance and other fringe benefits and expense reimbursements;

(d)
stock options as summarized above under “2020 Long-Term Incentive Plan”;

(e)
for termination of the employment agreement upon the executive’s death, disability or for good cause (as defined therein) in which event he will be entitled only to his base salary through the date of termination;

(f)
for executive’s resignation without good reason (as defined therein) or retirement in which event he will be entitled to his base salary and benefits for 12 months after the date of termination;

(g)
for executive’s resignation for good reason or upon a change in control of the Company (as defined therein) or his employment is terminated other than for death, disability or good cause (each a “Qualifying Termination”) in which event he will be entitled to a severance payment as follows: (i) if the Qualifying Termination occurs at any time other than in connection with or within a 12-month period following a change in control, he will be paid for 12 months on a quarterly basis the pro rata amount of his base salary and target bonus for each quarter and all of his stock options and other equity awards will vest in full, and (ii) if the Qualifying Termination occurs within 12 months following a change in control, the executive will be paid a lump sum amount of two times his base salary and target bonus and all stock options and other equity awards will vest in full; and

(h)
customary confidentiality, non-compete and other provisions.

We are also a party to an amended employment agreement with Mark A. Oliver, our President. Among other things, the employment agreement provides that Mr. Oliver is an “at will” employee and:
(a)
that Mr. Oliver is employed as an executive officer of the Company and as Secretary and Vice President of American Life;

(b)
a base salary to Mr. Oliver of $250,000 per year, a possible bonus in the discretion of our board or the board of American Life;

(c)
customary benefits including health insurance, life insurance, car allowance and other fringe benefits and expense reimbursements;

(d)
for termination of the employment agreement upon Mr. Oliver’s death, disability or for good cause (as defined therein) in which event he will be entitled only to his base salary and benefits through the date of termination;

(e)
for Mr. Oliver’s resignation without good reason (as defined therein) or retirement in which event he will be entitled only to his base salary and benefits through the date of termination;

(f)
for Mr. Oliver’s resignation for good reason or upon a change in control of the Company in which event he will be entitled to a severance payment equal to six months of his base salary; and

(g)
customary confidentiality, non-compete and other provisions.

Director Compensation
In 2019, directors who were not our employees received $1,000 for each meeting of the board they attended in person and $350 per meeting they attend via telephone. Directors received an annual retainer of $5,000. Directors also are reimbursed for reasonable expenses related to their personal attendance at meetings. Our board reviews director compensation on an annual basis. Additionally, in 2019, outside directors received an award of options to purchase 100 shares of our voting common stock. The options vest one third in 2021 and two thirds in 2023 and are exercisable for a period of 10 years at $25.00 per share.
The following table sets forth the compensation paid or accrued by us to our directors, other than directors who are also named executive officers, for the last completed fiscal year.
Name	Year	Fees Earned or Paid in Cash	Stock Option Awards(1)
Jack Theeler	2019	$9,250	$91
Dana Stapleton(2)	2019	6,350	$91
John Hompe	2019	9,250	$91
Scott Morrison(2)	2019	9,250	$91
Sachin Goel(3)	2019	1,350	$91
Firman Leung	2019	7,350	$91

(1)
Each outside director received an award of options to purchase 100 shares of our voting common stock. The options vest one-third in 2021 and two-thirds in 2023 and are exercisable for a period of 10 years at $25.00 per share.

(2)
Did not stand for re-election in 2020.

(3)
Elected to our board in June 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information as of November 18, 2020 regarding the beneficial ownership of our voting common stock by (i) each officer and director, and (ii) all of our executive officers and directors as a group, and (iii) each person who we believe to be the beneficial owner of more than 5% of our outstanding voting common stock. Unless otherwise indicated, the address of each beneficial owner is c/o Midwest Holding, Inc., 2900 South 70th Street, Suite 400, Lincoln, Nebraska 68506. The column entitled “Percentage of shares beneficially owned — Before Offering” is based on a total of 2,718,967 shares of our voting common stock outstanding as of November 18, 2020. The column entitled “Percentage of Shares Beneficially Owned — After Offering” is based on shares of our voting common stock to be outstanding after this offering, including the shares of our voting common stock that we are selling in this offering but not including any additional shares issuable upon the underwriter’s option to purchase additional shares.
	Voting Common Stock
Name	Number of Shares Beneficially Owned Prior to Offering	Percentage of Shares Beneficially Owned
		Before Offering	After Offering
Named Executive Officers and Directors:
Michael Minnich(1)	413,176	15.2%	%
A. Michael Salem(2)	203,298	7.5%	%
Mark A. Oliver	501	*	*
John T. Hompe	—	*	*
Firman Leung	—	*	*
Jack Theeler	108	*	*
Sachin Goel(3)	4,444	*	*
Douglas K. Bratton(4)	444,444	16.3%	%
Named Executive Officers and Directors as a Group (8 persons):	1,065,971	39.2%	%
Beneficial Owners of More than Five Percent:
Crestline Assurance Holdings LLC(4)	444,444	16.3%	%

*
Represents beneficial ownership of less than 1%.

(1)
Consists of 413,176 shares of voting common stock indirectly owned Rendezvous Capital, LLC, an entity controlled by Mr. Minnich and owned by Mr. Minnich and his spouse. Mr. Minnich’s address is 7 East 20th Street, Apartment 12F, New York, New York 10003.

(2)
Consists of 203,298 shares of voting common stock indirectly owned through AMS Advisors, LLC an entity in which Mr. Salem controls and owns. Mr. Salem’s and AMS Advisors, LLC’s address is 1075 Old Post Road, Bedford, New York 10506.

(3)
Held by the Goel Family LTD Partnership II, a family investment partnership, in which Mr. Goel’s father is the general partner and Mr. Goel is one of three limited partners.

(4)
The following information was obtained from a Schedule 13D filed by Douglas K. Bratton, Crestline Investors, Inc., Crestline Management, L.P. and Crestline Assurance Holdings LLC with the SEC on May 4, 2020. These securities are held directly by Crestline. The Manager of Crestline is Douglas K. Bratton and the sole member of Crestline is Crestline Management, L.P. (“Crestline Management”). Crestline Investors, Inc. (“Crestline Investors”) is the general partner of Crestline Management. Douglas K. Bratton is the sole director of Crestline Investors. Mr. Bratton has voting and investment power over all securities held by Crestline, except for, with respect to voting power, the 175,030 shares of voting common stock covered by the proxy granted to Vespoint LLC pursuant to the Stockholders Agreement described under “Certain Shareholder Relationships and Related Transactions” below. Crestline Management, Crestline Investors and Mr. Bratton may each be deemed to beneficially own the securities held by Crestline. Therefore, Crestline, Crestline Management, Crestline Investors and Mr. Bratton share the power to (i) vote and direct the vote of 269,414 shares of our voting common stock beneficially owned by Crestline and (ii) dispose of and direct the disposition of the 444,444 shares of voting common stock beneficially owned by Crestline. Mr. Bratton is a member of our board of directors. The address of Crestline is 201 Main Street, Suite 1900, Fort Worth, Texas 76102.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Xenith
On June 28, 2018, we underwent a change in control as a result of the closing of the Xenith Agreement. On June 18, 2019, Xenith converted preferred stock and loans of $20,600,000 into 2,001,070 shares of our voting common stock. Xenith is a controlled subsidiary of Vespoint, which is also the manager of Xenith. In August 2020, shares of our voting common stock owned by Xenith were distributed to its members, including Vespoint. Vespoint is owned and managed by AMS Advisors LLC, a Delaware limited liability company (“AMS”), and Rendezvous Capital LLC, a New York limited liability company (“Rendezvous”). On November 10, 2020, shares of our voting common stock owned by Vespoint were distributed to its members, including AMS and Rendezvous. Each of Vespoint, AMS and Rendezvous is a private investment company controlled by Michael Minnich and A. Michael Salem, who are the co-chief executive officers of Vespoint and who are now executive officers and directors of the Company.
Crestline
On April 24, 2020, we entered into a Securities Purchase Agreement (the “Crestline Agreement”) with Xenith, Vespoint and Crestline. Pursuant to the Crestline Agreement, Crestline purchased 444,444 shares of our voting common stock, at a purchase price of $22.50 per share for $10.0 million. In connection with the Crestline Agreement, on April 24, 2020, we entered into a stockholders agreement (the “Stockholders Agreement”) with Xenith, Vespoint, Michael Minnich (“Minnich”), A. Michael Salem (“Salem”) and Crestline.
We also entered into a customary director’s indemnification agreement with Douglas K. Bratton, a principal of Crestline, who, at the closing of the Agreement, was appointed as a director of both our board of directors and the board of directors of our life insurance subsidiary, American Life.
Among other things, the Stockholders Agreement provides:
Constituency and election to our board.   As long as Crestline and its affiliates own at least 10% of our outstanding voting common stock, Vespoint, Xenith and Messrs. Minnich and Salem and their affiliates (the “Vespoint Stockholders”) have agreed to vote their Company shares for one Crestline representative on the our board of directors and, subject to reasonable committee member suitability standards and applicable regulatory qualification requirements, any committee thereof, with board of directors observer rights provided for an additional Crestline representative, and we appointed one Crestline designated member and a Crestline selected observer to the board of directors of American Life. Crestline agreed, so long as it and its affiliates own at least 10% of our outstanding voting common stock, to vote its shares for the election of Messrs. Minnich and Salem to our board of directors as long as each of them separately owns at least 3% of the outstanding shares of our voting common stock and each is an executive officer of the Company.
Proxy.   Crestline currently owns 444,444 shares of our voting common stock (the “Crestline Owned Shares”), which represent approximately 16.3% of our outstanding shares of voting common stock. However, Crestline has only full investment and voting authority with respect to the proportion of the Crestline Owned Shares which represent 9.9% of our outstanding voting common stock (the “Voting Threshold”). While Crestline currently holds the Crestline Owned Shares above the Voting Threshold as an economic investment, all voting authority with respect to such shares has been delegated to Vespoint under a voting proxy (the “Proxy”) granted to such entity pursuant to the Stockholders Agreement. As of November 16, 2020, 269,413 Crestline Owned Shares are subject to the Proxy (the “Proxy Shares”).
This proxy will automatically terminate upon (a) receipt of Form A approval from the NDOI permitting Crestline to exercise full investment and voting authority with respect to all Crestline Owned Shares above the Voting Threshold or (b) the sale or transfer of Proxy Shares by Crestline to a third party, but any such termination will be only with respect to the Proxy Shares.
Preemptive and First Rights of Refusal.   For a period of three years following the date of the Stockholders Agreement, (i) the Company granted Crestline a pro rata preemptive right to purchase equity securities the Company may issue, (ii) Crestline granted us a right of first refusal to purchase our voting common stock owned by Crestline (including shares it may subsequently acquire) that it may offer to sell, and (iii) the Vespoint Stockholders granted Crestline a right of first refusal to purchase their shares of voting common stock they currently own or subsequently acquire that they may offer to sell.
Co-Sale Rights.   For the earlier of (i) ten years following April 24, 2020 or (ii) the date on which Crestline and its affiliates own less than 5% of the outstanding shares of voting common stock of the Company, the Vespoint Stockholders granted Crestline a right of co-sale with respect to the Company shares they currently own or subsequently acquire. Pursuant to the provision, if a Vespoint Stockholder desires to transfer or sell shares to a third party and to the extent such shares have not been purchased by Crestline pursuant to the right of first refusal described above but subject to the conditions indicated below, then Crestline has the right, on a pro rata basis, to participate in the transfer or sale on the same terms and conditions as being offered to a Vespoint Stockholder. However, Crestline may only exercise its co-sale right if (i) the amount of shares to be transferred or sold by the Vespoint Stockholder is equal to or exceeds, together with all sales of our shares sold by such stockholder within the preceding three months of the date of such proposed transfer, 1% of the total outstanding shares of our voting common stock (which shall be increased to 3% of the total outstanding voting common stock in the event that we consummate a firm-commitment underwritten public offering of our common stock which nets at least $15 million of proceeds to us) and (ii) our voting common stock is listed for trading on the NYSE or the Nasdaq Capital Market. Completion of this offering will trigger the increase from 1% to 3%.
Registration Rights.   We granted customary demand and piggyback registration rights to Crestline and the Vespoint Stockholders to register future public sales of their voting common stock subject to certain terms and conditions.
Master Agreement.   On July 27, 2020, American Life entered into a reinsurance agreement (the “Reinsurance Agreement”) with SRC2, a newly-formed protective cell of Seneca Re that was capitalized by Crestline.
The Reinsurance Agreement, which was effective as of April 24, 2020, was entered into pursuant to a three-year Master Letter Agreement (the “Master Agreement”) dated and effective as of April 24, 2020, among American Life, Seneca Re and Crestline. The purpose of the Reinsurance Agreement is to support American Life’s new business production by providing reinsurance capacity for American Life to write MYGA and FIA products. Concurrently with the Reinsurance Agreement:
•
American Life and SRC2 each entered into investment management agreements with Crestline, pursuant to which Crestline manages the assets that support the reinsured business; and

•
American Life and SRC2 entered into a trust agreement whereby the SRC2 maintains for American Life’s benefit a trust account that supports the reinsured business.

In addition, pursuant to the Master Agreement, the parties agreed to enter into a separate agreement whereby, among other things and subject to certain conditions, American Life will agree to reinsure additional new business production to one or more reinsurers formed and/or capitalized by Crestline, Midwest or an appropriate affiliate will refer potential advisory clients to Crestline, and American Life will consider investing in certain assets originated or sourced by Crestline. Through September 30, 2020, American Life had ceded $80.3 million face amount of annuities to SRC2 (which was funded with $40 million in capital by Crestline). American Life received ceding fees under SAP of $3,837,996 and expense reimbursements under SAP of $7,247,966 in connection with these reinsurance transactions during the nine months ended September 30, 2020.

REGULATION
Our business is subject to extensive regulation in the United States at both the state and federal level, including regulation under state insurance and federal laws. We cannot predict the impact of future state or federal laws or regulations on our business. Future laws and regulations, or the interpretation thereof, may materially adversely affect our financial condition and results of operations.
Insurance regulation
General
Our insurance subsidiaries are subject to extensive regulation and supervision by the states in which they are domiciled, particularly with respect to their financial condition. American Life is domiciled in Nebraska and commercially domiciled in Texas, where it is regulated and supervised by the NDOI and the Texas Department of Insurance, respectively. Seneca Re is domiciled in Vermont where it is regulated and supervised by the Vermont Department of Financial Regulation. Our insurance subsidiaries are also subject to regulation by all states in which they transact business, which oversight in practice often focuses on review of their market conduct. American Life is licensed to conduct insurance business, and is therefore subject to regulation and supervision by insurance regulators, in 20 states and Washington the District of Columbia. Seneca Re, a Vermont limited liability company, was formed by Midwest to operate as a sponsored captive insurance company for the purpose of insuring and reinsuring various types of risks of its participants through one or more special purpose reinsurance or “protected cell” entities and to conduct any other business that is permitted for sponsored captive insurance companies under Vermont insurance regulations. The extent and scope of insurance regulation varies between jurisdictions, but most jurisdictions have laws and regulations governing the financial security of insurers, including admittance of assets for purposes of calculating statutory surplus, standards of solvency, reserves, reinsurance, capital adequacy and the business conduct of insurers.
In addition, statutes and regulations usually require the licensing of insurers and their agents, the approval of policy forms and related materials and, for certain lines of insurance, the approval of rates. State statutes and regulations also prescribe the permitted types and concentrations of investments by insurers. The primary purpose of this insurance industry regulation is to protect policyholders. Life insurance companies are required to file detailed quarterly and annual statements with insurance regulatory authorities in each of the jurisdictions in which they are licensed or eligible to do business, and their operations and accounts are subject to periodic examination by such authorities. Regulators have discretionary authority, in connection with the continued licensing of insurance companies, to limit or prohibit the ability to issue new policies if, in their judgment, the regulators determine that an insurer is not maintaining minimum statutory surplus or capital or if the further transaction of business will be detrimental to its policyholders.
The amount of dividends that our insurance subsidiaries may pay in any twelve-month period, without prior approval by their respective domestic insurance regulators, is restricted under the laws of Nebraska, Texas and Vermont.
Under Nebraska law, dividends payable from American Life without the prior approval of the applicable insurance commissioner are limited to the greater of 10% of American Life’s surplus as shown on the last statutory financial statement on file with the NDOI or 100% of net income during the applicable twelve-month period (not including realized capital gains).
In addition, payments of dividends and advances or repayment of funds to us by our insurance subsidiaries are restricted by the applicable laws of our insurance subsidiaries’ respective jurisdictions requiring that each insurance subsidiary hold a specified amount of minimum reserves in order to meet future obligations on its outstanding policies. These regulations specify that the minimum reserves shall be calculated to be sufficient to meet future obligations, giving consideration for required future premiums to be received, which are based on certain specified interest rates and methods of valuation, which are subject to change.
Insurance holding company regulation
We are an insurance holding company and, together with our insurance subsidiaries and our other subsidiaries and affiliates, are subject to the insurance holding company system laws of Nebraska, Texas and Vermont. These laws vary across jurisdictions, but generally require an insurance holding company and insurers that are members of such insurance holding company’s system to register with the jurisdiction’s insurance regulatory authorities, to file reports disclosing certain information, including their capital structure, ownership, management, financial condition, enterprise risk and own risk and solvency assessment.
These laws also require disclosure of certain qualifying transactions between or among our insurance subsidiaries and us or any of our other subsidiaries or affiliates to which one or more of our insurance subsidiaries is a party. Such transactions could include loans, investments, sales, service agreements and reinsurance agreements among other similar inter-affiliate transactions. These laws also require that inter-company transactions be fair and reasonable. In certain circumstances, the insurance company must give prior notice of the transaction to the insurance department in its state of domicile, and the insurance department must either approve or disapprove the subject inter-company transaction within defined periods. Further, these laws require that an insurer’s contract holders’ surplus following any dividends or distributions to shareholder affiliates is reasonable in relation to the insurer’s outstanding liabilities and its financial needs.
The insurance holding company laws in some states, including Nebraska, Texas and Vermont, require regulatory approval of a direct or indirect change of control of an insurer or an insurer’s parent company. Generally, to obtain approval from the insurance commissioner for any acquisition of control of an insurance company or its parent company, the proposed acquirer must file with the applicable commissioner an application containing information regarding: (i) the identity and background of the acquirer and its affiliates; (ii) the nature, source and amount of funds to be used to carry out the acquisition; (iii) the financial statements of the acquirer and its affiliates; (iv) any potential plans for disposition of the securities or business of the insurer; (v) the number and type of securities to be acquired; (vi) any contracts with respect to the securities to be acquired; (vii) any agreements with broker-dealers; and (viii) other relevant matters. Different jurisdictions may have similar or additional requirements for prior approval of any acquisition of control of an insurance or reinsurance company licensed or authorized to transact business in those jurisdictions. Additional requirements may include re-licensing or subsequent approval for renewal of existing licenses upon an acquisition of control.
Credit for reinsurance
State insurance laws permit U.S. insurance companies, as ceding insurers, to take financial statement credit for reinsurance that is ceded, so long as the assuming reinsurer satisfies the state’s credit for reinsurance laws. The Nonadmitted and Reinsurance Reform Act (the “NRRA”) contained in the Dodd-Frank Act provides that if the state of domicile of a ceding insurer is an NAIC accredited state, or has financial solvency requirements substantially similar to the requirements necessary for NAIC accreditation, and recognizes credit for reinsurance for the insurer’s ceded risk, then no other state may deny such credit for reinsurance. Because all states are currently accredited by the NAIC, the Dodd-Frank Act prohibits a state in which a U.S. ceding insurer is licensed but not domiciled from denying credit for reinsurance for the insurer’s ceded risk if the cedant’s domestic state regulator recognizes credit for reinsurance. The ceding company in this instance is permitted to reflect in its statutory financial statements a credit in an aggregate amount equal to the ceding company’s liability for unearned premium (which are that portion of written premiums which applies to the unexpired portion of the policy period), loss reserves and loss expense reserves to the extent ceded to the reinsurer.
Statutory examinations
Our insurance subsidiaries are required to file detailed quarterly and annual financial statements, in accordance with SAP with regulatory officials in each of the jurisdictions in which they conduct business. As part of their routine regulatory oversight process, the NDOI, the Texas Department of Insurance and the Vermont Insurance Department conduct periodic detailed examinations, generally once every three to five years, of the books, records, accounts and operations of our insurance subsidiaries domiciled in their states.
Financial tests
The NAIC has developed a set of financial relationships or “tests,” known as the Insurance Regulatory Information System or IRIS, which is designed for early identification of companies that may require special attention or action by insurance regulatory authorities. Insurance companies submit data annually to the NAIC, which in turn analyzes the data by utilizing ratios. State insurance regulators review this statistical report, which is available to the public, together with an analytical report, prepared by and available only to state insurance regulators, to identify insurance companies that appear to require immediate regulatory attention. A “usual range” of results for each ratio is used as a benchmark.
Risk-based capital requirements
In order to enhance the regulation of insurers’ solvency, the NAIC adopted a model law to implement RBC requirements for life insurers. All states have adopted the NAIC’s model law or a substantively similar law. The NAIC Risk-Based Capital Model Act requires insurance companies to submit an annual RBC Report, which compares an insurer’s total adjusted capital with its authorized control level RBC. A company’s RBC is calculated by using a specified formula that applies factors to various specified asset, premium, claim, expense and reserve items. The factors are higher for those items with greater underlying risk and lower for items with less underlying risk.
“Total Adjusted Capital” is defined as the sum of an insurer’s statutory capital and surplus and asset valuation reserve and the estimated amount of all dividends declared by the insurer’s board of directors prior to the end of the statement year that are not yet paid or due at the end of the year. The RBC Report is used by insurance regulators to set in motion appropriate regulatory actions relating to insurers that show indications of weak or deteriorating conditions. RBC is an additional standard for minimum capital requirements that insurers must meet to avoid being placed in rehabilitation or liquidation by regulators. The annual RBC Report, and the information contained therein, is not intended by the NAIC as a means to rank insurers.
RBC is a method of measuring the minimum amount of capital appropriate for an insurance company to support its overall business operations in light of its size and risk profile. It provides a means of setting the capital requirement in which the degree of risk taken by the insurer is the primary determinant. The value of an insurer’s Total Adjusted Capital in relation to its RBC, together with its trend in its Total Adjusted Capital, is used as a basis for determining regulatory action that a state insurance regulator may be authorized or required to take with respect to an insurer. The four determinations, potentially applicable under each jurisdiction’s laws, are essentially as follows:
•
Company Action Level Event.   Total Adjusted Capital is greater than or equal to 150% but less than 200% of RBC or Total Adjusted Capital greater than or equal to 200% but less than 250% of RBC, and has a negative trend. If there is a company action level event, the insurer must submit a plan (an “RBC Plan”) outlining, among other things, the corrective actions it intends to take in order to remedy its capital deficiency.

•
Regulatory Action Level Event.   Total Adjusted Capital is greater than or equal to 100% but less than 150% of RBC or the insurer has failed to comply with filing deadlines for its RBC Report or RBC Plan. If there is a regulatory action level event, the insurer is also required to submit an RBC Plan. In addition, the insurance regulator must undertake a comprehensive examination of the insurer’s financial condition and must issue any appropriate corrective orders.

•
Authorized Control Level Event.   Total Adjusted Capital is below RBC but greater than or equal to 70% of RBC or the insurer has failed to respond to a corrective order. If there is an authorized control level event, the insurance regulator may seek rehabilitation or liquidation of the insurer if it deems it to be in the best interests of the policyholders and creditors of the insurer and the public.

•
Mandatory Control Level Event.   Total Adjusted Capital is below 70% of RBC. If there is a mandatory control level event, the insurance regulator must seek rehabilitation or liquidation of the insurer.

Our insurance subsidiaries are subject to periodic market conduct exams (“MCE”) in any jurisdiction where they do business. An MCE typically entails review of business activities, such as operations and management, complaint handling, marketing and sales, producer licensing, policyholder service, underwriting and rating, and claims handling. Regulators may impose fines and penalties upon finding violations of regulations governing such business activities.

Form approvals and claims payments
Our insurance subsidiaries are subject to state laws and regulations regarding form approvals. Generally, insurance companies, are prohibited by state statutes from engaging in unfair claims practices on a flagrant basis or with such frequency to indicate a general business practice. The applicable laws and regulations are used by states to establish standards to ensure that rates are not excessive, inadequate, unfairly discriminatory or used to engage in unfair price competition. Unfair claims practices include, but are not limited to, misrepresenting pertinent facts or insurance policy provisions; failing to acknowledge and act reasonably promptly upon communications with respect to claims arising under insurance policies; and attempting to settle a claim for less than the amount to which a reasonable person would have believed such person was entitled.
Assessments against insurers
Under the insurance guaranty fund laws, which exist in each state and Washington D.C., licensed insurers can be assessed by insurance guaranty associations for certain obligations of insolvent insurance companies to policyholders and claimants. Most of these laws provide for annual limits on the assessments and for an offset against state premium taxes. These premium tax offsets must be spread over future periods ranging from five to 20 years. Since these assessments typically are not made for several years after an insurer fails and depend upon the final outcome of liquidation or rehabilitation proceedings, we cannot accurately determine the amount or timing of any future assessments.
Regulation of investments
We are subject to state laws and regulations that require diversification of our investment portfolios and limit the amounts of investments in certain asset categories, such as below-investment grade fixed income securities, equity real estate, other equity investments and derivatives. Failure to comply with these requirements and limitations could cause affected investments to be treated as non-admitted assets for purposes of measuring statutory surplus and, in some instances, could require the divestiture of such non-qualifying investments.
Statutory accounting practices
SAP are a basis of accounting developed to assist insurance regulators in monitoring and regulating the solvency of insurance companies. SAP is primarily concerned with measuring an insurer’s solvency. Statutory accounting focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with appropriate insurance law and regulatory provisions applicable in each insurer’s domiciliary state.
GAAP is concerned with a company’s solvency, but is also concerned with other financial measurements, principally income and cash flows. Accordingly, GAAP gives more consideration to appropriately matching revenue and expenses and accounting for management’s stewardship of assets than does SAP. As a direct result, different assets and liabilities and different amounts of assets and liabilities will be reflected in financial statements prepared in accordance with GAAP as compared to SAP.
Potential issuing carrier restrictions
In certain states, the insurance commissioner has the authority to prohibit an authorized insurer from acting as an issuing carrier for an unauthorized insurer. In addition, insurance departments in states in which there is no statutory or regulatory prohibition against an authorized insurer acting as an issuing carrier for an unauthorized insurer could deem the assuming insurer to be transacting insurance business without a license and the issuing carrier to be aiding and abetting the unauthorized sale of insurance.
Enterprise risk and other developments
The NAIC, as part of its solvency modernization initiative, has engaged in a concerted effort to strengthen the ability of U.S. state insurance regulators to monitor U.S. insurance holding company groups. The NAIC’s solvency modernization initiative, among other things, aims to expand the authority and focus of state insurance regulators to encompass U.S. insurance holding company systems at the group level. The holding company reform efforts at the NAIC culminated in December 2010 in the adoption of significant amendments to the NAIC’s Insurance Holding Company System Regulatory Act (the “Model Holding Company Act”) and its Insurance Holding Company System Model Regulation (the “Model Holding Company Regulation”). Among other things, the revised Model Holding Company Act and Model Holding Company Regulation explicitly address “enterprise” risk — the risk that an activity, circumstance, event or series of events involving one or more affiliates of an insurer will, if not remedied promptly, be likely to have a material adverse effect upon the financial condition or liquidity of the insurer or its insurance holding company system as a whole - and require annual reporting of potential enterprise risk as well as access to information to allow the state insurance regulator to assess such risk. In addition, the Model Holding Company Act amendments include a requirement to the effect that any person divesting control over an insurer must provide 30 days’ notice to the regulator and the insurer (with an exception for cases where a Form A is being filed). The amendments direct the domestic state insurance regulator to determine those instances in which a divesting person will be required to file for and obtain approval of the transaction. Some form of the 2010 amendments to the Model Holding Company Act has been adopted in all states.
In December 2014, the NAIC adopted additional revisions to the Model Holding Company Act, updating the model to clarify the group-wide supervisor for a defined class of internationally active insurance groups. The revisions also outline the process for determining the lead state for domestic insurance groups, outline the activities the commissioner may engage in as group-wide supervisor and extend confidentiality protections to cover information received in the course of group-wide supervision. The 2014 revisions to the Model Holding Company Act have been adopted in all accredited U.S. jurisdictions.
In 2012, the NAIC adopted the Risk Management and Own Risk and Solvency Assessment (“ORSA”) Model Act, which requires domestic insurers to maintain a risk management framework and establishes a legal requirement for domestic insurers to conduct an ORSA in accordance with the NAIC’s ORSA Guidance Manual. The ORSA Model Act provides that domestic insurers, or their insurance group, must regularly conduct an ORSA consistent with a process comparable to the ORSA Guidance Manual process. The ORSA Model Act also provides that, no more than once a year, an insurer’s domiciliary regulator may request that an insurer submit an ORSA summary report, or any combination of reports that together contain the information described in the ORSA Guidance Manual, with respect to the insurer and the insurance group of which it is a member. If and when the ORSA Model Act is adopted by a particular state, the ORSA Model Act would impose more extensive filing requirements on parents and other affiliates of domestic insurers. Our insurance company subsidiaries are not subject currently to the requirements of the ORSA Model Act adopted in Nebraska, Texas and Vermont, respectively, however, will be when their direct written premiums and unaffiliated assumed premiums, if any, exceed $500 million.
Privacy regulation
Federal and state law and regulation require financial institutions to protect the security and confidentiality of personal information, including health-related and customer information, and to notify customers and other individuals about their policies and practices relating to their collection and disclosure of health-related and customer information and their practices relating to protecting the security and confidentiality of that information. State laws regulate the use and disclosure of social security numbers and federal and state laws require notice to affected individuals, law enforcement, regulators and others if there is a breach of the security of certain personal information, including social security numbers. Federal and state laws and regulations regulate the ability of financial institutions to make telemarketing calls and to send unsolicited e-mail or fax messages to consumers and customers. Federal and state lawmakers and regulatory bodies may be expected to consider additional or more detailed regulation regarding these subjects and the privacy and security of personal information.
Cybersecurity regulation
The NAIC adopted the Insurance Data Security Model Law in October 2017. As of the date of this prospectus, eight states have adopted the model law or a variation of it. We expect that additional regulations could be enacted in other jurisdictions that could impact our cybersecurity program. Depending on these and other potential implementation requirements, we will likely incur additional costs of compliance.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined herein) with respect to their ownership and disposition of shares of our voting common stock issued pursuant to this offering. All prospective non-U.S. holders of our voting common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of our voting common stock. In general, a non-U.S. holder means a beneficial owner of our voting common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:
•
an individual who is a citizen or resident of the United States;

•
a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or of any state thereof or the District of Columbia;

•
an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended, or the Code, have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

An individual may generally be treated as a resident of the U.S. in any calendar year for U.S. federal income tax purposes, by, among other ways, being present in the U.S. for at least 31 days in that calendar year and for an aggregate of at least 183 days during a 3-year period ending in the current calendar year. For purposes of the 183-day calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are taxed for U.S. federal income tax purposes as if they were U.S. citizens.
This discussion is based on current provisions of the Code, existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service, or the IRS, and judicial decisions, all as in effect as of the date of this prospectus supplement. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus supplement and the accompanying prospectus.
This discussion applies only to non-U.S. holders that hold shares of our voting common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any estate or gift tax consequences, any aspects of U.S. state, local or non-U.S. taxation, or the impact of the unearned income Medicare contribution tax or any alternative minimum tax. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below); corporations that accumulate earnings to avoid U.S. federal income tax; governmental organizations; tax-exempt organizations; banks, thrifts, insurance companies and other financial institutions; brokers, dealers or traders in securities, commodities or currencies; tax-qualified retirement plans; real estate investment trusts; holders subject to the alternative minimum tax or the Medicare contribution tax on net investment income; holders that are subject to the special tax accounting rules of Section 451(b) of the Code; holders who hold or receive our voting common stock pursuant to the exercise of employee stock options or otherwise as compensation; holders holding our voting common stock as part of a hedge, straddle, synthetic security or other risk reduction strategy, conversion transaction or other integrated investment; holders deemed to sell our voting common stock under the constructive sale provisions of the Code; controlled foreign corporations; passive foreign investment companies; and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold our voting common stock through such partnerships or other pass-through entities for U.S. federal income tax purposes. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our voting common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships and other pass-through entities should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our voting common stock.
There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our voting common stock.
Dividends
Distributions, if any, on our voting common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s adjusted tax basis in the voting common stock. Any remaining excess will be treated as capital gain from the sale or exchange of such voting common stock, subject to the tax treatment described below in “Gain on sale, exchange or other disposition of our voting common stock.” Any such distribution will also be subject to the discussion below regarding effectively connected income, backup withholding and FATCA withholding.
Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the U.S. will generally be subject to withholding of U.S. federal income tax at a 30% rate of the gross amount of dividends or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.
Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected earnings and profits of a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.
To claim a reduction or exemption from withholding, a non-U.S. holder of our voting common stock generally will be required to provide (a) a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form), as applicable, and satisfy applicable certification and other requirements to claim the benefit of an applicable income tax treaty between the United States and such holder’s country of residence, or (b) a properly executed IRS Form W-8ECI stating that dividends are not subject to withholding because they are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.
A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Sale, Exchange or Other Disposition of our Voting Common Stock
Subject to the discussion below regarding backup withholding, in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our voting common stock unless:

•
the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the United States by such non-U.S. holder, in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on our voting common stock” also may apply;

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses (even though the individual is not considered a resident of the United States); or

•
our voting common stock constitutes a “U.S. real property interest” because we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period of our voting common stock, if shorter) a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes. Generally, a corporation is a USRPHC under the Foreign Investment in Real Property Tax Act codified at Code Section 897 only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Even if we are or become a USRPHC, provided that our voting common stock is regularly traded on an established securities market (as defined by applicable Treasury Regulations) during the calendar year in which the disposition occurs, only a non-U.S. holder that holds more than 5% of our outstanding voting common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our voting common stock, will be subject to U.S. federal income tax (and applicable withholding tax) on the disposition of our voting common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) and will be subject to applicable withholding tax on such non-U.S. holder’s amount realized on the disposition which collection obligation is imposed on the purchaser thereof. Such withholding tax (which may be more or less than such non-U.S. holder’s final U.S. tax liability) may be allowed as a credit on such non-U.S. holder’s timely filed U.S. income tax return, and a refund may be claimed for over-withholding if the amount collected exceeds such non-U.S. holder’s tax liability. No assurance can be provided that our voting common stock will continue to be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. holders should consult their own tax advisors about the consequences that could result if we are, or become, a USRPHC.

Information Reporting and Backup Withholding
We must report annually to the IRS and to each non-U.S. holder the gross amount of the dividends on our voting common stock paid to such holder and the tax withheld, if any, with respect to such dividends. Non-U.S. holders will have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate (currently 24%) with respect to dividends on our voting common stock. A non-U.S. holder generally will not be subject to U.S. backup withholding with respect to payments of dividends on our voting common stock if such holder establishes an exemption by certifying his, her or its non-U.S. status by providing a valid IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form), provided we do not have actual knowledge or reason to know such non-U.S. holder is a U.S. person, as defined in the Code.
Information reporting and backup withholding will generally apply to the proceeds of a disposition of our voting common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder establishes an exemption by certifying his, her or its status as a non-U.S. holder and satisfies certain other requirements. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the

United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.
Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or other applicable agreement.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
FATCA Withholding
Sections 1471 through 1474 of the Code, and the U.S. Treasury Regulations and other administrative guidance issued thereunder, commonly referred to as the Foreign Account Tax Compliance Act (or “FATCA”), generally impose a U.S. federal withholding tax of 30% on dividends on stock in a U.S. corporation paid to (i) a “foreign financial institution” (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption from these rules, or (ii) a “non-financial foreign entity” (as defined in the Code), unless such entity provides the withholding agent with either a certification that it does not have any direct or indirect “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying, and information regarding, such substantial United States owners, or otherwise qualifies for an exemption from these rules. The U.S. Treasury Regulations proposed in December 2018 eliminate possible FATCA withholding on the gross proceeds from a sale or other disposition of our voting common stock, and may be relied upon by taxpayers until final regulations are issued. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and the non-U.S. holder’s country of residence may modify the requirements described in this paragraph.
We will not pay additional amounts or “gross up” payments to holders as a result of any withholding or deduction for taxes imposed under FATCA. Investors are encouraged to consult with their tax advisors regarding the implications of FATCA to their particular circumstances.
THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE VIEWED AS TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL INCOME AND ESTATE AND GIFT TAX LAW CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR VOTING COMMON STOCK, AS WELL AS THE APPLICABILITY AND EFFECT OF NON-U.S. TAX LAWS, TAX TREATIES AND ANY OTHER U.S. FEDERAL TAX LAWS.

DESCRIPTION OF OUR SECURITIES
The following descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in our certificate of incorporation, which we refer to as our charter, and our bylaws, each as amended to date.
Authorization
Our authorized capital stock consists of 24,000,000 shares of capital stock. We are authorized to issue 20,000,000 shares of voting common stock, par value $0.001 per share, 2,000,000 shares of non-voting common stock, $0.001 par value per share, and 2,000,000 shares of preferred stock, par value $0.001 per share.
As of October 30, 2020, there were 2,718,967 shares of voting common stock outstanding and no shares non-voting common stock or preferred stock were issued and outstanding.
Voting Common Stock
Dividend Rights.   Subject to preferences that may be applicable to any shares of our preferred stock that may be issued, the holders of our voting common stock are entitled to share ratably in such dividends as may be declared by our board of directors out of funds legally available therefor.
As a Delaware corporation, we may not declare and pay dividends on our capital stock if the amount paid exceeds an amount equal to the surplus which represents the excess of our net assets over paid-in-capital or, if there is no surplus, our net earnings for the current and/or immediately preceding fiscal year. Dividends cannot be paid from our net profits unless the paid-in- capital represented by the issued and outstanding stock having a preference upon the distribution of our assets at the market value is intact. Under applicable Delaware case law, dividends may not be paid on our capital stock if we become insolvent or the payment of the dividend will render us insolvent. To the extent we pay dividends and we are deemed to be insolvent or inadequately capitalized, a bankruptcy court could direct the return of any dividends.
Our ability to pay cash dividends to our stockholders is also primarily dependent upon the cash dividends received from our subsidiary, American Life. See “Dividend Policy.”
Voting Rights.   Each share of our voting common stock entitles its holder to one vote in the election of directors as well as all other matters to be voted on by stockholders. Holders of our non-voting common stock are not entitled to vote on any matter coming before stockholders except as may be provided by law. Holders of our voting common stock are not entitled to cumulate their votes in the election of directors.
No Preemptive Rights.   Holders of our voting common stock do not have any preemptive rights to subscribe for additional shares on a pro rata basis or otherwise when additional shares are offered for sale by us.
Liquidation Rights.   Subject to preferences that may be applicable to any shares of our preferred stock that may be issued, in the event of our liquidation, dissolution or winding up, the holders of our voting common stock are entitled to receive, pro rata, after payment of all of our debts and liabilities, all of our remaining assets available for distribution. In the event of any liquidation, dissolution or winding up of any subsidiary, the holding company, as the sole stockholder of the subsidiary’s common stock, would be entitled to receive all remaining assets of that subsidiary available for distribution in cash or in kind after payment of all debts and liabilities of the subsidiary.
Preferred Stock
The authorized preferred stock is available for issuance from time to time at the discretion of our board of directors without stockholder approval. The board of directors has the authority to prescribe for each series of preferred stock it establishes the number of shares in that series, the number of votes (if any) to which the shares in that series are entitled, the consideration for the shares in that series, and the designations, powers, preferences and other rights, qualifications, limitations or restrictions of the shares in that series. Depending upon the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of voting common stock and could adversely affect holders of voting common stock by delaying or preventing a change in control, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of voting common stock.
Holders of our voting common stock have no preferences or conversion or exchange rights. Shares of our voting common stock will not be liable for further calls or assessments by us and are not subject to redemption. The holders of our voting common stock will not be liable for any of our liabilities.
Certain Provisions Having Potential Anti-Takeover Effects
General.   The following is a summary of the material provisions of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, and our charter and bylaws that address matters of corporate governance and the rights of stockholders. Certain of these provisions may delay or prevent takeover attempts not first approved by our board of directors (including takeovers which certain stockholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders. The primary purpose of these provisions is to encourage negotiations with our management by persons interested in acquiring control of our company. All references to the charter and bylaws are to our charter and bylaws in effect on the date of this prospectus.
Staggered Board; Removal of Directors.   Seven individuals currently serve on our board of directors, which is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a class of directors is to be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, a portion of our board of directors will be elected each year. Our certificate of incorporation authorizes our board of directors to fix the number of directors from time to time by a resolution of the majority of our board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. Between stockholder meetings, directors may be removed by our stockholders only for cause, and the board of directors may appoint new directors to fill the vacancies. These provisions may prevent a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers, which could depress the market price of our voting common stock.
Filling Vacancies.   Vacancies occurring in our board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the remaining directors, even if less than a quorum.
Amendment of Bylaws.   Our board of directors may amend or repeal our bylaws.
Special Meetings of Stockholders.   Special meetings of the stockholders, other than those required by statute, maybe called at any time by (A) the board of directors, (B) the chairman of the board of directors, (C) the chief executive officer, (D) the president (in the absence of a chief executive officer, or (E) by the secretary whenever requested in writing to do so by holders of at least twenty percent (20%) of the voting power of the issued and outstanding shares of the Company entitled to vote generally in the election of directors, voting together as a single class, but a special meeting may not be called by any other person or persons.
Authorized but Unissued Shares.   Delaware law does not require stockholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of voting common stock at prices higher than prevailing market prices.

Preferred Stock.   Under the terms of our charter, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to provide flexibility and eliminate delays associated with a stockholder vote on specific issues. However, the ability of our board of directors to issue preferred stock and determine its rights and preferences may have the effect of delaying or preventing a change in control, as described above under “Description of Our Securities — Preferred Stock.”
Advance Notification of Stockholder Nominations and Proposals.   Our bylaws establish advance notice procedures with respect to the nomination of persons for election as directors, other than nominations made by or at the direction of our board of directors, and stockholder proposals for business.
Statutory and other Restrictions on Acquisition of our Capital Stock.   We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with an interested stockholder, unless:
•
prior to the time of the proposed action, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the time of the proposed action, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in policies formulated by the board and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company.
Limitations on Director Liability
Our charter provides that our directors shall generally not be liable to us or any of our stockholders for monetary damages for breach of duty as a director. This provision will eliminate such liability except for (i) any breach of the director’s duty of loyalty to us or to our stockholders, (ii) acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability for unlawful payment of dividends or unlawful stock purchases or redemptions in violation of the DGCL, and (iv) any transaction from which the director derived an improper personal benefit.
Indemnification of Directors and Officers
Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. A corporation may indemnify such person against expenses

(including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer or director in defending such action, provided that the officer or director undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.
A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided by the DGCL is not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any corporation’s bylaws, agreement, vote or otherwise.
Our bylaws provide that we will indemnify any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, his testator or intestate, is or was a director or officer, and any director or officer who served any other company in any capacity at our request, to the fullest extent permitted by Section 145 of the DGCL.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons under the provisions discussed above or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Transfer Agent
The transfer agent for our voting common stock is Computershare, Inc.

UNDERWRITING
We are offering the shares of voting common stock described in this prospectus through Piper Sandler & Co. as the sole bookrunning manager. We will enter into a firm commitment underwriting agreement with Piper Sandler & Co., the underwriter named below.
The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent, including approval of legal matters by its counsel. The underwriter has the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriter may offer and sell shares through one or more of its respective affiliates or selling agents. Subject to the terms and conditions set forth in the underwriting agreement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, the number of shares of our voting common stock listed opposite its name below.
Underwriter	Number of Shares
Piper Sandler & Co.
Option to Purchase Additional Shares
We have granted the underwriter an option to buy up to      additional shares of voting common stock from us. The underwriter may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus. If any additional shares of voting common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the shares are being offered. This option may be exercised only if the underwriter sells more shares than the total number set forth on the cover page of this prospectus.
Discounts and Commissions
The underwriter has advised us that it proposes to offer the voting common stock directly to the public at the offering price set forth on the cover page of this prospectus. The underwriter proposes to offer the shares to certain dealers at the same price less a concession of not more than $ per share. After the offering, the underwriter may change the offering price and the other selling terms. The offering of the shares by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.
The underwriting fee is equal to the public offering price per share of voting common stock less the amount paid by the underwriter to us per share of voting common stock. The following table shows the per share and total underwriting discount to be paid by the underwriter in connection with this offering, assuming either no exercise and full exercise of the option to purchase additional shares:
Total
	Per Share	Without Option	With Option
Public offering price
Underwriting discounts and commissions
Proceeds, before expenses, to us
We estimate that the total fees and expenses payable by us, excluding the underwriting discount, will be approximately $      , which includes $      that we have agreed to reimburse the underwriter for the fees incurred by them in connection with the offering.
Indemnification of Underwriter
We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

No Sales of Similar Securities
We and each of our directors and executive officers are subject to lock-up agreements that prohibit us and them from offering, selling, contracting to sell, granting any option or contract to purchase, purchasing any option or contract to sell, granting any option, right or warrant to purchase, lending or otherwise transferring or disposing of any shares of our voting common stock or any securities convertible into or exercisable or exchangeable for shares of our voting common stock or other capital stock for a period of at least 180 days following the date of this prospectus without the prior written consent of Piper Sandler & Co.
The lock-up agreements do not prohibit our directors and executive officers from transferring shares of our voting common stock for bona fide gifts or by will, or for estate or tax planning purposes, subject to certain requirements, including that the transferee be subject to the same lock-up terms. The lock-up provisions do not prohibit us from issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus. The lock-up provisions do not prevent us from selling shares to the underwriter pursuant to the underwriting agreement, or from granting options to acquire securities under our existing stock option plans or issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus.
Listing
We have applied to list our voting common stock on the Nasdaq Capital Market under the symbol “MDWT”.
Price Stabilization, Short Positions and Penalty Bids
To facilitate the offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our voting common stock during and after the offering. Specifically, the underwriter may over-allot or otherwise create a short position in the voting common stock for their own account by selling more shares of voting common stock than we have sold to them. Short sales involve the sale by the underwriter of a greater number of shares than the underwriter is required to purchase in the offering. The underwriter may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.
In addition, the underwriter may stabilize or maintain the price of the voting common stock by bidding for or purchasing shares of voting common stock in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of voting common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the voting common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the voting common stock to the extent that it discourages resales of the voting common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time. The underwriter may also engage in passive market making transactions in our voting common stock. Passive market making consists of displaying bids on the Nasdaq Capital Market is limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the voting common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.
Electronic Distribution
This prospectus in electronic format may be made available on the web sites or through online services maintained by the underwriter. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriter’s web sites and any information contained in any other web site maintained by the underwriter is not part of this prospectus, has not been approved and/or endorsed by us or the underwriter and should not be relied upon by investors.
Affiliations
The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriter and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriter and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
Selling Restrictions
European Economic Area and United Kingdom
In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of the shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)   to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
(b)   to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or
(c)   in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the shares shall require us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).
The underwriter has:
(a)   only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of FSMA does not apply to us; and

(b)   complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.
Canada
The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Hong Kong
The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
This prospectus has not been reviewed or approved by any regulatory authorities in Hong Kong, including the Securities and Future Commissions and the Companies Registry of Hong Kong and neither had it been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus may not be issued, circulated or distributed (in whole or in part) in Hong Kong or be used for any purpose in Hong Kong, and the shares may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the shares will be required, and is deemed by the acquisition of the shares, to confirm that he is aware of the restriction on offers of the shares described in this prospectus and the relevant offering documents and that he is not acquiring, and has not been offered any shares in circumstances that contravene any such restrictions. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Singapore Securities and Futures Act Product Classification — Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the shares are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Switzerland
This prospectus is not intended to constitute an offer or solicitation to purchase or invest in the shares. The shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the shares to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares constitutes a prospectus pursuant to the FinSA, and neither this prospectus nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.
Japan
The shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS
The validity of the issuance of the securities to be offered by this prospectus will be passed upon for us by Jones & Keller, P.C., Denver, Colorado. Certain legal matters in connection with this offering will be passed upon for the underwriter by Mayer Brown LLP, New York, New York.
EXPERTS
Our audited consolidated financial statements as of December 31, 2019 and for the year ended December 31, 2019 appearing in this prospectus have been included herein in reliance upon the report of Mazars USA LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Midwest Holding Inc. as of December 31, 2018 and for the year ended December 31, 2018, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon and included in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

MIDWEST HOLDING INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Reports of Independent Registered Public Accounting Firms	F-2
Consolidated Balance Sheets as of December 31, 2018 and 2019 (audited) and September 30, 2020 (unaudited)	F-4
Consolidated Statements of Comprehensive Loss as of December 31, 2018 and 2019 (audited) and September 30, 2019 and 2020 (unaudited)	F-5
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2019 and 2018 (audited) and for the nine months ended September 30, 2020 and 2019 (unaudited)	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2018 and 2019 (audited) and for the nine months ended September 30, 2019 and 2020 (unaudited)	F-7
Notes to Consolidated Financial Statements	F-9

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors of Midwest Holding Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Midwest Holding Inc. and Subsidiaries (collectively, the “Company”) as of December 31, 2019, and the related consolidated statements of comprehensive loss, stockholders’ equity, and cash flows for the year then ended, and the related notes and the schedules (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
We also audited the adjustments to the 2018 consolidated financial statements to retrospectively apply the effects of the Financial Accounting Standard Board’s Accounting Standards Update 2016-02, Leases, and the reverse stock split, as described in Notes 2, 15, and 20. In our opinion, such adjustments are appropriate and have been properly applied. We were not engaged to audit, review, or apply any procedures to the 2018 consolidated financial statements of the Company other than with respect to the adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2018 consolidated financial statements taken as a whole.
/s/ Mazars USA LLP
We have served as the Company’s auditor since May 2019.
Fort Washington, Pennsylvania
March 12, 2020, except for Note 20, as to which the date is November 18, 2020

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors
Midwest Holding Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Midwest Holding Inc. and its subsidiaries (the Company) as of December 31, 2018, the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements and schedules (collectively, the financial statements). In our opinion, before the effects of the adjustments to retrospectively apply the changes in accounting described in Notes  2, 15 and 20 the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. The 2018 financial statements before the effects of the adjustments discussed in Notes 2, 15 and 20 are not presented herein.
Change in Accounting
We were not engaged to audit the adjustments to retrospectively apply the changes in accounting described in Notes 2, 15 and 20 to the financial statements, and accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
We served as the Company’s auditor from 2010 to 2018.
/s/ RSM US LLP
Omaha, Nebraska
April 30, 2019

Midwest Holding Inc. and Subsidiaries
Consolidated Balance Sheets
	September 30, 2020	December 31, 2019	December 31, 2018
	(Unaudited)
Assets
Investments, available for sale, at fair value fixed maturities (amortized cost: $252,836,485, $116,676,312 and $19,226,841, respectively) (See Note 6)	$250,542,950	$117,241,861	$17,384,183
Mortgage loans on real estate, held for investment	61,464,515	13,810,041	—
Derivatives instruments (See Note 7)	7,664,006	575,294	—
Other invested assets	14,808,870	2,468,947	—
Preferred stock	—	500,000	—
Investment escrow	—	3,899,986	—
Notes receivable	5,516,302	—	—
Policy loans	147,309	106,014	43,843
Total investments	340,143,952	138,602,143	17,428,026
Cash and cash equivalents	136,431,785	43,716,205	2,832,567
Deferred acquisition costs, net	6,398,870	—	—
Premiums receivable	356,613	355,959	346,870
Accrued investment income	4,946,936	1,511,200	200,708
Reinsurance recoverables (See Note 10)	42,091,115	30,579,524	23,100,644
Intangible assets	700,000	700,000	700,000
Property and equipment, net	91,822	85,395	91,414
Operating lease right of use assets	378,682	470,132	592,065
Other assets	4,006,709	241,580	261,884
Assets associated with business held for sale (See Note 4)	1,102,777	3,653,748	20,937,071
Total assets	$536,649,261	$219,915,886	$66,491,249
Liabilities and Stockholders’ Equity
Liabilities:
Benefit reserves	$16,433,533	$16,319,912	$16,012,655
Policy claims	98,736	225,228	270,785
Deposit-type contracts (See Note 13)	455,429,384	171,168,785	7,234,927
Advance premiums	723	261	490
Long-term debt	—	—	18,938,705
Deferred gain on coinsurance transactions	15,739,264	7,578,195	3,899,999
Lease liabilities (See Note 15):
Finance lease	—	1,860	9,299
Operating lease	428,851	524,248	646,519
Other liabilities	22,329,494	6,291,782	1,062,087
Liabilities associated with business held for sale (See Note 4)	1,111,113	3,646,867	21,052,733
Total liabilities	511,571,098	205,757,138	69,128,199
Contingencies and Commitments (See Note 14)
Mezzanine Equity:
Preferred stock, Series C, $0.001 par value; authorized 1,500,000 shares as of December 31, 2018; none issued and outstanding as of September 30, 2020 and December 31, 2019	—	—	1,500,000
Stockholders’ Equity:
Voting common stock, $0.001 par value; authorized 20,000,000 shares; 2,718,967 issued and outstanding as of September 30, 2020, 2,042,670 as of December 31, 2019 and 41,601 issued and outstanding on December 31, 2018; non-voting common stock, $0.001 par value; 2,000,000 shares authorized, no shares issued and outstanding at September 30, 2020, December 31, 2019 and December 31, 2018	2,719	2,042	41
Additional paid-in capital	69,114,515	54,494,355	33,029,075
Treasury stock	(175,333)	—	—
Accumulated deficit	(41,607,833)	(41,081,710)	(35,348,052)
Accumulated other comprehensive (loss) income (See Note 1)	(2,255,905)	619,584	(1,818,014)
Total Midwest Holding Inc.’s stockholders’ equity	25,078,163	14,034,271	(4,136,950)
Noncontrolling interest	—	124,477	—
Total stockholders’ equity	25,078,163	14,158,748	(4,136,950)
Total liabilities, mezzanine, and stockholders’ equity	$536,649,261	$219,915,886	$66,491,249

Midwest Holding Inc. and Subsidiaries
Consolidated Statements of Comprehensive Loss
	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018
	(unaudited)
Revenues
Insurance premiums	$24	$(152)	$(152)	$135,387
Investment income, net of expenses	1,277,337	330,910	120,581	515,888
Net realized gains on investments (See Note 6)	7,829,105	9,315	353,602	47,824
Amortization of deferred gain on reinsurance	814,163	2,465,678	2,643,801	117,871
Miscellaneous income	1,493,252	214,633	281,956	58,842
Total revenues	11,413,881	3,020,384	3,399,788	875,812
Expenses:
Interest credited	463,826	42,895	6,584	47,936
Benefits	(5,904)	1,872	34,436	93,646
Increase in benefit reserves	—	34,500	34,500	(27,121)
Amortization of deferred acquisition costs	376,179	88,503	—	—
Salaries and benefits	3,623,605	1,782,708	2,701,314	2,160,853
Other operating expenses	5,337,188	4,898,134	5,997,955	3,637,748
Total expenses	9,794,894	6,848,612	8,774,789	5,913,062
Gain (loss) from continuing operations before taxes (See Note 9)	1,618,987	(3,828,228)	(5,375,001)	(5,037,250)
Income tax expense	(2,145,110)	(114,642)	(234,180)	—
Net loss from continued operations	(526,123)	(3,942,870)	(5,609,181)	(5,037,250)
Loss from discontinued operations	—	—	—	(28,284)
Net loss	(526,123)	(3,942,870)	(5,609,181)	(5,065,534)
Less: Gain attributable to noncontrolling interest	—	(46,814)	(124,477)	—
Net loss attributable to Midwest Holding Inc.	(526,123)	(3,989,684)	(5,733,658)	(5,065,534)
Comprehensive (loss) income:
Unrealized gains (losses) on investments arising during period, net of tax	4,953,616	2,223,929	2,645,015	(1,258,971)
Unrealized losses on foreign currency	—	—	146,185	—
Less: reclassification adjustment for net realized (gains) losses on investments	(7,829,105)	(9,315)	(353,602)	(47,824)
Other comprehensive (loss) income	(2,875,489)	2,214,614	2,437,598	(1,306,795)
Comprehensive loss	$(3,401,612)	$(1,775,070)	$(3,296,060)	$(6,372,329)
Net loss per common share
Basic	$(0.22)	$(4.71)	$(4.99)	$(121.77)
Diluted	$(0.21)	$(4.49)	$(4.98)	$(121.77)

Midwest Holding Inc. and Subsidiaries
Consolidated Statements of Stockholders’ Equity
	Treasury Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	AOCI*	Noncontrolling Interests	Total Stockholders’ Equity (Deficit)
Balance, December 31, 2017	—	$41	$33,029,075	$(30,282,518)	$(511,219)	$—	$2,235,379
Preferred stock conversion adjustment	—	—	—	—	—	—	—
Net loss	—	—	—	(5,065,534)	—	—	(5,065,534)
Unrealized losses on investments	—	—	—	—	(1,306,795	—	(1,306,795)
Balance, December 31, 2018	—	41	33,029,075	(35,348,052)	(1,818,014)	—	(4,136,950)
Net loss	—	—	—	(5,733,658)	—	—	(5,733,658)
Xenith note interest waived	—	—	845,536	—	—	—	845,536
Xenith note conversion	—	1,855	19,098,145	—	—	—	19,100,000
Class C preferred stock conversion	—	146	1,499,854	—	—	—	1,500,000
Employee stock options	—	—	21,745	—	—	—	21,745
Change in equity of noncontrolling interests	—	—	—	—	—	124,477	124,477
Unrealized gains on investments, net of taxes	—	—	—	—	2,291,413	—	2,291,413
Unrealized gains on foreign currency, net of taxes	—	—	—	—	146,185	—	146,185
Balance, December 31, 2019	—	2,042	54,494,355	(41,081,710)	619,584	124,477	14,158,748
Net income		—	—	(526,123)	—	—	(526,123)
Capital raise, net of $285,468 related expenses	—	677	14,940,856	—	—	—	14,941,533
Reverse stock split fractions retire	(175,333)	—		—	—	—	(175,333)
Employee stock options	—		54,827				54,827
Purchase of remaining 49% of 1505 Capital LLC	—	—	(375,523)	—	—	(124,477)	(500,000)
Unrealized losses on investments	—	—	—	—	(2,875,489)	—	(2,875,489)
Balance, September 30, 2020 (unaudited)	(175,333)	$2,719	$69,114,515	$(41,607,833)	$(2,255,905)	$—	$25,078,163

	Treasury Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	AOCI*	Noncontrolling Interests	Total Stockholders’ Equity (Deficit)
Balance, December 31, 2018	—	$41	$33,029,075	$(35,348,052)	$(1,818,014)	$—	$(4,136,950)
Net loss	—	—	—	(3,989,684)	—	—	(3,989,684)
Xenith note interest waived	—	—	845,536	—	—	—	845,536
Xenith note conversion	—	1,855	19,098,145	—	—	—	19,100,000
Class C preferred stock conversion	—	146	1,499,854	—	—	—	1,500,000
Change in equity of noncontrolling interests	—	—	—	—	—	48,661	48,661
Unrealized gains on investments	—	—	—	—	2,214,614	—	2,214,614
Balance, September 30, 2019	$—	$2,042	$54,472,610	$(39,337,736)	$396,600	$48,661	$15,582,177

*
Accumulated other comprehensive income (loss).

Midwest Holding Inc. and Subsidiaries
Consolidated Statements of Cash Flow
	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018
	(unaudited)
Cash Flows from Operating Activities:
Net loss	$(526,123)	$(3,989,684)	$(5,733,658)	$(5,065,534)
Adjustments to arrive at cash provided by operating activities:
Net premium and discount on investments	(18,425)	80,563	113,880	102,285
Depreciation and amortization	44,491	44,820	58,761	147,761
Stock options	29,805	—	21,745	—
Net transfers to noncontrolling interest			124,477
Amortization of deferred acquisition costs	376,179	88,503	—	—
Deferred acquisition costs capitalized	(6,784,482)	(2,395,710)	—	—
Net realized (gains) losses on investments	(7,829,105)	13,654	(353,602)	334,928
Deferred coinsurance ceding commission	8,161,069	2,821,255	3,678,196	2,944,572
Notes payable interest accrued	—	845,536	845,536	—
Commutation of assumed business	—	—	—	(2,544,929)
Changes in operating assets and liabilities:
Reinsurance recoverables	(7,142,030)	(1,002,794)	(7,478,880)	(707,419)
Interest and dividends due and accrued	(3,435,736)	(554,489)	(1,310,492)	22,458
Premiums receivable	(654)	733	(9,089)	21,507
Policy liabilities	6,429,321	76,877,920	2,963,219	254,614
Other assets and liabilities	13,537,739	6,170,613	4,745,274	175,344
Other assets and liabilities – discontinued operations	15,217	(117,392)	(122,543)	(16,055,335)
Net cash provided by or (used in) operating activities	2,857,266	78,883,528	(2,457,176)	(20,369,748)
Cash Flows from Investing Activities:
Securities available for sale:
Purchases	(158,933,312)	(50,253,728)	(103,078,444)	(8,382,284)
Proceeds from sale or maturity	24,050,257	2,488,387	5,780,475	10,243,118
Mortgage loans on real estate, held for investment purchases
Purchases	(52,502,957)	(10,098,478)	(15,036,179)	—
Proceeds from sale	8,918,066	—	1,226,138	—
Purchases of derivatives	(5,064,964)	—	(490,831)	—
Other invested assets
Purchases	(26,787,844)	(2,976,375)	(20,533,761)	(100,000)
Proceeds from sale	13,670,948	—	14,849,555	104,892
Preferred stock purchased	—	(500,000)	(500,000)	—
Notes receivable	(5,516,302)	—	—	—
Net change in policy loans	(41,295)	941	(62,171)	9,630

Midwest Holding Inc. and Subsidiaries
Consolidated Statements of Cash Flow
	Nine months ended September 30,		Year ended December 31,
	2020	2019	2019	2018
	(unaudited)
Net purchases of property and equipment	(44,263)	(17,349)	(45,634)	(12,747)
Net cash (used in) or provided by investing activities	(202,251,666)	(61,356,602)	(117,890,852)	1,862,609
Cash Flows from Financing Activities:
Finance lease	(111)	(333)	(444)	(444)
Proceeds from issuance of preferred stock	—	—	—	1,500,000
Proceeds from issuance of notes payable	—	—	—	18,938,705
Capital contribution	14,941,533	—	—	—
Repurchase of common stock	(150,311)
1505 Capital LLC purchase	(500,000)	48,661	—	—
Net transfers to noncontrolling interest	—	—	—	—
Receipts on deposit-type contracts	279,537,157	4,088,640	161,392,700	650
Withdrawals on deposit-type contracts	(1,718,288)	(126,852)	(160,590)	(50,732)
Net cash provided by financing activities	292,109,980	4,010,116	161,231,666	20,388,179
Net increase in cash and cash equivalents	92,715,580	21,537,042	40,883,638	1,881,040
Cash and cash equivalents:
Beginning	43,716,205	2,832,567	2,832,567	951,527
Ending	$136,431,785	$24,369,609	$43,716,205	$2,832,567
Supplemental Disclosure of Non-Cash Information
Settlement of real estate and surplus notes:	—	—	—	493,648
Book value of real estate settled	—	—	—	(876,400)
Book value of surplus notes (including interest)	—	—	—	382,752
Book value of note payable	—	(19,100,000)	(19,100,000)	—
Common stock	—	927,680	927,680	—
Additional paid in capital	—	18,172,320	18,172,320	—
Conversion of preferred stock
Book value of preferred stock	—	(1,500,000)	(1,500,000)	—
Common stock	—	72,855	72,855	—
Additional paid in capital	—	1,427,145	1,427,145	—
	$—	$—	$—	$—

Notes to Financial Statements December 31, 2018 and 2019 (audited) and September  30, 2020 (unaudited)
Note 1. Nature of Operations and Summary of Significant Accounting Policies
Nature of operations:
Midwest Holding Inc. (“Midwest,” “the Company,” “we,” “our,” or “us”) was incorporated in Nebraska on October 31, 2003 for the primary purpose of operating a financial services company. The Company redomesticated from the State of Nebraska to the state of Delaware on August 27, 2020. The Company is in the life and annuity insurance business and operates through its wholly owned subsidiaries, American Life & Security Corp. (“American Life”), 1505 Capital LLC (“1505 Capital”). and through its sponsored captive reinsurance company, Seneca Reinsurance Company, LLC (“Seneca Re”)
American Life is a Nebraska-domiciled life insurance company, which is also commercially domiciled in Texas, that is currently licensed to sell, underwrite, and market life insurance and annuity products in 20 states and the District of Columbia. As discussed in Note 3, on June 28, 2018, the Company underwent a change in control as a result of the closing of a Loan, Convertible Preferred Stock and Convertible Senior Secured Note Purchase Agreement (the “Xenith Agreement”) with a then non-affiliated third party, Xenith Holdings LLC (“Xenith”). Xenith was a wholly controlled subsidiary of Vespoint LLC (“Vespoint”), which was also the manager of Xenith. Vespoint is owned and managed by investment funds controlled by Michael Minnich and A. Michael Salem. Pursuant to the Xenith Agreement, the Company issued Series C Preferred Stock and convertible senior secured notes to Xenith between June and December 2018. Of the funds received from Xenith, we contributed $20.5 million to American Life through capital contributions. At the closing of the Xenith Agreement, Messrs. Minnich and Salem were subsequently appointed as executive officers of American Life and later as our Executive Chairman and Chief Executive Officer, respectively, in 2019.
On April 2, 2019, we obtained a 51% ownership in 1505 Capital, a Delaware limited liability company, that was established in 2018 to provide financial and investment advisory and management services to clients and related investment activities. On June 15, 2020, we purchased the remaining 49% ownership in 1505 Capital for $500,000. 1505 Capital’s financial results have been consolidated with the Company’s since the date of its acquisition.
Effective March 12, 2020, Seneca Reinsurance Company, LLC (“Seneca Re”), a Vermont limited liability company, was formed by Midwest to operate as a sponsored captive insurance company for the purpose of insuring and reinsuring various types of risks of its participants through one or more protected cells and to conduct any other business or activity that is permitted for sponsored captive insurance companies under Vermont insurance regulations. On March 30, 2020, Seneca Re received its Certification of Authority to transact the business of a captive insurance company. On May 12, 2020, Midwest contributed $300,000 to Seneca Re for a 100% ownership interest. As of September 30, 2020, Seneca Re had established Protected Cell-2020-01 (“SRC1”) and Cell-2020-02 (“SRC2”). Midwest contributed $3,000,000 to capitalize SRC1 and Crestline Management, L.P. (“Crestline”), a Delaware limited partnership, contributed $40.0 million to capitalize to SRC2. Crestline owns approximately 16% of our voting common stock.
On April 24, 2020, Midwest entered into a Securities Purchase Agreement with Crestline Assurance Holdings LLC (“Crestline”), a Delaware limited liability company (“Crestline”) and Xenith, Vespoint LLC, a Delaware limited liability company (“Vespoint”), and Pursuant to the Agreement, Crestline purchased 444,444 shares of the Company’s voting common stock, par value $0.001 per share (“common stock”), at a purchase price of $22.50 per share for $10.0 million. Also, effective as of April 24, 2020, in a separate transaction, Midwest sold 231,655 shares of common stock to various investors at $22.50 per share for $5.227 million.
Under the Crestline agreement, the Company contributed $5.0 million to American Life and the remaining proceeds are to be used for general working capital and corporate purposes.
Also effective April 24, 2020, American life entered into a Master Letter Agreement with Seneca Re and Crestline regarding a flow of annuity reinsurance and related asset management, whereby Crestline agreed to provide reinsure funding for a quota share percentage of 25% of the liabilities of American Life arising from its multi-year guaranteed annuities (“MYGA”) and a quota share percentage of 40% for American Life’s fixed indexed annuity (“FIA”) products. This agreement expires on April 24, 2023.
Management evaluates the Company as one reporting segment in the life insurance industry. The Company is primarily engaged in the underwriting and marketing of annuity products and life insurance through American Life and then reinsuring such products with third party reinsurers and, since April 24, 2020, with the Seneca Re entity. The Company’s historical product offerings consisted of a multi-benefit life insurance policy that combined cash value life insurance with a tax deferred annuity and a single premium term life product. These product offerings were underwritten, marketed, and managed as a group of similar products on an overall portfolio basis. American Life presently offers five products, two multi-year guaranteed annuities (“MYGAs”), a fixed indexed annuity (“FIA”), and two bonus plans associated with the FIA product.
Basis of presentation:
These audited consolidated financial statements for the year ended December 31, 2019 have been prepared in conformity with Generally Accepted Accounting Principles (“GAAP”) in the United States of America. All intercompany accounts and transactions have been eliminated in consolidation and certain immaterial reclassifications have been made to the prior period results to conform to the current period’s presentation with no impact on results of operations or total stockholders’ equity.
The accompanying Consolidated Balance Sheets as of December 31, 2018 and 2019 (audited) and September 30, 2020 (unaudited), Consolidated Statements of Comprehensive Loss as of December 31, 2018 and 2019 (audited) and September 30, 2019 and 2020 (unaudited), Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2019 and 2018 (audited) and for the nine months ended September 30, 2020 and 2019 (unaudited), Consolidated Statements of Cash Flows for the years ended December 31, 2018 and 2019 (audited) and for the nine months ended September 30, 2019 and 2020 (unaudited) have been prepared in accordance with GAAP for interim financial information and rules of the Securities and Exchange Commission (“SEC”), including Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements. In the opinion of management, these statements include all normal recurring adjustments necessary for a fair presentation of the Company’s results. Operating results for the nine months ended September 30, 2020 and September 30, 2019, are not necessarily indicative of the results that may be expected for the full year ending December 31, 2020. The financial data and other information disclosed in these notes related to the nine months ended September 30, 2019 and 2020 are also unaudited.
Investments
All fixed maturities owned by the Company are considered available-for-sale and are included in the consolidated financial statements at their fair value as of the financial statement date. Bond premiums and discounts are amortized using the scientific-yield method over the term of the bonds. Realized gains and losses on securities sold during the year are determined using the specific identification method. Unrealized holding gains and losses, net of applicable income taxes, are included in accumulated other comprehensive income.
Declines in the fair value of available-for-sale securities below their amortized cost are evaluated to assess whether any other-than-temporary impairment loss should be recorded. In determining if these losses are expected to be other-than-temporary, the Company considers severity of impairment, duration of impairment, forecasted recovery period, industry outlook, the financial condition of the issuer, issuer credit ratings, and the intent and ability of the Company to hold the investment until the recovery of the cost.
The recognition of other-than-temporary impairment losses on debt securities is dependent on the facts and circumstances related to the specific security. If the Company intends to sell a security or it is more likely than not that the Company would be required to sell a security prior to recovery of the amortized cost, the difference between amortized cost and fair value is recognized in the statement of comprehensive income as an other-than-temporary impairment. If the Company does not expect to recover the amortized basis, does not plan to sell the security and if it is not more likely than not that the Company would be required to sell a security before the recovery of its amortized cost, the recognition of the other-than-temporary impairment is bifurcated. The Company recognizes the credit loss portion in the income statement and the noncredit loss portion in accumulated other comprehensive loss. The credit component of an other-than-temporary impairment is determined by comparing the net present value of projected cash flows with the amortized cost basis of the debt security. The net present value is calculated by discounting the Company’s best estimate of projected future cash flows at the effective interest rate implicit in the fixed income security at the date of acquisition. Cash flow estimates are driven by assumptions regarding probability of default, including changes in credit ratings, and estimates regarding timing and amount of recoveries associated with a default. The Company has analyzed the securities portfolio and determined that there was not an other-than-temporary impairment for the year ended December 31, 2019, December 31, 2018 or for the nine months ended September 30, 2020.
Investment income consists of interest, dividends, gains and losses from equity method investments, and real estate income, which are recognized on an accrual basis and amortization of premiums and discounts.
Certain available-for-sales investments are maintained as collateral under funds withheld and modified coinsurance agreements but the assets and total returns or losses on the asset portfolios belong to the third party reinsurers. American Life has treaties with several third party reinsurers that have funds withheld and modified coinsurance provisions. In a modified coinsurance arrangement (“Modco”), the ceding entity retains the assets equal to the modified coinsurance reserves retained. In a funds withheld coinsurance agreement (“FW”), assets that would normally be paid over to a reinsurer are withheld by the ceding company to permit statutory credit for unauthorized reinsurance, to reduce the potential credit risk. The unrealized gains/losses on those investments are passed through to the third party reinsurers as either a realized gain or loss on the consolidated statement of income.
Mortgage loans on real estate, held for investment
Mortgage loans on real estate, held for investment are carried at unpaid principal balances. Interest income on mortgage loans on real estate, held for investment is recognized in net investment income at the contract interest rate when earned. A mortgage loan is considered to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the mortgage agreement. Valuation allowances on mortgage loans are established based upon losses expected by management to be realized in connection with future dispositions or settlements of mortgage loans, including foreclosures. The Company establishes valuation allowances for estimated impairments on an individual loan basis as of the balance sheet date. Such valuation allowances are based on the excess carrying value of the loan over the present value of expected future cash flows discounted at the loan’s original effective interest rate. These evaluations are revised as conditions change and new information becomes available. No such valuation allowance was established as of December 31, 2019 or September 30, 2020, respectively.
Investment escrow
The Company held in escrow as of December 31, 2019, cash used to settle a mortgage loan that closed in January 2020. As of September 30, 2020, the Company did not hold any cash related to investments in escrow.
Other invested assets
The Company purchases and sells equipment leases in its investment portfolio. As of September 30, 2020, the Company owned several leases. An impairment test, as of June 30, 2020, was completed on the only non-performing lease in the portfolio and it was determined that the underlying collateral value was substantially less than the remaining lease payments of $3.6 million. The Company established a valuation allowance on the asset of $776,973 and will continue to monitor the value the underlying collateral. The valuation allowance was recorded as a bad debt expense; however, this asset is owned by a third party reinsurer. Therefore, the valuation allowance was passed through as a receivable from the reinsurers, offsetting the valuation allowance. As of September 30, 2020, the Company determined the valuation allowance established was still adequate.

Within the third quarter 2019, the Company had invested in and sold two leases. As of December 31, 2019, the Company owned one lease investment and the valuation allowance was $0.
Derivative Instruments
Derivatives are used to hedge the risks experienced in our ongoing operations, such as equity, interest rate and cash flow risks, or for other risk management purposes, which primarily involve managing liability risks associated with our indexed annuity products and reinsurance agreements. Derivatives are financial instruments whose values are derived from interest rates, foreign exchange rates, financial indices, or other underlying notional amounts. Derivative assets and liabilities are carried at fair value on the consolidated balance sheets.
To qualify for hedge accounting, at the inception of the hedging relationship, we would formally document our designation of the hedge as a cash flow or fair value hedge and our risk management objective and strategy for undertaking the hedging transaction. In this documentation, we would identify how the hedging instrument is expected to hedge the designated risks related to the hedged item, the method that would be used to retrospectively and prospectively assess the hedging instrument’s effectiveness and the method which would be used to measure ineffectiveness. A derivative designated as a hedging instrument must be assessed as being highly effective in offsetting the designated risk of the hedged item. Hedge effectiveness is formally assessed at inception and periodically throughout the life of the designated hedging relationship.
In the late 2019, the Company began investing in options to hedge our interest rate risks on our FIA product. Options typically do not qualify for hedge accounting; therefore, we chose not to use hedge accounting for our options that we currently have. We value our derivatives at fair market value with the offset being recorded on our income statement as a realized gain or (loss).
Additionally, reinsurance agreements written on a funds withheld or modified coinsurance basis contain embedded derivatives on our fixed indexed annuity product. Gains or (losses) associated with the performance of assets maintained in the modified coinsurance deposit and funds withheld accounts are reflected as realized gains or (losses) in the income statement.
Preferred Stock
Preferred stock of a non-affiliated company was purchased for $500,000 during the third quarter of 2019. An impairment analysis of the preferred stock was performed as of June 30, 2020, due to a change in valuation of an invested asset held by the non-affiliated company. The investment asset had collateral supporting the investment that was less than the book value of the asset; therefore, the Company established a full valuation allowance of $500,000. This was recorded as a reduction of the asset on the balance sheet and a bad debt expense on the Consolidated Statements of Comprehensive Loss. The valuation allowance was $0 at December 31, 2019. As of September 30, 2020, the Company determined the valuation allowance established was still adequate.
Notes receivable
The Company held in notes receivable as of September 30, 2020, a note of $5,516,302 between American Life and a third party that was rated by a nationally recognized statistical rating organization (“NRSRO”). This note is being carried at the fair market value.
Policy loans
Policy loans are carried at unpaid principal balances. Interest income on policy loans is recognized in net investment income at the contract interest rate when earned. No valuation allowance is established for these policy loans as the amount of the loan is fully secured by the death benefit of the policy and cash surrender value.
Cash and cash equivalents
The Company considers all liquid investments with original maturities of three months or less when purchased to be cash equivalents. At September 30, 2020, December 31, 2019 and 2018, the Company had

no cash equivalents. At September 30, 2020 and December 31, 2019, the Company held approximately 605,506 and 1.8 million in Pound Sterling (“GBP”) in several of our custody accounts, respectively. The USD equivalent held was approximately $783,000 and $2.3 million, respectively. As of September 30, 2020, the Company realized losses of approximately $87,300 related to the change in the foreign currency exchange rate of the GBP that was recorded in realized (losses) gains on investments on the income statement. The Company had money market investments of approximately $26.2 million as of December 31, 2019.
Deferred acquisition costs
Deferred acquisition costs (“DAC”) consist of incremental direct costs, net of amounts ceded to third party reinsurers, that result directly from and are essential to the contract acquisition transaction and would not have been incurred by the Company had the contract acquisition not occurred. These costs are capitalized, to the extent recoverable, and amortized over the life of the premiums produced. The Company evaluates the types of acquisition costs it capitalizes. The Company capitalizes agent compensation and benefits and other expenses that are directly related to the successful acquisition of contracts. The Company also capitalizes expenses directly related to activities performed by the Company, such as underwriting, policy issuance, and processing fees incurred in connection with successful contract acquisitions.
Recoverability of deferred acquisition costs is evaluated periodically by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance. If this current estimate is less than the existing balance, the difference is charged to expense. The Company performs a recoverability analysis annually in the fourth quarter unless events occur which require an immediate review. The Company had reinsurance contracts with commission and administration allowances from each reinsurer that offset all the DAC costs incurred during 2019, as a result no recovery analysis was deem necessary as of December 31, 2019. The Company determined that no events occurred in the nine months ended September 30, 2020 that suggest a review should be undertaken.
Property and equipment
Property and equipment are stated at cost net of accumulated depreciation. Annual depreciation is primarily computed using straight-line methods for financial reporting and straight-line and accelerated methods for tax purposes. Furniture and equipment is depreciated over 3 to 7 years and computer software and equipment is generally depreciated over 3 years. Depreciation expense totaled $34,926 and $28,972 for the nine months ended September 30, 2020 and 2019, respectively. Depreciation expense totaled $40,000 and $49,309 for the years ended December 31, 2019 and 2018, respectively. The accumulated depreciation net of disposals totaled $1,010,406, $975,480 and $943,323 as of September 30, 2020, December 31, 2019 and December 31, 2018, respectively.
Maintenance and repairs are expensed as incurred. Replacements and improvements which extend the useful life of the asset are capitalized. The net book value of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in earnings.
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized if the carrying amount of an asset may not be recoverable and exceeds estimated future undiscounted cash flows of the asset. A recognized impairment loss reduces the carrying amount of the asset to its fair value. Management has determined that no such events occurred in the years ended December 31, 2019 and December 31, 2018 or the nine months ended September 30, 2020 that would indicate the carrying amounts may not be recoverable.
Reinsurance
In the normal course of business, the Company seeks to limit any single exposure to losses on large risks by purchasing reinsurance. The amounts reported in the consolidated balance sheets as reinsurance recoverable include amounts billed to reinsurers on losses paid as well as estimates of amounts expected to be recovered from reinsurers on insurance liabilities that have not yet been paid. Reinsurance recoverable on unpaid losses are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Insurance liabilities are reported gross of reinsurance recoverable. Management believes the recoverables are appropriately established. The Company generally strives to diversify its credit risks related to reinsurance ceded. Reinsurance premiums are generally reflected in income in a manner consistent with the recognition of premiums on the reinsured contracts. Reinsurance does not extinguish the Company’s primary liability under the policies written. Therefore, the Company regularly evaluates the financial condition of its reinsurers including their activities with respect to claim settlement practices and commutations, and establishes allowances for uncollectible reinsurance recoverable as appropriate. There were no such allowances as of December 31, 2019, December 31, 2018 or for the nine months ended September 30, 2020.
We expect to reinsure substantially all of our new insurance policies with a variety of reinsurers in exchange for upfront ceding commissions, expense reimbursements and administrative fees. Under these reinsurance agreements, we expect there will be a monthly or quarterly settlement of premiums, claims, surrenders, collateral, and other administration fees. We believe this will help preserve American Life’s capital while supporting its growth because American Life will have lower capital requirements when its business is reinsured due to lower overall financial exposure versus retaining the insurance policy business itself. See Note 10 below for further discussion of our reinsurance activities.
There are two main categories of reinsurance transactions: 1) “indemnity,” where we cede a portion of our risk but retain the legal responsibility to our policyholders should our reinsurers not meet their financial obligations; and 2) “assumption,” where we transfer the risk and legal responsibilities to the reinsurers. The reinsurers are required to acquire the appropriate regulatory and policyholder approvals to convert indemnity policies to assumption policies.
Our reinsurers may be domestic or foreign capital markets investors or traditional reinsurance companies seeking to assume U.S. insurance business. We plan to mitigate the credit risk relating to reinsurers generally by requiring other financial commitments from the reinsurers to secure the reinsured risks (such as posting substantial collateral). It should be noted that under indemnity reinsurance agreements American Life remains exposed to the credit risk of its reinsurers. If one or more reinsurers becomes insolvent or is otherwise unable or unwilling to pay claims under the terms of the applicable reinsurance agreement, American Life retains legal responsibility to pay policyholder claims, which, in such event would likely materially and adversely affect the capital and surplus of American Life.
As indicated above under “Nature of operations,” Midwest formed Seneca Re in early 2020. On April 15, 2020, Midwest entered into an operating agreement with Seneca Re and as of September 30, 2020, Seneca Re currently has Protected Cell 2020-01 (“SRC1”) which is consolidated in our financial statements and Cell 2020-02 (“SRC2”) which is not consolidated in our financial statements.
Some reinsurers are not and may not be “accredited” or qualified as reinsurers under Nebraska Law. In order to enter into reinsurance agreements with such reinsurers and to reduce potential credit risk, American Life holds a deposit or withholds funds from the reinsurer or require the reinsurer to maintain a trust that holds assets backing up the reinsurer’s obligation to pay claims on the business it assumes. The reinsurer may also appoint an investment manager for such funds, which is some cases may be our investment adviser subsidiary, 1505 Capital, to manage these assets pursuant to guidelines adopted by us that are consistent with state investment statutes and reinsurance regulations.
American Life currently has treaties with several third party reinsurers and one related party reinsurer. Of the third party reinsurers, only three have funds withheld or modified coinsurance provisions. In a modified coinsurance arrangement, the ceding entity retains the assets equal to the modified coinsurance reserves retained. In a funds withheld coinsurance agreement, assets that would normally be paid over to a reinsurer are withheld by the ceding company to permit statutory credit for unauthorized reinsurance, to reduce the potential credit risk. Under those provisions with third party reinsurers, the assets backing the treaties are maintained by American Life as investments but the assets and total returns or losses on the investments are owned by the reinsurers. Under GAAP, this arrangement is considered an embedded derivative as discussed in Note 7 below. As a result of recent market volatility, assets carried as investments on American Life’s financial statements for the third party reinsurers contained unrealized losses of approximately $4.4 million as of September 30, 2020. The terms of the contracts with the third party reinsurers provide that unrealized losses on the portfolios accrue to the third party reinsurers. Accordingly, the unrealized losses on the assets held by American Life were offset by a gain in the embedded derivative of $4.4 million. We account for this unrealized loss pass-through by recording equivalent realized gains on our income statement and in amount recoverable from our third party reinsurers on our balance sheet.
Benefit reserves
The Company establishes liabilities for amounts payable under insurance policies, including traditional life insurance and annuities. Generally, amounts are payable over an extended period of time. Liabilities for future policy benefits of traditional life insurance have been computed by a net level premium method based upon estimates at the time of issue for investment yields, mortality, and withdrawals. These estimates include provisions for experience less favorable than initially expected. Mortality assumptions are based on industry experience expressed as a percentage of standard mortality tables.
Policy claims
Policy claims are based on reported claims plus estimated incurred but not reported claims developed from trends of historical data applied to current exposure.
Deposit-type contracts
Deposit-type contracts consist of amounts on deposit associated with deferred annuities, premium deposit funds and supplemental contracts without life contingencies.
Notes payable
Notes payable consist of the convertible notes entered into due to the Xenith transaction and were recorded net of issuance costs. The notes were converted into our voting common stock on June 18, 2019.
Deferred gain on coinsurance transactions
American Life has entered into four reinsurance contracts where it has earned or is earning ceding commissions. These ceding commissions are recorded as a deferred liability and amortized over the life of the business ceded. American Life receives commission, administrative, and option allowances from reinsurance transactions that represent recovery of acquisition costs. These allowances first reduce the DAC associated with the reinsured blocks of business with the remainder being included in the deferred gain on coinsurance transactions that is also being amortized.
Income taxes
The Company is subject to income taxes in the U.S. federal and various state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. With few exceptions, the Company is no longer subject to U.S. federal, state, or local tax examinations by tax authorities for the years before 2015. The Company is not currently under examination for any open years. The provision for income taxes is based on income as reported in the financial statements. The income tax provision is calculated under the asset and liability method. Deferred tax assets are recorded based on the differences between the financial statement and tax basis of assets and liabilities at the enacted tax rates. The principal assets and liabilities giving rise to such differences are investments, insurance reserves, and deferred acquisition costs. A deferred tax asset valuation allowance is established when there is uncertainty that such assets would be realized. The Company has no uncertain tax positions that it believes are more-likely-than not that the benefit will not to be realized. When applicable, the Company recognizes interest accrued related to unrecognized tax benefits and penalties in income tax expense.
Revenue recognition and related expenses
Amounts received as payment for annuities are recognized as deposits to policyholder account balances and included in future insurance policy benefits. Revenues from these contracts are comprised of fees earned for administrative and contract-holder services and cost of insurance, which are recognized over the period of the contracts, and included in revenue. Deposits are shown as a financing activity in the consolidated statements of cash flows.
Revenues on traditional life insurance products consist of direct and assumed premiums reported as earned when due.
Liabilities for future policy benefits are provided and acquisition costs are amortized by associating benefits and expenses with earned premiums to recognize related profits over the life of the contracts. Acquisition costs are amortized over the expected life of the annuity contracts.
Comprehensive loss
Comprehensive income (loss) is comprised of net (loss) income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses from marketable securities classified as available for sale and unrealized gains and losses from foreign currency transactions, net of applicable taxes. American Life has treaties with four third party reinsurers that have funds withheld and modified coinsurance provisions. Under those provisions, the assets backing the treaties are maintained by American Life as collateral but are owned by the third party reinsurers, thus, the total return on the asset portfolio belongs to the third party reinsurers. Under GAAP this is considered an embedded derivative as discussed in Note 7 below. As a result of recent market volatility, the investments carried by American Life for the third party reinsurers contained unrealized losses of approximately $4.4 million as of September 30, 2020. The terms of the contracts with the third party reinsurers provided that unrealized losses on the portfolios accrue to the third party reinsurers. We account for this loss pass through by booking equivalent embedded derivative realized gains in our Consolidated Statements of Comprehensive Loss. Accordingly, for the first nine months of 2020, such gains were $4.4 million. The remaining investments retained by American Life had unrealized gains of approximately $2.1 million that included unrealized gains from assets held for SRC1.
Basic earnings per share in the first nine months ended, September 30, 2020 was $0.22 which included the aforementioned gain of $4.4 million. Basic loss per share in the first nine months ended September 30, 2020 without the aforementioned gain was ($1.98).
Common and preferred stock and earnings (loss) per share
The par value per each Company share is $0.001 with 20,000,000 voting common shares authorized, 2,000,000 non-voting common shares authorized, and 2,000,000 preferred shares authorized. On June 18, 2019, Xenith exercised the right to convert its 1,500,000 Series C preferred stock and the $19,100,000 notes payable to voting common stock at the conversion rate of approximately $10.29 per common share. With the infusion of capital and the issuance of voting common stock in the Crestline transaction mentioned above under “Nature of operations,” the Company had 2,718,967 voting common shares issued and outstanding at September 30, 2020.
The Series C preferred shares were converted by Xenith to voting common shares on June 18, 2019 at a rate of approximately $10.29 per share for 145,709 voting common shares. The stated annual dividend rate on the Series C preferred shares was 8%. At the time of the conversion, Xenith forgave all previously accrued dividends from June 28, 2018 through the conversion date.
(Loss) gain per basic share attributable to the Company’s common stockholders was computed based on the weighted average number of shares outstanding during each period. The weighted average number of shares outstanding during the year ended 2019 and 2018 were 1,149,042 and 41,601, respectively, and for the nine months ended September 30, 2020 and 2019 were 2,435,115 and 847,893, respectively.
(Loss) gain diluted share attributable to the Company’s common stockholders was computed based on the average shares outstanding and options granted under our Long-Term Incentive Plan (“LTIP”), as if all were vested and exercised. The weighted average number of diluted shares outstanding during the year ended December 31, 2019 and 2018 were 1,150,936 and 41,601 respectively, and for the nine months ended September 30, 2020 and 2019 were 2,482,632 and 888,443 shares, respectively.

Reclassifications
Certain reclassifications have been made on the Consolidated Balance Sheets and Statements of Comprehensive Loss for the year ended December 31, 2018. These reclassifications do not impact the overall Net loss or Net loss per common shares line items of the Consolidated Statements of Comprehensive Loss for the year ended December 31, 2018.
Note 2. New Accounting Standards
Adoption of New Accounting Standards
In November 2019, the FASB issued ASU No. 2019-08, Compensation — Stock Compensation and Revenue from Contracts with Customers. This update requires an entity to measure and classify share-based payment awards that are granted to customers in accordance with Topic 718 whereby the amount recorded is measured as the fair value on the grant date. On June 19, 2019, the Company granted stock options which were recorded in accordance with this ASU at fair value on grant date.
In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The lease liability is measured at the present value of the lease payments over the lease term with the right-of-use asset measured as the lease liability amount and including adjustments for certain lease incentives and initial direct costs. Lease expense recognition will continue to differentiate between finance leases and operating leases resulting in a similar pattern of lease expense recognition as under current GAAP. This ASU permitted a modified retrospective adoption approach that includes a number of optional practical expedients that entities may elect upon adoption. On January 1, 2019, the Company adopted this standard using a modified retrospective adoption approach. The adoption resulted in the Company identifying three operating leases and one financial lease which were subject to this guidance. The impact to the Consolidated Statements of Comprehensive Income (Loss) was minimal. We identified four leases with net assets of $378,682 and $473,045, and lease liabilities of $428,851 and $526,108 for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively, and net assets of $470,132 and $592,065 and lease liabilities of $526,108 and $655,818 for the years ended December 31, 2019 and 2018, respectively.
On February 14, 2018, the FASB issued ASU No. 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. It allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. The ASU is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, including adoption in any interim period for public business entities for reporting periods for which financial statements have not yet been issued. The Company has evaluated the impact of this update and has determined that this does not impact us currently due to not recording unrealized losses or gains net of tax. The Company has incurred net operating losses since inception so it does not record deferred tax assets or deferred tax liabilities due to establishing a valuation allowance.
In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The core principle of ASU 2014-09 is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date (“ASU 2015-14”). This amendment deferred the effective date of the previously issued ASU 2014-09 until the interim and annual reporting periods beginning after December 15, 2017. In addition, the FASB has issued four related ASU’s on principal versus agent guidance (ASU 2016-08), identifying performance obligations and the licensing implementation guidance (ASU 2016-10) a revision of certain SEC Staff Observer comments (ASU 2016-11) and implementation guidance (ASU 2016-12). The guidance permits two methods of transition upon adoption: full retrospective and modified retrospective. The Company adopted ASU 2014-09 on January 1, 2018, and utilized the modified retrospective method.

Insurance contracts, lease contracts and investments are not within the scope of ASU 2014-09; therefore, this standard does not apply to the majority of our consolidated revenues. For the Company’s miscellaneous income, which is within the scope of this guidance, the Company reviewed its service fee income revenue streams and compared its historical accounting policies and practices to the new adopted standard. The Company believes its historical revenue recognition was materially consistent with the way we recognized service fee income as of December 31, 2019.
In August 2018, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computer Arrangement That is a Service Contract. Under ASU No. 2018-15, the amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The accounting for the service element of a hosting arrangement that is a service contract is not affected by the amendments in this update. In order to determine which costs can be capitalized, we are to follow the guidance in Subtopic 350-40. Cost for implementation activities in the application development stage are capitalized depending on the nature of the costs, while costs incurred during the preliminary project and the post-implementation stage are expensed as the activities are performed. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. The amendments in this update should be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. Management has reviewed and evaluated the impact of this pending new standard and will implement this starting in fiscal year 2020. We reviewed our software enhancements as of September 30, 2020 to determine the impact of implementing ASU No. 2018-12 and determined that none of those enhancements should be capitalized as they did not meet the requirements of this ASU.
Future adoption of New Accounting Standards
In January 2020, the FASB issued ASU No. 2020-1, Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815)-Clarifying the Interactions between Topic 321, Topic 323, and Topic 815. The amendments in this Update clarify certain interactions between the guidance to account for certain equity securities under Topic 321, the guidance to account for investments under the equity method of accounting in Topic 323, and the guidance in Topic 815, which could change how an entity accounts for an equity security under the measurement alternative or a forward contract or purchased option to purchase securities that, upon settlement of the forward contract or exercise of the purchased option, would be accounted for under the equity method of accounting or the fair value option in accordance with Topic 825, Financial Instruments. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. We are unable to determine the impact at this time of ASU No. 2020-1 as we are still in the process of evaluating the standard.
In November 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 326, Financial Instruments — Credit Losses. The amendments in this update include items brought to the Board’s attention by stakeholders to clarify the guidance in the amendments in ASU 2016-13, Financial Instruments — Credit Losses (Topic 326) which was issued in June 2016. These updated amendments clarify that receivables arising from operating leases are not within the scope of Subtopic 326-20. Under ASU 2016-13, this replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to perform credit loss estimates. This update changes the methodology from an incurred loss to an expected credit loss. An allowance for the expected credit loss will be set up and the net income will be impacted. The credit losses will be evaluated in the current period and an adjustment to the allowance can be made. The new standard becomes effective after December 15, 2022. We are currently evaluating the impact of our pending adoption of the new standard on our consolidated financial statements.
In February 2020, the FASB issued ASU No. 2020-02, Financials Services Instruments-Credit Losses (Topic 326), and Leases (topic 842). The amendments in this Update adds language to Accounting Bulletin N. 119. In November 2019, the FASB issued ASU No. 2019-10, Financials Services Instruments-Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (topic 842). The Board developed a philosophy to extend and simplify how effective dates are staggered between larger public companies and all other entities. For business entities that meet the definition of a smaller reporting company (“SRC”), the amendments in ASU 2018-12 are effective for fiscal years beginning after December 15, 2021. In August 2018, the FASB issued ASU No. 2018-12, Financial Services-Insurance (Topic 944). This update 1) modifies the timeliness of recognizing changes in the liability for future policy benefits and modifies the rate used to discount future cash flows, 2) simplifies the accounting for certain market-based options or guarantees associated with deposit contracts, 3) simplifies the amortization of deferred acquisition costs, and 4) addresses the effectiveness of the required disclosures. This ASU becomes effective for fiscal years, and interim periods within those years, beginning after December 15, 2023. We anticipate that the adoption of ASU 2018-12 will have a broad impact on our consolidated financial statements and related disclosures and will require us to make changes to certain of our processes, systems, and controls. We are unable to determine the impact at this time of ASU No. 2018-12 as we are still in the process of evaluating the standard.
In March 2020, the FASB issued ASU No. 2020-03, Codification Improvements to Topic 326, Financial Instruments — Credit Losses. The scope of this amendment is to clarify the interaction of ASC 842 (Leases) and ASC 326 (credit losses). In November 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 326, Financial Instruments — Credit Losses. The amendments in this update include items brought to the Board’s attention by stakeholders to clarify the guidance in the amendments in ASU 2016- 13, Financial Instruments — Credit Losses (Topic 326) which was issued in June 2016. These updated amendments clarify that receivables arising from operating leases are not within the scope of Subtopic 326-20. Under ASU 2016-13, this replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to perform credit loss estimates. This update changes the methodology from an incurred loss to an expected credit loss. An allowance for the expected credit loss will be set up and the net income will be impacted. The credit losses will be evaluated in the current period and an adjustment to the allowance can be made. The new standard becomes effective after December 15, 2022. We are currently evaluating the impact of our pending adoption of the new standard on our consolidated financial statements.
In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848) — Facilitation of the Effects of Reference Rate Reform on Financial Reporting. The scope of this amendment is a reaction to the global markets’ planned shift away from using major interbank reference rates, including the London Interbank Offered Rate (LIBOR). This amendment was issued to ease the burden of accounting for contract modifications related to reference rate reform. The amendments in ASU 2020-04 create a new Topic in the Codification, ASC 848, Reference Rate Reform, which contains guidance that is designed to simplify how entities account for contracts that are modified to replace LIBOR or other benchmark interest rates with new rates. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. The amendments in this Update are effective for all entities as of March 12, 2020 through December 31, 2022.
Note 3. Change in Control
On June 28, 2018, we underwent a change in control as a result of the closing of a Loan, Convertible Preferred Stock and Convertible Senior Secured Note Purchase Agreement dated May 9, 2018 (the “Agreement”) with a non-affiliated third party, Xenith Holdings LLC, a Delaware limited liability company (“Xenith”). Vespoint LLC, a Delaware limited liability company (“Vespoint”), owns 100% of the voting stock of Xenith. Vespoint is owned and managed by AMS Advisors LLC, a Delaware limited liability company, and Rendezvous Capital LLC, a New York limited liability company. Each of these three companies is a private investment company; they are controlled by Michael Minnich and A. Michael Salem, who are Co-Chief Executive Officers of Vespoint and Executive Officers of Midwest and American Life.
The terms and conditions of the Agreement were described in Midwest’s Current Report on Form 8-K filed with the SEC on May 14, 2018. All conditions to consummation of the Agreement, including approval of the transactions contemplated therein by the State of Nebraska Department of Insurance (“NDOI”), were subsequently met and a closing was held pursuant to the Agreement on June 28, 2018 (the “Closing”).

At the closing of the Agreement, we issued 1,500,000 shares of newly created Series C Convertible Preferred Stock (“Series C Preferred Stock”) to Xenith for $1,500,000, which was recorded in our balance sheet as Mezzanine Equity, and it ranked senior to our voting common stock on liquidation with a preference of $1.00 per share. Subject to the availability of funds, annual dividends of 8% of the Series C Preferred Stock liquidation preference were payable by us; if not paid the dividends accrued. Prior to conversion on June 18, 2019, at any time after June 28, 2025 and subject to Nebraska law, Xenith could have required us to redeem the Series C Preferred Stock at the liquidation preference (plus accrued dividends) or fair market value, whichever was greater. If the shares were not redeemed for any reason, an interest rate of 12% per year would have begun. The Preferred Stock voted along with the voting common stock as a single class on an “as converted” basis. Also, holders of Preferred Stock voting as a separate Series were entitled to elect five of the Company’s eight members of its Board of Directors. The Preferred Stock had several protections against the Company taking action that would adversely affect the rights of holders of Preferred Stock such as mergers, liquidation, and dilutive stock issuances, among others. On June 18, 2019, the Series C Preferred Stock shares were converted, at Xenith’s election, into 145,709 shares of our voting common stock at approximately $10.29 per share. All accrued dividends were waived.
Also, at closing of the Agreement, Xenith loaned a total of $600,000 to Midwest, repayable upon maturity in 10 years with cash interest of 4% per annum payable quarterly and accrued interest of another 4% per annum payable upon maturity. The loans were made under two notes of $500,000 and $100,000, respectively. Both notes were converted by Xenith into an aggregate 58,284 voting common shares on June 18, 2019.
The Agreement further provided that Xenith, in its sole discretion, could loan up to an additional $23,500,000 to Midwest. Any loans made by Xenith under this election (“Subsequent Loans”) could also to be converted into voting common stock at the price of approximately $10.29 per share. Xenith loaned an additional $18,500,000 in the fourth quarter of 2018 following the amendment of the Midwest Articles of Incorporation to increase its authorized voting common shares. The additional notes were converted, at Xenith’s election, into 1,797,077 shares of voting common stock on June 18, 2019. All interest on the notes through June 18, 2019 was waived for payment and was accounted for as a capital contribution to Midwest.
Substantially all the proceeds from the Loans and Series C Preferred Stock were contributed to our insurance subsidiary, American Life, to be used for general business purposes.
The table below summarizes conversion of the Notes and shares of Series C Preferred Stock into voting common stock and the total outstanding voting common stock as of December 31, 2019:
	As Converted Voting Common Stock
	Number	Percentage
Previous* Company shareholders	45,746	2.2%
Note conversion ($500,000)	48,570	2.4%
Note conversion ($100,000)	9,714	0.5%
Note conversion ($1,000,000)	97,139	4.7%
Note conversion ($17,500,000)	1,699,938	83.1%
Series C Preferred stock conversion	145,709	7.1%
Total shares outstanding as of December 31, 2019	2,046,816	100.0%

*
Prior to note and stock conversions.

Note 4. Assets and Liabilities Held for Sale
On November 30, 2018, American Life entered into an Assumption and Indemnity Reinsurance Agreement (“Reinsurance Agreement”) with Unified Life Insurance Company (“Unified”), a Texas domiciled stock insurance company. The Reinsurance Agreement provides that American Life ceded and Unified agreed to reinsure, on an indemnity reinsurance basis, 100% of the liabilities and obligations under substantially all of American Life’s life, annuity, and health policies (“Policies”). The Agreement closed on

December 10, 2018, as previously disclosed in Midwest’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 12, 2018. The effective date of the Agreement was July 1, 2018.
After the closing of the Reinsurance Agreement, Unified began the process of preparing and delivering certificates of assumption and other materials to policyholders of American Life in order to effect an assumption of the Policies by Unified such that all of American Life’s rights and obligations under the policies arising on and after July 1, 2018 would be completely assumed by Unified without further indemnification or other obligations, except for liabilities, claims and obligations incurred before July 1, 2018. Unified is obligated to indemnify American Life against all liabilities and claims and all of its policy obligations from and after July 1, 2018.
As of September 30, 2020 and December 31, 2019, 89% and 79%, respectively, of the indemnity policies were converted to assumptive policies thereby releasing American Life from its legal obligations related to those policies.
The consideration paid by Unified to American Life under the Reinsurance Agreement upon closing was $3,500,000 (“Ceding Commission”), subject to minor settlement adjustments. At closing, American Life transferred the Statutory Reserves and Liabilities, as defined in the Reinsurance Agreement, directly related to the policies, to Unified.
The Ceding Commission is being amortized on a straight-line basis over the life of the policies. When the policies are converted to assumptive, meaning American Life has no liability exposure for those policies, the remaining Ceding Commission will be recognized in our income statement.
Our balance sheet was required to be restated for all periods shown with the assets and liabilities which were ceded by American Life to Unified into separate line items as assets and liabilities held for sale.
The table below summarizes the assets and liabilities that are included in discontinued operations as of September 30, 2020 and as of December 31, 2019:
	As of September 30, 2020	As of December 31, 2019
Carrying amounts of major classes of assets included as part of discontinued operations:
Policy loans	$35,302	$50,387
Reinsurance recoverables	1,043,985	3,569,849
Premiums receivable	23,490	33,512
Total assets held for sale in the Consolidated Balance Sheet	$1,102,777	$3,653,748
Carrying amounts of major classes of liabilities included as part of discontinued operations:
Benefit reserves	$594,603	$1,403,953
Policy claims	35,302	28,203
Deposit-type contracts	474,943	2,209,195
Advance premiums	593	2,226
Accounts payable and accrued expenses	5,672	3,290
Total liabilities held for sale in the Consolidated Balance Sheets	$1,111,113	$3,646,867

The table below summarizes the assets and liabilities that are included in discontinued operations for the years ended December 31, 2019 and 2018:
	As of December 31, 2019	As of December 31, 2018
Carrying amounts of major classes of assets included as part of discontinued operations:
Policy loans	$50,387	$366,849
Reinsurance recoverables	3,569,849	20,359,326
Premiums receivable	33,512	210,896
Total assets held for sale in the Consolidated Balance Sheet	$3,653,748	$20,937,071
Carrying amounts of major classes of liabilities included as part of discontinued operations:
Benefit reserves	$1,403,953	$9,799,834
Policy claims	28,203	127,666
Deposit-type contracts	2,209,195	11,050,139
Advance premiums	2,226	21,699
Accounts payable and accrued expenses	3,290	53,395
Total liabilities held for sale in the Consolidated Balance Sheets	$3,646,867	$21,052,733
The income statement for 2018 was also required to be restated shown breaking out the net income between continuing operations and discontinued operations.
Year ended December 31,
2018
Major line items constituting pretax loss of discontinued operations:
Premiums	$933,980
Death and other benefits	(421,448)
Interest credited	(192,008)
Increase in benefit reserves	(41,790)
Amortization of deferred acquisition costs	(202,913)
Other operating expenses	(104,105)
Loss on discontinued operations	$(28,284)
There were no items in 2019 or for the nine months ended, September 30, 2020 that were reclassified as discontinued operations.
Note 5. Non-controlling Interest
On April 2, 2019, Midwest entered into a contract to acquire a 51% ownership in 1505 Capital LLC (“1505 Capital”), a Delaware limited liability company. 1505 Capital was organized to provide financial and investment advisory and management services to clients and any related investment, trading, or financial activities. Midwest purchased for $1 its 51% ownership and on June 15, 2020, we purchased the remaining 49% ownership in 1505 Capital for $500,000. Midwest used the equity method of accounting for the purchase of the controlling interest eliminating the non-controlling interest and recording the difference to additional paid in capital.
Midwest had consolidated the 1505 Capital income of $252,113 into its consolidated financials from April 2, 2019, through December 31, 2019. Midwest’s portion of income was $127,636 and the non-controlling interest income was $124,477.

Note 6. Investments
The cost or amortized cost and estimated fair value of investments as of September 30, 2020 and December 31, 2019 are as follows:
	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
September 30, 2020:
Fixed maturities:
U.S. government obligations	$2,007,031	$104,703	$6,712	$2,105,022
Mortgage-backed securities	371,273	7,042	179	378,136
Asset-backed securities	205,589,130	2,235,333	5,382,412	202,442,051
States and political subdivisions – general obligations	237,339	11,409	—	248,748
States and political subdivisions – special revenue	5,629,266	565,843	4,930	6,190,179
Trust preferred	2,218,142	—	55,183	2,162,959
Corporate	36,784,304	1,070,998	839,447	37,015,855
Total fixed maturities	$252,836,485	$3,995,328	$6,288,863	$250,542,950
Mortgage loans on real estate, held for investment	61,464,515	—	—	61,464,515
Derivatives	5,698,117	2,395,084	429,195	7,664,006
Other invested assets	14,808,870	—	—	14,808,870
Notes receivable	5,516,302	—	—	5,516,302
Policy loans	147,309	—	—	147,309
	$340,471,598	$6,390,412	$6,718,058	$340,143,952
December 31, 2019:
Fixed maturities:
U.S. government obligations	2,091,710	7,073	17,559	2,081,224
Mortgage-backed securities	819,678	—	21,070	798,608
Asset-backed securities	95,006,241	646,335	404,752	95,247,824
States and political subdivisions – general obligations	240,494	8,788	—	249,282
States and political subdivisions – special revenue	25,112	179	—	25,291
Corporate	18,493,077	501,022	154,467	18,839,632
Total fixed maturities	116,676,312	1,163,397	597,848	117,241,861
Mortgage loans on real estate, held for investment	13,810,041	—	—	13,810,041
Derivatives	490,831	87,684	3,221	575,294
Investment escrow	3,899,986	—	—	3,899,986
Other invested assets	2,468,947	—	—	2,468,947
Preferred stock	500,000	—	—	500,000
Policy loans	106,014	—	—	106,014
Total fixed maturities	$137,952,131	$1,251,081	$601,069	$138,602,143

The cost or amortized cost and estimated fair value of investments as of December 31, 2018 was as follows:
	Cost or Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
December 31, 2018:
Fixed maturities:
U.S. government obligations	$2,112,816	$247	$117,112	$1,995,951
Mortgage-back securities	1,068,976	—	64,925	1,004,051
States and political subdivisions – general obligations	265,473	—	2,289	263,184
States and political subdivisions – special revenue	25,231	—	58	25,173
Corporate	15,754,345	14	1,658,535	14,095,824
Total fixed maturities	$19,226,841	$261	$1,842,919	$17,384,183
The Company has two securities that individually exceed 10% of the total of the state and political subdivisions categories as of September 30, 2020 and December 31, 2019. The amortized cost, fair value, credit ratings, and description of each security as of September 30, 2020 and December 31, 2019 is as follows:
	Amortized Cost	Estimated Fair Value	Credit Rating
September 30, 2020:
Fixed maturities:
States and political subdivisions – general obligations
Bellingham, Washington	$106,829	$117,759	AA+
Longview, Washington Refunding	130,510	130,989	Aa3
Total	$237,339	$248,748

	Amortized Cost	Estimated Fair Value	Credit Rating
December 31,2019:
Fixed maturities:
States and political subdivisions – general obligations
Bellingham, Washington	$107,709	$115,597	AA+
Longview, Washington Refunding	132,785	133,685	Aa3
Total	$240,494	$249,282

The following table summarizes, for all securities in an unrealized loss position at September 30, 2020 and December 31, 2019, the estimated fair value, pre-tax gross unrealized loss, and number of securities by consecutive months they have been in an unrealized loss position.
	September 30, 2020			December 31, 2019
	Estimated Fair Value	Gross Unrealized Loss	Number of Securities(1)	Estimated Fair Value	Gross Unrealized Loss	Number of Securities(1)
Fixed Maturities:
Less than 12 months:
U.S. government obligations	$35,073	$311	1	$1,518,772	$14,935	9
Asset-backed securities	112,190,271	5,122,847	66	39,114,732	404,752	26
Mortgage-back securities	22,828	179	1	160,010	4,844	4
States and political subdivisions – special revenue	1,168,610	4,930	3	—	—	—
Trust preferred	2,162,960	55,183	1	—	—	—
Corporate	19,005,716	666,972	24	2,800,815	13,618	4
Greater than 12 months:
U.S. government obligations	157,752	6,401	4	353,834	2,624	2
Asset-backed securities	10,592,569	259,565	5	—	—	—
Mortgage-back securities	—	—	—	638,598	16,226	14
Corporate	584,003	172,475	4	2,201,658	140,849	13
Total fixed maturities	$145,919,782	$6,288,863	109	$46,788,419	$597,848	72

(1)
We may reflect a security in more than one aging category based on various purchase dates.

Due to market price decreases in 2020, our securities positions resulted in an unrealized loss as of September 30, 2020. We performed an analysis of the unrealized losses and determined no valuation impairment on our fixed maturities should be recorded because the investments had been in such a position for less than nine months and approximately 80% of them had durations of 10 to 20 years. Management believes that the Company will fully recover its cost basis in these securities and management does not have the intent to sell, nor is it more likely than not that the Company will be required to sell, such securities until they recover or mature. We will continue to monitor the world and U.S. economies and the capital markets throughout the remainder of 2020 to determine if any impairment is required.
The majority of the unrealized losses are related to our collateralized loan obligations (“CLOs”). CLOs are typically illiquid and are intended to be held to maturity. Thus, risk of loss is minimal. The Company has monitored the underlying unrealized losses and believes they pose little chance of loss in the long-term due to the quality of the underlying credits.
See the discussion above under “Comprehensive loss” in Note 1 regarding unrealized losses on investments that are owned by our reinsurers and the corresponding offset carried as a gain in the associated embedded derivative.
The Company purchases and sells equipment leases in its investment portfolio. As of September 30, 2020, the Company owned several leases. An impairment test, as of September 30, 2020, was completed on the only non-performing lease in the portfolio and it was determined that the underlying collateral value was substantially less than the outstanding remaining lease payments of $3.6 million. The Company established a valuation allowance on the asset of $776,973 and will continue to monitor the value the underlying collateral. The valuation allowance was recorded as a bad debt expense; however, this asset is owned by a third party reinsurer. Therefore, the valuation allowance was passed through as a receivable from the reinsurers, offsetting the valuation allowance.
The amortized cost and estimated fair value of fixed maturities at September 30, 2020, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. No securities due in the next year are in an unrealized loss position, further supporting management’s decision not to recognize an other-than-temporary impairment.
	Amortized Cost	Estimated Fair Value
Due in one year or less	$964,295	$1,067,733
Due after one year through five years	21,154,753	21,469,752
Due after five years through ten years	76,161,161	76,055,560
Due after ten years through twenty years	134,902,342	131,788,843
Due after twenty years	19,653,934	20,161,062
	$252,836,485	$250,542,950
The Company is required to hold assets on deposit for the benefit of policyholders in accordance with statutory rules and regulations. At September 30, 2020 and December 31, 2019, these required deposits had a total amortized cost of $3,526,609 and $3,611,292 and fair values of $3,714,594 and $3,612,844, respectively.
The following table summarizes, for all securities in an unrealized loss position at December 31, 2019 and 2018, the estimated fair value, pre-tax gross unrealized loss and number of securities by length of time that those securities have been continuously in an unrealized loss position.
	December 31, 2019			December 31, 2018
	Estimated Fair Value	Gross Unrealized Loss	Number of Securities(1)	Estimated Fair Value	Gross Unrealized Loss	Number of Securities(1)
Fixed Maturities:
Less than 12 months:
U.S. government obligations	$1,518,772	$14,935	9	$7,862	$430	1
Asset-backed securities	39,114,732	404,752	26	—	—	—
Mortgage-back securities	160,010	4,844	4	—	—	—
Corporate	2,800,815	13,618	4	3,351,664	315,617	23
Greater than 12 months:
U.S. government obligations	353,834	2,624	2	1,785,949	116,682	10
Mortgage-back securities	638,598	16,226	14	1,004,052	64,925	19
States and political subdivisions – general obligations	—	—	—	263,183	2,289	2
States and political subdivisions – special revenue	—	—	—	25,173	58	1
Corporate	2,201,658	140,849	13	10,628,745	1,342,918	58
Total fixed maturities	$46,788,419	$597,848	72	$17,066,628	$1,842,919	114

(1)
We may reflect a security in more than one aging category based on various purchase dates.

Based on our review of the securities in an unrealized loss position at December 31, 2019 and 2018, no other-than-temporary impairments were deemed necessary. Management believes that the Company will fully recover its cost basis in the securities held at December 31, 2019, and management does not have the intent to sell nor is it more likely than not that the Company will be required to sell such securities before they recover or mature.
The amortized cost and estimated fair value of fixed maturities at December 31, 2019, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. No securities are due in the next year to further support management’s decision not to recognize an other-than-temporary impairment.
	Amortized Cost	Estimated Fair Value
Due in one year or less	$101,205	$100,958
Due after one year through five years	2,649,457	2,724,011
Due after five years through ten years	21,925,465	22,013,673
Due after ten years through twenty years	84,210,270	84,473,538
Due after twenty years	7,789,915	7,929,681
	$116,676,312	$117,241,861
The Company is required to hold assets on deposit for the benefit of policyholders in accordance with insurance rules and regulations. At December 31, 2019 and 2018, these required deposits had a total amortized cost of $3,611,292 and $2,958,178 and fair values of $3,612,844 and $2,772,809, respectively.
The following table presents a reconciliation of the beginning balance for the mortgage loan investments measured at fair value on a recurring basis using Level 3 inputs at September 30, 2020 and December 31, 2019:
	Carrying Value	Interest Income Accrued	Interest Income Earned
September 30, 2020:
Industrial	$1,250,000	$18,236	$62,743
Commercial mortgage loan – multi-family	58,195,692	1,634,008	2,199,823
Other	2,018,823	221,136	134,631
Total mortgage loans	$61,464,515	$1,873,380	$2,397,197
December 31, 2019:
Industrial	$500,000	$—	$15,889
Commercial mortgage loan – multi-family	11,320,924	116,860	329,684
Other	1,989,117	195,168	7,386
Total mortgage loans	$13,810,041	$312,028	$352,959
American Life has treaties with three third party reinsurers that have funds withheld and modified coinsurance provisions. Under those provisions, the mortgage loans backing the treaties are maintained by American Life as collateral but the assets and total returns or losses on the asset portfolios belong to the third party reinsurers; therefore, the Company derives minimal investment income from these mortgages.
The components of net investment income for the nine months ended September 30, 2020 and 2019 are as follows:
	Nine months ended September 30,
	2020	2019
Fixed maturities	$1,364,414	$342,104
Mortgage loans	80,749	78,466
Other	62,942	6,973
Gross investment income	1,508,105	427,543
Less: investment expense	(230,768)	(96,633)
Investment income, net of expenses	$1,277,337	$330,910

Proceeds for the nine months ended September 30, 2020 and 2019 from sales of investments classified as available-for-sale were $24,050,257 and $2,488,387, respectively. Gross gains of $1,342,283 and $9,006 and gross losses of $76,085 and $22,660 were realized on those sales during the nine months ended September 30, 2020 and 2019, respectively.
The proceeds included those assets associated with the third party reinsurers. The gains and losses were related only to the assets retained by American Life.
The components of net investment income for the years ended December 31, 2019 and 2018 are as follows:
	Year Ended December 31,
	2019	2018
Fixed maturities	$292,453	$789,949
Other	38,397	44,614
Gross investment income	330,850	834,563
Less investment expenses	(210,269)	(318,675)
Investment (loss) income, net of expenses	$120,581	$515,888
Proceeds for the years ended December 31, 2019 and 2018 from sales of investments classified as available-for-sale were $5,752,910 and $10,043,118 respectively. Gross gains of $268,848 and $27,972 and gross losses of $30,885 and $367,792 were realized on sales and the realized losses on sales during the year ended December 31, 2019 and 2018, respectively.
Note 7. Derivative Instruments
The Company entered into derivative instruments to hedge fixed indexed annuity products that guarantee the return of principal to the policyholders and credit interest based on a percentage of the gain in a specified market index. To hedge against adverse changes in equity indices, the Company entered into contracts to buy equity indexed options. However, these derivatives are not designated as hedge under GAAP. The Company did not have any asset derivatives or embedded derivatives in policyholder contracts as of December 31, 2018.
As indicated in Notes 1, 6 and 10, American Life has treaties with four reinsurance companies, three third party and one related party, that have funds withheld and modified coinsurance provisions. Under these provisions with third party reinsurers, the assets backing the treaties are maintained by American Life as collateral and are carried on the balance sheet for American Life, but the assets are owned by the third party reinsurer; thus, the total return on the asset portfolio belongs to the third party reinsurers. Under GAAP this is considered an embedded derivative but is not designated as a hedge.
The following is a summary of the asset derivatives not designated as hedges and embedded derivatives in our FIA product as of September 30, 2020 and December 31, 2019:
		September 30, 2020			December 31, 2019
Derivatives Not Designated as Hedging Instruments	Location in the Consolidated Statement of Balance Sheets	Notional Amount	Number of Contracts	Estimated Fair Value	Notional Amount	Number of Contracts	Estimated Fair Value
Equity-indexed options	Derivatives	$166,197,790	177	$7,664,006	$9,698,863	24	$575,294
Equity-indexed embedded derivative	Deposit-type contracts	204,289,800	1,418	6,359,657	10,720,324	108	576,634
Due to significant price decreases in the capital markets, our securities positions resulted in a substantial unrealized loss at September 30, 2020, reported in accumulated other comprehensive loss on the balance sheet. The embedded derivative related to the asset portfolio belonging to the third party reinsurers offset these unrealized losses by recording a realized gain in other comprehensive income.

The following table summarizes the impact of those embedded derivatives related to the funds withheld provision where the total return on the asset portfolio belongs to the third party reinsurers:
	September 30, 2020
Reinsurance Portfolio	Book Value of Assets	Market Value of Assets	Total Return Swap Value
Ironbound	$100,442,130	$96,516,241	$3,925,889
SDA	21,072,864	20,495,383	577,481
US Alliance	36,801,442	36,616,705	184,737
SRC2	23,624,061	23,942,606	(318,545)
Total	$181,940,497	$177,570,935	$4,369,562
The total return swap value was recorded as an increase in our amounts recoverable from reinsurers of $4,369,562 on our balance sheet and a realized gain of $4,369,562 on our income statement.
Note 8. Fair Values of Financial Instruments
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. We use valuation techniques that are consistent with the market approach, the income approach, and/or the cost approach. Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. In that regard, accounting standards establish a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:
•
Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

•
Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•
Level 3: Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

A review of fair value hierarchy classifications is conducted on a quarterly basis. Changes in the valuation inputs, or their ability to be observed, may result in a reclassification for certain financial assets or liabilities. Reclassifications impacting Level 3 of the fair value hierarchy are reported as transfers in/out of the Level 3 category as of the beginning of the period in which the reclassifications occur.
A description of the valuation methodologies used for assets measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below.
Level 1 measurements
Cash:   The carrying value of cash and cash equivalents and short-term investments approximate the fair value because of the short maturity of the instruments.
Level 2 measurements
Fixed maturities:   Fixed maturities are recorded at fair value on a recurring basis utilizing a third-party pricing source. The valuations are reviewed and validated quarterly through random testing by comparisons to separate pricing models or other third-party pricing services. For the period ended September 30, 2020 and year ended December 31, 2019, there were no material changes to the valuation methods or assumptions used to determine fair values, and no broker or third-party prices were changed from the values received.

Derivatives:   Derivatives are reported at fair market value utilizing a third-party pricing source.
Investment escrow:   The Company held in escrow as of December 31, 2019, cash that was used to settle a mortgage loan that did not close until January 2020.
Notes receivable:   The Company held in notes receivable as of September 30, 2020, a note of $5,516,302 between American Life and a third party that was rated by a NRSRO. This note is being carried at the fair market value.
Embedded derivative for equity-indexed contracts:   The Company has embedded derivatives in our policyholder contracts. These embedded derivatives are being carried at the fair market value as of September 30, 2020.
Level 3 measurements
Mortgage loans on real estate, held for investment:   Mortgage loans are carried at their unpaid principal value as that is considered the fair market values for these loans.
Other invested assets:   The Company purchases and sells equipment leases in its investment portfolio. As of September 30, 2020, the Company owned several leases. An impairment test, as of September 30, 2020, was completed on the only non-performing lease in the portfolio and it was determined that the underlying collateral value was substantially less than the outstanding remaining lease payments of $3.6 million. The Company established a valuation allowance on the asset of $776,973 and will continue to monitor the value the underlying collateral. The valuation allowance was recorded as a bad debt expense; however, this asset is owned by a third party reinsurer. Therefore, the valuation allowance was passed through as a receivable from the reinsurers, offsetting the valuation allowance.
Preferred stock:   Preferred stock of a non-affiliated company was purchased for $500,000 during the third quarter of 2019. An impairment analysis of the preferred stock was performed as of September 30, 2020, due to a change in valuation of an invested asset held by the non-affiliated company. The investment asset had collateral supporting the investment that was less than the book value of the asset; therefore, the Company established a full valuation allowance of $500,000. This was recorded as a reduction of the asset on the balance sheet and a bad debt expense in the Consolidated Statements of Comprehensive (Loss) Income.
Policy loans:   Policy loans are stated at unpaid principal balances. As these loans are fully collateralized by the cash surrender value of the underlying insurance policies, the carrying value of the policy loans approximates their fair value.
Deposit-type contracts:   The fair value for direct and assumed liabilities under deposit-type insurance contracts (accumulation annuities) is calculated using a discounted cash flow approach. Cash flows are projected using actuarial assumptions and discounted to the valuation date using risk-free rates adjusted for credit risk and nonperformance risk of the liabilities. The fair values for insurance contracts other than deposit-type contracts are not required to be disclosed.

The following table presents the Company’s fair value hierarchy for those financial instruments measured at fair value on a recurring basis as of September 30, 2020 and December 31, 2019.
	Quoted In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Estimated Fair Value
September 30, 2020
Financial assets
Fixed maturities:
U.S. government obligations	$—	$2,105,022	$—	$2,105,022
Mortgage-backed securities	—	378,136	—	378,136
Asset-backed securities	—	202,442,051	—	202,442,051
States and political subdivisions – general obligations	—	248,748	—	248,748
States and political subdivisions – special revenue	—	6,190,179	—	6,190,179
Trust preferred	—	2,162,959	—	2,162,959
Corporate	—	37,015,855	—	37,015,855
Total fixed maturities	—	250,542,950	—	250,542,950
Mortgage loans on real estate, held for investment	—	—	61,464,515	61,464,515
Derivatives	—	7,664,006	—	7,664,006
Other invested assets	—	—	14,808,870	14,808,870
Notes receivable	—	5,516,302	—	5,516,302
Policy loans	—	—	147,309	147,309
Total Investments	$—	$263,723,258	$76,420,694	$340,143,952
Financial liabilities
Embedded derivative for equity-indexed contracts	$—	$6,359,657	$—	6,359,657
December 31, 2019
Fixed maturities:
U.S. government obligations	—	2,081,224	—	2,081,224
Mortgage-backed securities	—	798,608	—	798,608
Asset-backed securities	—	95,247,824	—	95,247,824
States and political subdivisions – general obligations	—	249,282	—	249,282
States and political subdivisions – special revenue	—	25,291	—	25,291
Corporate	—	18,839,632	—	18,839,632
Total fixed maturities	—	117,241,861	—	117,241,861
Mortgage loans on real estate, held for investment	—	—	13,810,041	13,810,041
Derivatives	—	575,294	—	575,294
Investment escrow	—	3,899,986	—	3,899,986
Other invested assets	—	—	2,468,947	2,468,947
Preferred stock	—	—	500,000	500,000
Policy loans	—	—	106,014
Total Investments	$—	$121,717,141	$16,885,002	$138,496,129
Financial liabilities
Embedded derivative for equity-indexed contracts	$—	$576,634	$—	576,634

There were no transfers of financial instruments between any levels during the nine months ended September 30, 2020 or during the year ended December 31, 2019.
The following table presents the Company’s fair value hierarchy for those financial instruments measured at fair value on a recurring basis as of December 31, 2019 and 2018.
	Quoted In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Estimated Fair Value
December 31, 2019
Financial assets
Fixed maturities:
U.S. government obligations	$—	$2,081,224	$—	$2,081,224
Mortgage-backed securities	—	798,608	—	798,608
Asset-backed securities	—	95,247,824	—	95,247,824
States and political subdivisions – general obligations	—	249,282	—	249,282
States and political subdivisions – special revenue	—	25,291	—	25,291
Corporate	—	18,839,632	—	18,839,632
Total fixed maturities	—	117,241,861	—	117,241,861
Mortgage loans on real estate, held for investment	—	—	13,810,041	13,810,041
Derivatives	—	575,294	—	575,294
Investment escrow	—	3,899,986	—	3,899,986
Other invested assets	—	—	2,468,947	2,468,947
Preferred stock	—	—	500,000	500,000
Total Investments	$—	$121,717,141	$16,778,988	$138,496,129
Financial liabilities
Embedded derivative for equity-indexed contracts	$—	$576,634	$—	576,634
December 31, 2018
Fixed maturities:
U.S. government obligations	$—	$1,995,951	$—	$1,995,951
Mortgage-back securities	—	1,004,051	—	1,004,051
States and political subdivisions – general obligations	—	263,184	—	263,184
States and political subdivisions – special revenue	—	25,173	—	25,173
Corporate	—	14,095,824	—	14,095,824
Total fixed maturities	$—	$17,384,183	$—	$17,384,183
There were no transfers of financial instruments between Level 1, Level 2, and Level 3 during the years ended December 31, 2019 or 2018.
Accounting standards require disclosure of the fair value of financial assets and financial liabilities, including those financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring basis are discussed above. There were no financial assets or financial liabilities measured at fair value on a non-recurring basis.
The following disclosure contains the carrying values, estimated fair values and their corresponding placement in the fair value hierarchy for financial assets and financial liabilities as of September 30, 2020 and December 31, 2019, respectively:
	September 30, 2020
		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value
Assets:
Policy loans	$147,309	$—	$—	$147,309	$147,309
Cash	136,431,785	136,431,785	—	—	136,431,785
Liabilities:
Policyholder deposits (Deposit-type contracts)	455,429,384	—	—	455,429,384	455,429,384
	December 31, 2019
		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value
Assets:
Policy loans	$106,014	$—	$—	$106,014	$106,014
Cash	43,716,205	43,716,205	—	—	43,716,205
Liabilities:
Policyholder deposits (Deposit-type contracts)	171,168,785	—	—	171,168,785	171,168,785

The following tables present a reconciliation of the beginning balance for all investments measured at fair value on a recurring basis using level three inputs during the six months ended September 30, 2020.
	Beginning Balance As of December 31, 2019	Additions	Sales	Valuation Allowance	Realized Gain	Ending Balance As of September 30, 2020
Assets:
Policy loans	$106,014	$41,295	$—	$—	$—	$147,309
Mortgage loans on real estate,
held for investment	13,810,041	56,402,943	8,918,066	—	169,597	61,464,515
Other invested assets	2,468,947	26,787,844	13,670,948	(776,973)	—	14,808,870
Preferred stock	500,000	—	—	(500,000)	—	—
Total Investments	$16,885,002	$83,232,082	$22,589,014	$(1,276,973)	$169,597	$76,420,694
The following disclosure contains the carrying values, estimated fair values and their corresponding placement in the fair value hierarchy, for financial assets and financial liabilities as of December 31, 2019 and 2018, respectively:
	December 31, 2019
		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value
Assets:
Policy loans	$106,014	$—	$—	$106,014	$106,014
Cash	43,716,205	43,716,205	—	—	43,716,205
Liabilities:
Policyholder deposits (Deposit-type contracts)	171,168,785	—	—	171,168,785	171,168,785
	December 31, 2018
		Fair Value Measurements Using
	Carrying Amount	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Fair Value
Assets:
Policy loans	$43,843	$—	$—	$43,843	$43,843
Cash	2,832,567	2,832,567	—	—	2,832,567
Liabilities:
Policyholder deposits (Deposit-type contracts)	7,234,927	—	—	7,234,927	7,234,927
Notes payable	18,938,705	—	—	18,938,705	18,938,705

The following table presents a reconciliation of the beginning balance for all investments measured at fair value on a recurring basis using level three inputs during the years ended December 31, 2019 and 2018.
	Beginning Balance As of December 31, 2018	Additions	Sales	Total gains Included in Income	Ending Balance As of December 31, 2019
Assets
Policy loans	$43,843	$62,171	$—	$—	$106,014
Mortgage loans on real estate, held for investment	—	15,036,179	1,226,138	—	13,810,041
Other invested assets	—	17,287,325	14,849,555	31,177	2,468,947
Preferred stock	—	500,000	—	—	500,000
Total Investments	$43,843	$32,885,675	$16,075,693	$31,177	$16,885,002
Note 9. Income Tax Matters
Significant components of the Company’s deferred tax assets and liabilities as of September 30, 2020, December 31, 2019 and December 31, 2018 are as follows:
	September 30, 2020	December 31, 2019	December 31, 2018
Deferred tax assets:
Loss carryforwards	$623,258	$436,777	1,429,458
Capitalized costs	186,253	221,918	269,472
Stock option granted	4,566	4,566	—
Unrealized losses on investments	475,720	—	390,349
Policy acquisition costs	750,034	1,468,030	—
Charitable contribution carryforward	1,020	1,020	—
Property and equipment	29,896	15,508	—
Benefit reserves	3,263,165	848,643	192,858
Total deferred tax assets	5,333,912	2,996,462	2,282,137
Less valuation allowance	(4,631,718)	(2,618,741)	(1,928,454)
Total deferred tax assets, net of valuation allowance	702,194	377,721	353,683
Deferred tax liabilities:
Unrealized losses on investments	314,738	116,088	—
Due premiums	81,789	81,789	117,144
Intangible assets	147,000	147,000	147,000
Policy loans	158,667	32,844	86,246
Property and equipment	—	—	3,294
Total deferred tax liabilities	702,194	377,721	353,683
Net deferred tax assets	$—	$—	—
At September 30, 2020, December 31, 2019 and December 31, 2018, the Company recorded a valuation allowance of $4,631,718, $2,618,741 and $1,928,454, respectively, on the deferred tax assets to reduce the total to an amount that management believes will ultimately be realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income.

There was income tax expense of $2,145,110 and $114,642 for the nine months ended September 30, 2020 and September 30, 2019. This differed from the amounts computed by applying the statutory U.S. federal income tax rate of 21% to pretax income, as a result of the following:
	Nine months ended September 30,
	2020	2019
Computed expected income tax benefit	$339,987	$(813,759)
Increase (reduction) in income taxes resulting from:
State tax, net of federal benefit	151,680	—
Meals, entertainment and political contributions	4,101	3,858
Change in valuation allowance	1,421,169	746,468
COD Interest	—	177,563
Other	228,173	512
Subtotal of increases	1,805,123	928,401
Tax expense (benefit)	$2,145,110	$114,642
Section 382 of the Internal Revenue Code limits the utilization of U.S. net operating loss (“NOL”) carryforwards following a change of control, which occurred on June 28, 2018. As of September 30, 2020, the deferred tax assets included the expected tax benefit attributable to federal NOLs of $2,967,895. The federal NOLs generated prior to June 28, 2018 which are subject to Section 382 limitation can be carried forward. If not utilized, the NOLs of $890,636 prior to 2017 will expire through the year of 2032, and the NOLs generated from June 28, 2018 to September 30, 2020 do not expire and will carry forward indefinitely, but their utilization in any carry forward year is limited to 80% of taxable income in that year.
Loss carry forwards for tax purposes as of September 30, 2020, have expiration dates that range from 2024 through 2039.
There was income tax expense of $234,180 for the year ended December 31, 2019, and no income tax expense for the year ended December 31, 2018. This differed from the amounts computed by applying the statutory U.S. federal income tax rate of 21% to pretax income, as a result of the following:
	Year ended December 31,
	2019	2018
Computed expected income tax benefit	$(1,154,890)	$(1,063,749)
Increase (reduction) in income taxes resulting from:
Meals, entertainment and political contributions	6,170	8,402
Change in loss carryforward due to 382 limitation	—	5,595,636
COD Interest	177,563	—
Other	8,613	39,143
Subtotal of increases	192,346	5,643,181
Tax benefit before valuation allowance	(962,544)	4,579,432
Change in valuation allowance	1,196,724	(4,579,432)
Net income tax expenses	$234,180	$—
Section 382 of the Internal Revenue Code limits the utilization of U.S. net operating loss (“NOL”) carryforwards following a change of control, which occurred on June 28, 2018. As of December 31, 2019, the deferred tax assets included the expected tax benefit attributable to federal NOLs of $2,079,888. The federal NOLs generated prior to June 28, 2018 which are subject to Section 382 limitation can be carried forward. If not utilized, the NOLs of $798,236 prior to 2017 will expire through the year of 2032, and the NOLs generated from June 28, 2018 to December 31, 2019 do not expire and will carry forward indefinitely, but their utilization in any carry forward year is limited to 80% of taxable income in that year. The Company believes that it is more likely than not that the benefit from federal NOL carryforwards will not be realized;

thus, we have recorded a full valuation allowance of $436,777 on the deferred tax assets related to these federal NOL carryforwards.
Loss carry forwards for tax purposes as of December 31, 2019, have expiration dates that range from 2024 through 2039.
Note 10. Reinsurance
A summary of significant reinsurance amounts affecting the accompanying consolidated financial statements as of September 30, 2020 and December 31, 2019 and for the nine months ended September 30, 2020 and 2019 as follows:
	September 30, 2020	December 31, 2019
Balance sheets:
Benefit and claim reserves ceded	$42,091,115	$30,579,524
	Nine months ended September 30,
	2020	2019
Statements of comprehensive (loss) income:
Premiums ceded	$677,702	$702,450
Benefits ceded	99,466	167,895
Commissions ceded	7,595	8,146
A summary of significant reinsurance amounts affecting the accompanying consolidated financial statements as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, is as follows (excluding Unified):
	December 31, 2019	December 31, 2018
Balance sheets:
Benefit and claim reserves ceded	$30,579,524	$23,100,644
	Year ended December 31,
	2019	2018
Statements of comprehensive income:
Premiums assumed	$—	$10,268
Premiums ceded	996,711	848,374
Benefits assumed	—	92,792
Benefits ceded	201,823	141,896
Commissions assumed	—	18
Commissions ceded	10,445	54,346

The following table provides a summary of the significant reinsurance balances recoverable on paid and unpaid policy claims by third party reinsurers except for a reinsurance with Unified as it was accounted for as discontinued operations as of September 30, 2020:
Reinsurer	AM Best Rating	Recoverable on Paid Losses	Recoverable on Unpaid Losses	Recoverable on Benefit Reserves/Deposit- type Contracts	Ceded Due Premiums	Total Amount Recoverable from Reinsurer
Ironbound Reinsurance Company Limited	NR	$—	$—	$4,141,644	$—	$4,141,644
Optimum Re Insurance Company	A	—	—	524,701	—	524,701
Sagicor Life Insurance Company	A-	—	89,179	11,200,888	286,028	11,004,042
SDA Annuity & Life Re	NR	—	—	4,094,584	—	4,094,584
SRC2 (Seneca Re protected cell)	NR			5,108,908		5,108,908
US Alliance Life and Security Company	NR	—	—	17,281,555	64,319	17,217,236
		$—	$89,179	$42,352,280	$350,347	$42,091,115
Due to the market price decreases in 2020, certain assets that were carried on our balance sheet have resulted in approximately $2.3 million of unrealized losses as of September 30, 2020. As discussed in “Note. 1. Nature of Operations and Basis of Presentation – Comprehensive loss,” American Life has treaties with several third party reinsurers that have funds withheld and modified coinsurance provisions. Under those provisions, the assets backing the treaties are maintained by American Life as collateral but the assets and total returns or losses on the asset portfolios belong to the third party reinsurers. Under GAAP this arrangement is considered an embedded derivative as discussed in Note 7. As a result of the market volatility, the assets had unrealized losses of approximately $4.4 million as of September 30, 2020. The terms of the contracts with the third party reinsurers provide that unrealized losses on the portfolios accrue to the third party reinsurers. Accordingly, the unrealized losses on the assets held by American Life were offset by a gain in the embedded derivative of $4.4 million. We account for this loss pass through by recording equivalent realized gains on our income statement.
Effective July 25, 2019, American Life entered into a Funds Withheld Coinsurance and Modified Coinsurance Agreement (“FW/Modco Ironbound Agreement”) with Ironbound Reinsurance Company Limited, an unaffiliated reinsurance company organized under the laws of Barbados (“Ironbound”). Under the FW/Modco Ironbound Agreement, American Life ceded to Ironbound, on a funds withheld coinsurance and modified coinsurance basis, an initial 95% quota share of certain liabilities with respect to its MYGA business. Starting on March 1, 2020, the quota share dropped to 30% and then again on March 11, 2020 the quota share dropped to 0%. American Life has established two accounts to hold the assets for the FW/Modco Ironbound Agreement, a Funds Withheld Account and a Modco Deposit Account.
In addition, a trust account was established on June 30, 2019 among American Life, Ironbound and Wells Fargo Bank, National Association for the sole benefit of American Life to fund the Funds Withheld Account and the Modco Deposit Account for any shortage in required reserves.
The initial settlement included net premium income of $45,005,536 (gross premiums of $46,568,321 minus gross commissions paid of $1,562,786) and net statutory reserves of $44.904,704. The initial settlement for the Funds Withheld Account was $24,928,934 and for the Modco Deposit Account was $16,619,289 and the reserves required was $26,944,622 and $17,963,081, respectively. The amount owed by Ironbound to the Funds Withheld Account and the Modco Deposit Account from the trust account was $2,015,688 and $1,343,792, respectively which was funded at the closing of the Ironbound transaction.
Effective November 7, 2019, American Life entered into a Funds Withheld Coinsurance and Modified Coinsurance Agreement (“FW/Modco SDA Agreement”) with SDA Annuity & Life Re (“SDA”), a Cayman Islands-domiciled reinsurance company. Under the FW/Modco SDA Agreement, American Life cedes to SDA, on a funds withheld coinsurance and modified coinsurance basis, 5% quota share of certain liabilities with respect to its multi-year guaranteed annuity MYGA business and an initial 95% quota share of certain liabilities with respect to its fixed indexed annuity FIA through December 31, 2019 and thirty 30% through September 30, 2020. American Life has established two accounts to hold the assets for the FW/Modco Agreement, a Funds Withheld Account and a Modco Deposit Account.
In addition, a trust account was established on November 7, 2019 among American Life, SDA and Wells Fargo Bank, National Association for the sole benefit of American Life to fund the SDA Funds Withheld Account and the SDA Modco deposit account for any shortage in required reserves.
The initial settlement included net premium income of $3,970,509 and net statutory reserves of $3,986,411. The initial settlement for the funds withheld account was $2,256,802 and for the Modified coinsurance deposit was $1,504,535 and the reserves required was $2,391,847 and $1,594,564, respectively. The amount owed to the funds withheld account and the Modified coinsurance deposit account from the trust account was $135,044 and $90,029, respectively which was funded at the closing of the SDA transaction. Effective August 25, 2020, the quota share was reduced to 0% for both MYGA and FIA products.
Effective April 15, 2020, American Life entered into a Funds Withheld and Funds Paid Coinsurance Agreement (“US Alliance Agreement”) between American Life and US Alliance Life and Security Company, a Kansas reinsurance company (“US Alliance”). Under the US Alliance Agreement, American Life will cede to US Alliance, on a funds withheld and funds paid coinsurance basis, an initial 49% quota share of certain liabilities with respect to American Life’s FIA business effective January 1, 2020 through March 31, 2020. Effective from March 1, 2020 through March 10, 2020, American Life will cede a 45.5% quota share of certain liabilities with respect to its MYGA business to US Alliance. Effective March 11, 2020 through March 31, 2020, on a funds withheld and funds paid coinsurance basis, the quota share will increase to 66.5% of certain liabilities with respect to its MYGA business. Effective April 1, 2020, the FIA quota share was reduced to 40% and the MYGA quota share was reduced to 25%. American Life has established a US Alliance Funds Withheld Account to hold the assets for the US Alliance Agreement.
In addition, a trust account was established among American Life, US Alliance and Capitol Federal Savings Bank, for the sole benefit of American Life to fund the Funds Withheld Account for any shortage in required reserves.
The initial settlement included net premium income of $13,542,325 and net statutory reserves of $14,706,862. The initial settlement for the Funds Withheld Account was $12,729,785 and to the trust account was $812,539 from American Life and $5,000,000 from US Alliance.
In early 2020, Midwest formed Seneca Re, a wholly owned subsidiary, to operate as a sponsored captive insurance company for the purpose of insuring and reinsuring various types of risks of its participants through one or more special purpose entities, or “protected cells’’ and to conduct any other business or activity that is permitted for sponsored captive insurance companies under Vermont insurance regulations. Seneca Re closed its first Protected Cell 2020-01 (“SRC1”) during May of 2020. Effective July 1, 2020 the FIA policies were increased form 5% to 30%. SRC1 is consolidated in the Company’s financial statements.
Effective April 24, 2020, American life entered into a Master Letter Agreement with Seneca Re and Crestline regarding a flow of annuity reinsurance and related asset management, whereby Crestline agreed to provide reinsurance funding for a quota share percentage of 25% of the liabilities of American Life arising from the MYGA and a quota share percentage of 40% of the FIA products. This agreement expires on April 24, 2023.
On July 23, 2020, the Nebraska Department of Insurance (“NDOI”) approved the Funds Withheld Coinsurance andModified Coinsurance Agreement with Seneca Incorporated Cell, LLC 2020-02 (“SRC2”) of Seneca Re. The agreement closed on July 27, 2020. Under the agreement, American Life ceded to SRC2, on a Funds Withheld and Modified Coinsurance basis, an initial 25% quota share of certain liabilities with respect to American Life’s MYGA business and 40% quota share of certain liabilities with respect to American Life’s FIA business effective April 24,2020. American Life has established a SRC2 Funds Withheld Account and a Modified Coinsurance Account to hold the assets pursuant to the agreement. The NDOI approved the inclusion of the SRC2 coinsurance in American Life’s September 30, 2020 statutory financial statements.

The following table provides a summary of the significant reinsurance balances recoverable on paid and unpaid policy claims by reinsurer except for Unified as it is accounted for as discontinued operations as of December 31, 2019:
Reinsurer	AM Best Rating	Recoverable on Paid Losses	Recoverable on Unpaid Losses	Recoverable on Benefit Reserves/Deposit- type Contracts	Ceded Due Premiums	Total Amount Recoverable from Reinsurer
Ironbound Reinsurance Company Limited	NR	$—	$—	$4,213,699	$—	$4,213,699
Optimum Re Insurance Company	A	—	—	489,770	—	489,770
Sagicor Life Insurance Company	A-	—	130,538	11,347,962	270,273	11,208,227
SDA Annuity & Life Re	NR	—	—	2,506,911	—	2,506,911
US Alliance Life and Security Company	NR	—	23,000	12,207,079	69,162	12,160,917
		$—	$153,538	$30,765,421	$339,435	$30,579,524
Effective November 7, 2019, American Life entered into a Funds Withheld Coinsurance and Modified Coinsurance Agreement (“FW/Modco SDA Agreement”) with SDA Annuity & Life Re (“SDA”), an unaffiliated reinsurance company a Cayman Islands-domiciled reinsurance company. In a modified coinsurance arrangement (“Modco”), the ceding entity retains the assets equal to the modified coinsurance reserves retained. In a funds withheld coinsurance agreement (“FW”), assets that would normally be paid over to a reinsurer are withheld by the ceding company to permit statutory credit for unauthorized reinsurance, to reduce the potential credit risk. Under the FW/Modco SDA Agreement, American Life ceded to SDA, on a funds withheld coinsurance and modified coinsurance basis, the remaining (5%) quota share of certain liabilities with respect to its multi-year guaranteed annuity (“MYGA”) business and an initial ninety-five (95%) quota share of certain liabilities with respect to its fixed indexed annuity (“FIA”) through December 31, 2019 and thirty (30%) thereafter. American Life has established two accounts to hold the assets for the FW/Modco Agreement, a Funds Withheld Account and a Modco Deposit Account.
In addition, a trust account was established on November 7, 2019 among American Life, SDA and Wells Fargo Bank, National Association for the sole benefit of American Life to fund the SDA Funds Withheld Account and the SDA Modco Deposit Account for any shortage in required reserves.
The initial settlement included net premium income of $3,970,509 and net statutory reserves of $3,986,411. The initial settlement for the Funds Withheld Account was $2,256,802 and for the Modco Deposit Account was $1,504,535 and the reserves required was $2,391,847 and $1,594,564, respectively. The amount owed to the Funds Withheld Account and the Modco Deposit Account from the trust account was $135,044 and $90,029, respectively which was funded at the closing of the Ironbound transaction. American Life earned a ceding commission of $996,701 and commission and administrative allowances of $1,734,184 as of December 31, 2019. The commission and administrative allowances of $1,734,184 first reduced costs that would have been deferred acquisitions costs incurred and the remainder of the allowances were classified as deferred ceding commissions along with the $996,701 ceding commission earned.
Effective July 25, 2019, American Life entered into a Funds Withheld Coinsurance and Modified Coinsurance Agreement (“FW/Modco Agreement”) with Ironbound Reinsurance Company Limited, an unaffiliated reinsurance company organized under the laws of Barbados (“Ironbound”). In a modified coinsurance arrangement, the ceding entity retains the assets equal to the modified coinsurance reserves retained. In a funds withheld coinsurance agreement, assets that would normally be paid over to a reinsurer are withheld by the ceding company to permit statutory credit for unauthorized reinsurance, to reduce the potential credit risk. Under the FW/Modco Agreement, American Life will cede to Ironbound, on a funds withheld coinsurance and modified coinsurance basis, an initial ninety-five (95%) quota share of certain liabilities with respect to its MYGA business. American Life has established two accounts to hold the assets for the FW/Modco Agreement, a Funds Withheld Account and a Modco Deposit Account.

In addition, a trust account was established on June 30, 2019 among American Life, Ironbound and Wells Fargo Bank, National Association for the sole benefit of American Life to fund the Funds Withheld Account and the Modco Deposit Account for any shortage in required reserves.
The initial settlement included net premium income of $45,005,536 (gross premiums of $46,568,321 minus gross commissions paid of $1,562,786) and net statutory reserves of $44,904,704. The initial settlement for the Funds Withheld Account was $24,928,934 and for the Modco Deposit Account was $16,619,289 and the reserves required was $26,944,622 and $17,963,081, respectively. The amount owed to the Funds Withheld Account and the Modco Deposit Account from the trust account was $2,015,688 and $1,343,792, respectively which was funded at the closing of the Ironbound transaction. American Life earned a ceding commission of $4,843,120 and commission and administrative allowances of $4,734,926 as of December 31, 2019. The commission and administrative allowances of $4,734,926 first reduced costs that would have been deferred acquisitions costs incurred and the remainder of the allowances were classified as deferred ceding commissions along with the $4,843,120 ceding commission earned.
Effective July 1, 2018, American Life entered into an assumptive and indemnity coinsurance transaction with Unified to transfer 100% of the risk related to the remaining legacy block of business, see Note 4 above for further discussion. We transferred $19,311,616 of GAAP net adjusted reserves as of July 1, 2018 to Unified for cash of $14,320,817, which was net of a ceding allowance of $3,500,000 plus the accrued interest on the transaction from July 1, 2018 until it closed on December 10, 2018. Unified assumed certain responsibilities for incurred claims, surrenders and commission from the effective date.
The ceding commission of $3,500,000 was recorded net of the difference between statutory and GAAP net adjusted reserves, the elimination of DAC of $1,890,013, VOBA of $338,536, and the remaining deferred profit from our legacy business of $26,896. The remaining $3,069,690 was reflected as a deferred gain and will be recognized into income over the expected duration of the legacy blocks of business. As of December 31, 2019, Unified had converted 79% of the indemnity coinsurance to assumptive coinsurance. American Life had amortization income for the year ended December 31, 2019 of $2,410,054 as a result of the assumption of 79% of the indemnity policies. The ending deferred ceding commission at December 31, 2019 was $582,894.
American Life and Security National Life Insurance (“SNL”) reached an agreement to commutate the assumed block of life business effective July 31, 2018. American Life recorded a GAAP loss of $154,780 due to the difference between the GAAP and statutory reserves and the write-off of the remaining VOBA. Net adjusted reserves transferred back to SNL totaled $2,543,898 on a GAAP basis.
At December 31, 2019 and 2018, total benefit reserves, policy claims, deposit-type contracts, and due premiums ceded by American Life to Sagicor were $11,208,227 and $11,494,161, respectively. At December 31, 2019 and 2018, total benefit reserves, policy claims, deposit-type contracts, and due premiums ceded by American Life to US Alliance were $12,160,917 and $11,149,888, respectively. American Life remains contingently liable on the ceded reinsurance should Sagicor or US Alliance be unable to meet their respective obligations. At December 31, 2019, total deposit-type contract ceded by American Life to Ironbound and SDA were $4,213,699 and $2,506,991, respectively.
The table below shows those ceding commissions and allowances received from the above reinsurers. The new business was not ceded to these reinsurers until the third and fourth quarters of 2019; therefore, there is no comparable data in the first half of 2019.
		Nine months ended September 30,
		2020
Reinsurer	Effective Date of Transaction	Ceding Commission Paid	Expense Allowances Paid(1)
Ironbound Reinsurance Company Limited	July 2019	$688,110	$690,169
SDA Annuity & Life Re	November 2019	1,356,473	2,605,014
US Alliance Life and Security Company(2)	April 2020	2,279,511	4,016,556
SRC2	July 2020	3,837,996	7,247,966
		$8,162,090	$14,559,705

(1)
Includes: acquisition and administrative expenses, commission expense allowance and product development fees.

(2)
US Alliance Life and Security Company funds withheld and funds paid treaty

Under GAAP, ceding commissions are deferred on the balance sheet and are amortized over the period of the policyholder contracts. The tables below shows the ceding commissions from the reinsurers including SRC1 and what was earned on a GAAP basis:
	Nine months ended September 30,
	2020
Reinsurer	Gross Ceding Commission	Expense Allowances(1)	Interest on Ceding Commissions	Earned Ceding Commission
Ironbound Reinsurance Company Limited	$688,110	$690,169	$165,607	$316,889
SDA Annuity & Life Re	1,356,473	2,605,014	47,461	43,856
US Alliance Life and Security Company(2)	2,279,511	4,016,556	23,171	74,466
SRC2	3,837,996	7,247,966	13,251	54,838
	$8,162,090	$14,559,705	$249,490	$490,049

(1)
Includes: acquisition and administrative expenses, commission expense allowance and product development fees.

(2)
US Alliance Life and Security Company funds withheld and funds paid treaty

The tables below shows the ceding commissions deferred on each reinsurance transaction on a GAAP basis:
		September 30, 2020	December 31, 2019
Reinsurer	Effective Date of Transaction	Deferred Ceding Commission	Deferred Ceding Commission
US Alliance Life and Security Company(1)	September 2017	$822,393	$858,675
Unified Life Insurance Company(1)	July 2018	287,189	582,894
Ironbound Reinsurance Company Limited(2)	July 2019	5,739,427	5,060,359
SDA Annuity & Life Re(2)	November 2019	2,071,427	1,076,267
US Alliance Life and Security Company(3)	April 2020	2,508,421	—
SRC2	July 2020	4,310,407	—
		$15,739,264	$7,578,195

(1)
These reinsurance transactions on our legacy business received gross ceding commissions on the effective dates of the transaction. The difference between the statutory net adjusted reserves and the GAAP adjusted reserves plus the elimination of DAC and value of business acquired (“VOBA”) related to these businesses reduces the gross ceding commission with the remaining deferred and amortized over the lifetime of the blocks of business.

(2)
These reinsurance transactions include the ceding commissions and expense allowances which are accounted for as described in (1).

(3)
US Alliance Life and Security Company funds withheld and funds paid treaty.

The use of reinsurance does not relieve American Life of its primary liability to pay the full amount of the insurance benefit in the event of the failure of a reinsurer to honor its contractual obligation for all blocks of business except what is included in the Unified transaction. The reinsurance agreement with Unified discharges American Life’s responsibilities once all the policies have changed from indemnity to assumptive reinsurance. No reinsurer of business ceded by American Life has failed to pay policy claims (individually or in the aggregate) with respect to our ceded business.
American Life monitors several factors that it considers relevant to satisfy itself as to the ongoing ability of a reinsurer to meet all obligations of the reinsurance agreements. These factors include the credit rating of the reinsurer, the financial strength of the reinsurer, significant changes or events of the reinsurer, and any other relevant factors. If American Life believes that any reinsurer would not be able to satisfy its obligations with American Life, separate contingency reserves may be established. At September 30, 2020 and December 31, 2019, no contingency reserves were established.
American Life expects to reinsure substantially all of its new insurance policies with a variety of reinsurers in exchange for upfront ceding commissions, expense reimbursements and administrative fees. American Life may retain some business with the intent to reinsure some or all at a future date.
Note 11. Notes Payable
On June 28, 2018, we underwent a change in control as a result of the closing of a Loan, Convertible Preferred Stock and Convertible Senior Secured Note Purchase Agreement dated May 9, 2018 (the “Agreement”) with a non-affiliated third party, Xenith. Vespoint LLC, a Delaware limited liability company (“Vespoint”), owns 100% of the voting stock of Xenith. Vespoint is owned and managed by AMS Advisors LLC, a Delaware limited liability company, and Rendezvous Capital LLC, a New York limited liability company. Each of these companies is a private investment company; they are controlled by Michael Minnich and A. Michael Salem, who are Co-Chief Executive Officers of Vespoint and Executive Officers of Midwest and American Life.
At closing of the Agreement with Xenith, it loaned a total of $600,000 to Midwest, repayable upon maturity in 10 years with interest of 8% per annum with 4% payable quarterly and another 4% accrued and payable upon maturity. The loans were made under two notes of $500,000 and $100,000, respectively. The Agreement further provided that Xenith, in its sole discretion, could loan up to an additional $23,500,000 to Midwest. Any loans made by Xenith under this election (“Subsequent Loans”) could also to be converted into Midwest’s voting common stock at $10.29 per share. Xenith contributed an additional $18,500,000 in the fourth quarter of 2018 following the amendment of the Midwest Articles of Incorporation to increase its authorized voting common shares. All loans were later converted into Midwest voting common stock on June 18, 2019. Any additional borrowing capacity was terminated by written mutual consent in April 2020.
The Company had total accrued interest of $845,536 on the Xenith notes through June 18, 2019. All interest on the notes from inception through June 18, 2019 was waived by Xenith. The accrued interest was accounted for as an additional capital contribution. The legal fees of $161,000 associated with the Xenith transaction were capitalized and subsequently written off when the notes were converted.
The following table sets forth information regarding loans made to us by Xenith and the number of shares of voting common stock each loan was converted into on June 18, 2019:
Date of Loan	Loan Principal Amount	Shares of Common Stock into which Loans Were Converted
June 28, 2018	$500,000	48,570
June 28, 2018	100,000	9,714
October 10, 2018	1,000,000	97,139
December 7, 2018	17,500,000	1,699,938
Total	$19,100,000	1,855,361
As of September 30, 2020 and December 31, 2019, Midwest had no notes outstanding to Xenith.
Note 12. Long-Term Incentive Plan
On June 11, 2019, our Board of Directors (the “Board”) approved the Midwest Holding Inc. Long-Term Incentive Plan. The purposes of this Long-Term Incentive Plan (“LTIP”) is to create incentives which are designed to motivate participants to put forth maximum effort toward the success and growth of the Company and to enable the Company to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to the Company’s success. Toward these objectives, this Plan provides for the grant of Options, Restricted Stock Awards, Restricted Stock Units, SARs, Performance Units, Performance Bonuses, Stock Awards and Other Incentive Awards to Eligible Employees and the grant of Nonqualified Stock Options, Restricted Stock Awards, Restricted Stock Units, SARs, Performance Units, Stock Awards and Other Incentive Awards to Consultants and Eligible Directors, subject to the conditions set forth in this Plan. All awards are required to be established, approved, and/or granted by our Board.
On July 19, 2019, the Company granted stock options for 17,900 shares that are exercisable during a ten-year period after the date of grant at a price of $25.00 per share with one-third exercisable after July 17, 2021 and two-thirds exercisable after July 17, 2023. The fair market value of the shares was approximately $8.00 a share at grant date.
The Company’s management team considered the stock options as compensation. Using the Black-Scholes Model we determined the consideration should be $143,200. The factors we used to determine the consideration were the following: the weighted average fair market value at grant date of $8.00 a share, exercise price of $25.00 a share, time to maturity of 10 years, annual risk-free interest rate of 1.84% based upon the 10 year U.S. Treasury rate at grant date, and a 200% volatility based on the change in price of the stock between the decision and grant date, the amount of shares and the closely held nature of the stock before the grant.
On July 21, 2020, the Company granted additional stock options for 26,300 shares voting common stock. The Company’s management team considered the stock options as compensation. Using the Black-Scholes Model we determined the consideration should be $333,500. The factors we used to determine the consideration were the following: the weighted average fair market value at grant date of $14.50 a share, exercise price of $25.00 a share, time to maturity of 10 years, annual risk-free interest rate of .55% based upon the 10 year U.S. Treasury rate at grant date, and a 60% volatility based on the valuation that was completed for this stock grant.
On September 13, 2020, the Company granted additional stock options for 6,667 to a new employee with an exercise price of $25.00 a share.
For the nine months ending September 30, 2020 and year ended December 31, 2019, we amortized the consideration, from the three stock option grants above, over the two and four year vesting tranches for an expense and additional paid in capital of $54,827 and 21,745, respectively. On May 1, 2020, 200 stock options became vested by two Board members resigning from the Board.
As of the nine months ended September 30, 2020, the outstanding non-vested stock was 47,317 with 3,350 being forfeited.
Table below show the remaining non-vested shares as of September 30, 2020:
	2020 Stock Options Outstanding	2019 Stock Options Outstanding
Non-vested at December 31, 2019	17,900	17,900
Granted	32,967	—
Forfeited	(3,350)	—
Vested	(200)
Non-vested at September 30, 2020	47,317	17,900
Note 13. Deposit-Type Contracts
The Company’s deposit-type contracts represent the contract value that has accrued to the benefit of policyholders as of the balance sheet date. Liabilities for these deposit-type contracts are included without reduction for potential surrender charges. This liability is equal to the accumulated account deposits, plus interest credited, and less policyholder withdrawals.
The following table provides information about deposit-type contracts for the nine months ended September 30, 2020 and the year ended December 31, 2019:
	September 30, 2020	December 31, 2019
Beginning balance	$171,168,785	$7,234,927
US Alliance	547,193	657,986
Deposits received	279,537,157	161,392,700
Investment earnings (includes embedded derivative)	5,910,237	2,043,762
Withdrawals	(1,718,288)	(160,590)
Contract changes	(15,700)	—
Ending balance	$455,429,384	$171,168,785
The following table provides information about deposit-type contracts for the years ended December 31, 2019 and 2018:
	Year ended December 31,
	2019	2018
Beginning balance	$7,234,927	$8,314,297
US Alliance	657,986	804,187
Commutation of assumption agreement	—	(1,881,411)
Ironbound Reinsurance Company Limited	1,839,551	—
SDA Annuity & Life Re (includes MVA adjustment and embedded derivative)	194,940	—
Deposits received	161,392,700	650
Investment earnings (includes MVA adjustment and embedded derivative)	9,271	47,936
Withdrawals	(160,590)	(50,732)
Ending balance	$171,168,785	$7,234,927
Under the terms of American Life’s coinsurance agreement with a third party, American Life assumed certain deposit-type contract obligations. The deposits, withdrawals and interest credited in the table above represents the activity from the third party through July 31, 2018.
Note 14. Commitments and Contingencies
Legal Proceedings:   We are involved in litigation incidental to our operations from time to time. We are not presently a party to any legal proceedings other than litigation arising in the ordinary course of our business, and we are not aware of any claims that could materially affect our financial position or results of operations.
Regulatory Matters:   State regulatory bodies and other regulatory bodies regularly make inquiries and conduct examinations or investigations concerning the Company’s compliance with laws in relation to, but not limited to, insurance and securities matters. American Life received a Certificate of Authority to conduct business in Iowa during the first quarter of 2019. American Life received a Certificate of Authority to conduct business during 2020 from each of the following states and the District of Columbia: Utah, Montana, Louisiana and Ohio. American Life has pending applications six additional states that are expected to be approved by the end of 2020. The Nebraska Department of Insurance (“NDOI”) granted American Life approval to enter into the Funds Withheld Coinsurance and Modified Coinsurance Agreement with Ironbound prior to closing of the agreement in July 2019. The NDOI granted American Life approval to enter into the Funds Withheld Coinsurance and Modified Coinsurance Agreement with SDA prior to closing of the agreement in December 2019. The NDOI granted American Life approval to enter into the Funds Withheld and Funds Paid Coinsurance Agreement with US Alliance Agreement prior to closing of the agreement on April 15, 2020. The NDOI granted American Life approval to enter into the Funds Withheld and Modified Coinsurance Agreement with Seneca Re through SRC1 prior to closing of the agreement on May 13, 2020. The NDOI granted American Life approval to enter into the FW and Modco Agreement with Seneca Re through SRC2 prior to closing of the agreement on July 23, 2020.
Note 15. Leases
Our operating lease activities consist of leases for office space and equipment. Our finance lease activities consist of leases for hardware which we owned effective September 30, 2020. None of our lease agreements include variable lease payments. See the discussion of our January 1, 2019 implementation of a new accounting standard for leases and its impact on our Consolidated Financial Statements in Note 2. New Accounting Standards.
Supplemental balance sheet information as of September 30, 2020 and December 31, 2019 regarding our leases is as follows:
Leases	Classification	As of September 30, 2020	As of December 31, 2019
Assets
Noncurrent:
Finance	Office and other equipment, net of accumulated depreciation and amortization	$—	$2,913
Operating	Operating lease right-of-use assets	378,682	470,132
Total leased assets		$378,682	$473,045
Liabilities
Current:
Finance lease	Finance lease liabilities	$—	$1,860
Noncurrent:
Operating lease	Operating lease liabilities	428,851	524,248
Total leased liabilities		$428,851	$526,108
Our operating and finance leases expenses for the nine months ended September 30, 2020 and 2019, were as follows:
		Nine months ended September 30,
Leases	Classification	2020	2019
Operating	General and administrative expense	$6,654	$10,453
Finance lease cost:
	Amortization expense	2,913	8,739
	Interest expense	111	333
Minimum contractual obligations for our operating leases at September 30, 2020, are as follows:
Operating Leases
2020 (excluding nine months ended September 30,2020)	$40,345
2021	164,081
2022	156,608
2023	161,674
2024	13,508
Total remaining lease payments	$536,216

Supplemental cash flow information related to leases was as follows:
	Nine months ended September 30,
	2020	2019
Cash payments
Operating cash flows from operating leases	$(1,035)	$(148)
Operating cash flows from finance leases	4,657	2,328
Financing cash flows from finance leases	(111)	(333)
The weighted average remaining lease terms and discount rate of our finance and operating leases was as follows:
	As of September 30, 2020	As of December 31, 2019
Weighted Average Remaining Lease Term
Finance lease	—	3 months
Operating lease	1.7 years	2.5 years
Weighted Average Discount Rate
Finance lease	0%	6%
Operating lease	8%	8%
Supplemental balance sheet information for our leases for the years ended December 31, 2019 and 2018, are as follows:
Leases	Classification	As of December 31, 2019	As of December 31, 2018
Assets
Noncurrent:
Finance	Office and other equipment, net of accumulated depreciation and amortization	$2,913	$14,564
Operating	Operating lease right-of-use assets	470,132	592,065
Total leased assets		$473,045	$606,629
Liabilities
Current:
Finance lease	Finance lease liabilities	$1,860	$9,299
Noncurrent:
Operating lease	Operating lease liabilities	524,248	646,519
Total leased liabilities		$526,108	$655,818
The difference between assets and liabilities includes a $5,266 adjust to the finance lease and a $54,454 adjustment to an operating lease, both at the beginning of the period as part of the ASC 842 implementation adjustment discussed in Note 2. New Accounting Standards.
Our operating and finance leases expenses for the years ended December 31, 2019 and 2018, are as follows:

		Year ended December 31,
Leases	Classification	2019	2018
Operating	General and administrative expense	$13,797	$16,810
Finance lease cost:
	Amortization expense	11,651	4,481
	Interest expense	444	444
Minimum contractual obligations for our leases as of December 31, 2019 are as follows:
	Operating Leases	Finance Lease
2020 (excluding year ended December 31, 2019)	$160,958	$2,133
2021	164,081	—
2022	156,608	—
2023	161,674	—
2024	13,508	—
Total remaining lease payments	$656,829	$2,133
Supplemental cash flow information related to leases was as follows:
	Year ended December 31,
	2019	2018
Cash payments
Operating cash flows from operating leases	$(337)	$4,306
Operating cash flows from finance leases	4,657	(2,514)
Financing cash flows from finance leases	(444)	(444)
The weighted average remaining lease terms of our finance and operating leases were six months and approximately two and a half years, respectively as of December 31, 2019. As of December 31, 2018, the weighted average remaining lease terms of our finance and operating leases were fifteen months and three and a half years, respectively. The weighted average discount rates used to determine the lease liabilities for finance leases was 6% and operating leases was 8% as of December 31, 2019 and 2018, respectively. The discount rate used for finance leases was based on the rates implicit in the leases. The discount rate used for operating leases was based on our incremental borrowing rate.
Note 16. Statutory Net Income and Surplus
American Life is required to prepare statutory financial statements in accordance with statutory accounting practices prescribed or permitted by the NDOI. Statutory practices primarily differ from GAAP by charging policy acquisition costs to expense as incurred, establishing future policy benefit liabilities using different actuarial assumptions as well as valuing investments and certain assets and accounting for deferred taxes on a different basis. As filed in the statutory-basis annual statement with the NDOI, American Life’s statutory net gains (losses) for the nine months ended September 30, 2020 and 2019 were $4,541,349 and $(149,247), respectively. Capital and surplus of American Life as of September 30, 2020 and December 31, 2019 was $27,350,123 and $19,507,325, respectively. The net gain was primarily due to the ceding commission and reserve adjustments earned on the Ironbound, SDA, US Alliance, SRC1 and SRC2 reinsurance transactions; offset by continuing expenses incurred to provide services on new software and related technology to distribute products through national marketing organizations. For the nine months ended September 30, 2020, the MYGA and FIA sales were $86,502,950 and $193,034,208 compared to the $79,500,172 of MYGA sales for the nine months ended September 30, 2019. As filed in the statutory-basis annual statement with the NDOI, American Life’s statutory net gains (losses) for the year ended December 31, 2019 and 2018 were $1,843,725 and $(4,283,351), respectively. Capital and surplus of American Life as of December 31, 2019 and 2018 was $20,033,157 and $20,979,285, respectively. The net gain was primarily due to the ceding commission and reserve adjustments earned on the Ironbound and SDA reinsurance transactions; offset by continuing expenses incurred to provide services on the new software and related technology to distribute products through national marketing organizations. The MYGA sales began late in January 2019 with $145,747,737 of face amount of MYGA policies and $15,616,831 of face amount of FIA policies issued during 2019. An additional $9,568,290 of MYGA and $2,571,687 of FIA sales was pending as of December 31, 2019.
State insurance laws require American Life to maintain certain minimum capital and surplus amounts on a statutory basis. Our insurance subsidiary is subject to regulations that restrict the payment of dividends from statutory surplus and may require prior approval from its domiciliary insurance regulatory authorities. American Life is also subject to risk-based capital (“RBC”) requirements that may further affect its ability to pay dividends. American Life’s statutory capital and surplus as September 30, 2020, December 31, 2019 and December 31, 2018, exceeded the amount of statutory capital and surplus necessary to satisfy regulatory requirements, including the RBC requirements.
As of September 30, 2020, American Life had an invested asset that was impaired as a result of the fair market of the underlying collateral was valued less that the book value. This was non-admitted for statutory accounting. This asset was held in our modified coinsurance account for Ironbound so it was passed through the third party reinsurer through a reduction of the investment income earned by the third party reinsurer.
As of September 30, 2020, December 31, 2019 and December 31, 2018, American Life did not hold any participating policyholder contracts where dividends were required to be paid.
Note 17. Surplus Notes
Our surplus notes of $300,000 and $250,000 matured on August 1, 2016 and September 1, 2016, respectively. The Company retired the notes in full, including accrued interest, through the transfer of condominiums in Hawaii owned by American Life in December 2018. The book value of the surplus notes, including interest, was $876,400. The book value of the condominiums in Hawaii was $493,648. We recognized a gain of $382,752 on the settlement of the surplus notes in 2019.
Note 18. Third Party Administration
The Company commenced its third party administrative (“TPA”) services in 2012 as an additional revenue source. These services are offered to non-affiliated entities. These agreements, for various levels of administrative services on behalf of each company, generate fee income for the Company. Services provided vary based on their needs and can include some or all aspects of back-office accounting and policy administration. TPA fee income associated with the administering of the Unified transactions from July 1, 2018 through December 31, 2018 was $90,796 and fees earned for other TPA administration during the year ended December 31, 2019 and 2018 were $48,300 and $89,240, respectively. The TPA contracts were not a significant source of revenue as of September 30, 2020.
Note 19. Subsequent Events
The NDOI approved on November 4, 2020, an additional capital contribution of $4.5 million from Midwest to SRC1.
We continue to closely monitor developments related to the coronavirus (COVID-19) pandemic to assess any potential adverse impact on our business. Due to the evolving and highly uncertain nature of this event, it currently is not possible provide a longer-term estimate of potential insurance or reinsurance exposure or the indirect effects the pandemic may have on our results of operations, financial condition or liquidity., Management implemented the Company's business continuity plan in early March 2020 and operated through July 2020 with the majority of employees working remotely. Operations continued as normal despite a sharp increase in sales during the period. We continue to monitor the Centers for Disease Control and Prevention and Nebraska guidelines regarding employee safety.

Note 20. Reverse Stock Split
On August 10, 2020, Midwest filed Articles of Amendment of Amended and Restated Articles of Incorporation (“Amendment”) that changed the total number of shares that the Company is authorized to issue to 22,000,000 shares of common stock, of which 20,000,000 were designated as voting common stock with a par value of $0.001 per share and 2,000,000 designated as non-voting common stock with a par value of $0.001 per share. The Amendment also provides for 2,000,000 shares of preferred stock with a par value of $0.001 per share. The Amendment provided that upon effectiveness, each 500 shares of voting common stock either issued or outstanding would be converted into one share of voting common stock through a reverse stock split. Fractional shares were not issued in connection with the reverse stock split but were paid out in cash. The Company paid approximately $175,000 for those fractional shares and is now holding treasury stock represented by that amount. Outstanding shares as of September 30, 2020 and 2019 were 2,718,967 and 2,042,670, respectively, and for December 31, 2019 and 2018 were 2,042,670 and 41,601 shares, respectively. The effective date, August 27, 2020, for the reverse stock split was retrospectively applied to these financial statements.

           Shares
Voting Common Stock

PROSPECTUS

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.
Other Expenses of Issuance and Distribution.

The following statement sets forth the amounts of expenses in connection with the offering of the securities of Midwest Holding Inc. pursuant to this registration statement, all of which shall be borne by the registrant.
Amount*
Securities and Exchange Commission Registration Fee	$5,455
FINRA Filing Fee	8,000*
Printing and Engraving Expenses	50,000*
Accounting Fees and Expenses	75,000*
Legal Fees and Expenses	250,000*
Miscellaneous	25,000*
Total	$413,455*

*
Estimated amounts of expenses.

Item 14.
Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer or director in defending such action, provided that the officer or director undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.
A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided by the DGCL is not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any corporation’s bylaws, agreement, vote or otherwise.
The registrant’s bylaws provide that the registrant will indemnify any person made or threatened to be made a party to any action or proceeding by reason of the fact that he, is or was a director or officer, and any director or officer who served any other company in any capacity at the registrant’s request, to the fullest extent permitted by Section 145 of the DGCL.
The form of Underwriting Agreement included as an exhibit to this registration statement provides for indemnification by the underwriter of the registrant and its officers and directors against certain liabilities.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the registrant’s directors, officers and controlling persons under the provisions discussed above or otherwise, the

Part II-1

registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Item 15.
Recent Sales of Unregistered Securities.

All of the share numbers below have been adjusted for the 500 for one reverse split effective August 27, 2020.
I. On June 28, 2018, the registrant underwent a change in control as a result of the closing of a Loan, Convertible Preferred Stock and Convertible Senior Secured Note Purchase Agreement dated May 9, 2018 (the “Agreement”) with a non-affiliated third-party, Xenith Holdings LLC.
At the closing of the Agreement, the registrant issued 1,500,000 shares of newly created Series C Convertible Preferred Stock (“Series C Preferred Stock”) to Xenith for $1,500,000, which was ranked senior to its voting common stock on liquidation with a preference of $1.00 per share. On June 18, 2019, all of the Series C Preferred Stock shares were converted, at Xenith’s election, into 145,709 shares of the registrant’s restricted voting common stock at approximately $10.29 per share.
Also, at closing of the Agreement, Xenith loaned a total of $600,000 to the registrant, repayable upon maturity in 10 years. The loan was converted by Xenith into an aggregate of 58,284 of the registrant’s restricted voting common shares on June 18, 2019 also at $10.29 per share.
The underwriter was not involved in either of the issuances described above. The issuances were made in reliance on the exemption from registration under the Securities Act, as amended, provided under Section 4(a)(2) thereof as transactions not involving a public offering.
II. On April 24, 2020, the registrant entered into a Securities Purchase Agreement (the “Agreement”) with Xenith, Vespoint and Crestline. Pursuant to the Agreement, Crestline purchased 444,444 shares of the registrant’s restricted voting common stock, par value $0.001 per share at a purchase price of $22.50 per share for $10.0 million. Also on April 24, 2020, in a separate transaction, the registrant sold 231,655 shares of voting common stock to various investors at $22.50 per share for $5.227 million.
The voting common stock issued to Crestline under the Agreement was offered and sold by the Company to Crestline in reliance on the exemption from registration under the Securities Act by virtue of Section 4(a)(2) thereof as a transaction not involving a public offering and Regulation D adopted under the Act as a transaction with an accredited investor. Crestline acknowledged the restricted nature of the shares and appropriate restrictions on transfer of the shares in accordance with federal and state securities laws were lodged with the registrant’s registrar and transfer agent.
Concurrent with the Crestline transaction, the registrant completed and closed on a private placement of 231,655 shares of its voting common stock to 38 accredited investors at $22.50 per share for an aggregate of approximately $5.227 million. These securities were sold pursuant to an exemption from registration under the Securities Act by virtue of Section 4(a)(2) thereof and Rule 506 thereunder because the offer and sale of securities by the Company did not involve a public offering based upon the following factors: (i) a limited number of securities were issued to a limited number of offerees with whom the registrant had preexisting business relationships; (ii) there was no public or general solicitation in connection with any offers or sales of the securities; (iii) each offeree was an “accredited investor” as such term is defined by Rule 501(a) under the Securities Act; and (iv) the investment intent of the purchasers. Each purchaser acknowledged the restricted nature of its purchased shares and appropriate restrictions on transfer of the shares in accordance with federal and state securities laws were lodged with the registrant’s registrar and transfer agent.
All share amounts have been adjusted to reflect a 500 for one reverse split effective August 27, 2020.
The underwriter was not involved in any of the transactions described in this Section II.
III. Since July 2019, we have granted to our directors, executive officers and certain key employees options to purchase 50,867 shares of our voting common stock with per share exercise price of $25.00 per share under our 2019 Long-Term Incentive Plan and options to purchase 216,696 shares of our voting common stock under our 2020 Long-Term Incentive Plan. None of the options are currently exercisable.

Part II-2

The option grants were deemed to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. The recipients of such securities were our directors, executive officers and 34 key employees. The options are non-transferable. Each of the recipients of options has adequate access, through his or her employment or member of our board of directors, to information about us.
Item 16.
Exhibits and Financial Statement Schedules.

See the Exhibit Index immediately following the signature page for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.
Item 17.
Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2) For the purpose of determining any liability under the Securities Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Part II-3

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, State of New York, on November 18, 2020.
MIDWEST HOLDING INC.
By:
/s/ A. Michael Salem

A. Michael Salem
Co-Chief Executive Officer
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment no. 1 to registration statement has been signed by the following persons in the capacities indicated as of November 18, 2020.
Signature	Title
/s/ Michael Minnich Michael Minnich	Co-Chief Executive Officer and Director
/s/ A. Michael Salem A. Michael Salem	Co-Chief Executive Officer and Director
/s/ Debra K. Havranek Debra K. Havranek	Vice President, Treasurer, Principal Financial and Accounting Officer
* Douglas Bratton	Director
* Firman Leung	Director
* John T. Hompe	Director
* Sachin Goel	Director
* Jack Theeler	Director
*By: /s/ A. Michael Salem A. Michael Salem Attorney-in-Fact

EXHIBITS
TO REGISTRATION STATEMENT
ON
FORM S-1
MIDWEST HOLDING INC.

EXHIBIT INDEX
Exhibit No.	Description
1.1***	Form of Underwriting Agreement between Midwest Holding Inc. and the underwriter named therein.
3.1	Certificate of Incorporation dated August 17, 2020 (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed August 21, 2020.)
3.2	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K filed November 18, 2020.)
3.3	American Life & Security Corp. State of Nebraska Department of Insurance Amended Certificate of Authority, issued August 3, 2011. (Incorporated by reference to Exhibit 3.4 to the Company’s Amendment No. 2 to Form 10 Registration Statement, filed March 20, 2012.)
3.4	Plan of Domestication (as filed with the Nebraska Secretary of State) (Incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K, filed on August 21, 2020.)
3.5	Articles of Charter Surrender (as filed with the Nebraska Secretary of State) (Incorporated by reference to Exhibit 3.3 to the Company’s Form 8-K, filed on August 21, 2020.)
3.6	Certificate of Conversion (as filed with the Delaware Secretary of State) (Incorporated by reference to Exhibit 3.4 to the Company’s Form 8-K, filed on August 21, 2020.)
4.1**	Specimen Stock Certificate evidencing the shares of voting common stock
5.1***	Opinion of Jones & Keller, P.C.
10.1	Coinsurance Agreement — American Life & Security Corporation and US Alliance Life and Security Company dated September 30, 2017 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed October 6, 2017.)
10.2	Consulting and Advisory Agreement, dated September 1, 2009, by and between Midwest Holding Inc. and Bison Capital Corp. (f/K Corporate Development Inc.). (Incorporated by reference to Exhibit 10.3 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)
10.3	Automatic Reinsurance Agreement, dated August 1, 2009, by and between American Life & Security Corp. and Optimum Re Insurance Company. (Incorporated by reference to Exhibit 10.6 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)
10.4	Amendment Number One to Automatic Reinsurance Agreement, dated August 1, 2009, by and between American Life & Security Corp. and Optimum Re Insurance Company. (Incorporated by reference to Exhibit 10.7 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)
10.5	Amendment Number Two to Automatic Reinsurance Agreement, dated August 1, 2009, by and between American Life & Security Corp. and Optimum Re Insurance Company. (Incorporated by reference to Exhibit 10.8 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)
10.6	Bulk Reinsurance Agreement, dated September 1, 2009, by and between American Life & Security Corp. and Optimum Re Insurance Company. (Incorporated by reference to Exhibit 10.9 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)
10.7	Amendment to all Reinsurance Agreements, dated August 4, 2011, by and between American Life & Security Corp. and Optimum Re Insurance Company. (Incorporated by reference to Exhibit 10.10 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)

Exhibit No.	Description
10.8	Automatic Reinsurance Agreement, dated August 1, 2009, by and between American Life & Security Corp. and Investors Heritage Life Insurance Company. (Incorporated by reference to Exhibit 10.11 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)
10.9	Reinsurance Agreement, dated January 1, 2010, by and between American Life and Security National Life Insurance Company. (Incorporated by reference to Exhibit 10.12 to the Company’s Form 10 Registration Statement, filed December 12, 2011.)
10.10	Master Reinsurance Agreement, dated December 20, 1999, by and between Old Reliance Insurance Company and American Founders Life Insurance Company. (Incorporated by reference to Exhibit 10.13 to the Company’s Amendment No. 1 to Form 10 Registration Statement, filed February 3, 2012.)
10.11	Amendment Number One to Master Reinsurance Agreement, dated December 20, 1999, by and between Old Reliance Insurance Company and American Founders Life Insurance Company. (Incorporated by reference to Exhibit 10.14 to the Company’s Amendment No. 1 to Form 10 Registration Statement, filed February 3, 2012.)
10.12	Reinsurance Agreement Number One, dated December 31, 1999, by and between Old Reliance Insurance Company and American Founders Life Insurance Company. (Incorporated by reference to Exhibit 10.15 to the Company’s Amendment No. 1 to Form 10 Registration Statement, filed February 3, 2012.)
10.13	Amendment Number One to Reinsurance Agreement Number One, dated December 31, 1999, by and between Old Reliance Insurance Company and American Founders Life Insurance Company. (Incorporated by reference to Exhibit 10.16 to the Company’s Amendment No. 1 to Form 10 Registration Statement, filed February 3, 2012.)
10.14	Master Reinsurance Agreement, dated April 1, 2000, by and between Old Reliance Insurance Company and American Founders Life Insurance Company. (Incorporated by reference to Exhibit 10.17 to the Company’s Amendment No. 1 to Form 10 Registration Statement, filed February 3, 2012.)
10.15	Loan, Convertible Preferred Stock and Convertible Senior Secured Note Purchase Agreement between Midwest Holding Inc. and Xenith Holdings LLC dated May 9, 2018. (Incorporated by reference to Exhibit 10.18 to the Company’s Current Report on Form 8-K, filed May 14, 2018.)
10.16	Amended and Restated Employment Agreement among Mark A. Oliver, Midwest Holding, Inc. and American Life and Security Corp. dated June 28, 2018. (Incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K, filed July 3, 2018.)
10.17	Assumption and Indemnity Reinsurance Agreement — American Life & Security Corporation and Unified Life Insurance Company dated November 30, 2018 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed December 6, 2018.)
10.18	Midwest Holding Inc. 2019 Long-Term Incentive Plan dated June 11, 2019 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed June 17, 2019.)

Exhibit No.	Description
10.19	Funds Withheld Coinsurance and Modified Coinsurance Agreement between Ironbound Reinsurance Company Limited and American Life & Security Corp dated July 31, 2019 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on August 8, 2019.)
10.20	Funds Withheld and Funds Paid Coinsurance Agreement (MYGA and FIA Business) between US Alliance Life and Security Company and American Life & Security Corp., effective as of January 1, 2020 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on April 21, 2020.)
10.21	Securities Purchase Agreement dated April 24, 2020 by and among Midwest Holding Inc., Xenith Holdings LLC, Vespoint LLC and Crestline Assurance Holdings LLC (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on April 24, 2020.)
10.22	Indemnification Agreement dated April 24, 2020 by and between Midwest Holding Inc. and Douglas K. Bratton (Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on April 24, 2020.)
10.23	Stockholders Agreement dated April 24, 2020 between and among Midwest Holding Inc., Crestline Assurance Holdings LLC, Xenith Holdings LLC, Vespoint LLC, Michael Minnich and A. Michael Salem (Incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed on April 24, 2020.)
10.24	Loan Termination Agreement, dated April 24, 2020, by and between Midwest Holding Inc. and Xenith Holdings LLC (Incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K, filed on April 24, 2020.)
10.25	Funds Withheld and Modified Coinsurance Agreement between SDA Annuity & Life Re and American Life & Security Corp. effective as of September 30, 2019 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q, filed on May 14, 2020.)
10.26	Unit Purchase Agreement by and among the Company, Aurora Financial Services, a Delaware corporation (the “Seller”) and 1505 Capital LLC, a Delaware limited liability company (“1505 Capital”) effective as of June 12, 2020 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on June 17, 2020.)
10.27	Employment Agreement made and entered into, effective as of the 1st day of January, 2020, by and between Richard Vecchiolla and Midwest Holding Inc., a Nebraska corporation (Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on June 17, 2020.)
10.28	Master Letter Agreement among American Life & Security Corp., Seneca Reinsurance Company, LLC and Crestline Management, L.P. effective as of April 24, 2020 and Appendices (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on August 3, 2020.)
10.29	Employment Agreement made and entered into on November 16, 2020 by and between Michael Minnich and Midwest Holding Inc. (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, filed on November 18, 2020.)
10.30	Employment Agreement made and entered into on November 16, 2020 by and between A. Michael Salem and Midwest Holding Inc. (Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, filed on November 18, 2020.)
10.31	2020 Long-Term Incentive Plan dated as of November 16, 2020 (Incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, filed on November 18, 2020.)

Exhibit No.	Description
14.1	Code of Ethics (Incorporated by reference to Exhibit 14.1 to the Company’s Form 10-K, filed April 2, 2012.)
21.1**	List of Subsidiaries.
23.1*	Consent of Mazars USA LLP
23.2*	Consent of RSM US LLP
23.3***	Consent of Jones & Keller, P.C. is included in the opinion of Jones & Keller, P.C. filed as Exhibit 5.1.
24**	Power of Attorney (see Signature Page following page II-3 to the original filing of this registration statement on Form S-1 filed on November 3, 2020.)
101.INS*	XBRL Instance Document
101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

*
Filed herewith.

**
Filed with the original filing of this registration statement on November 3, 2020.

***
To be filed by amendment.